EXHIBIT 10.1

CREDIT AGREEMENT
among
AMERICAN COMMERCIAL LINES LLC,
JEFFBOAT LLC,
ACL TRANSPORTATION SERVICES LLC,
and
THE LENDERS NAMED HEREIN
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Security Trustee, Lead Arranger, L/C Issuer, Swing Line Lender and
Sole Bookrunner,
BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agents,
and
FORTIS CAPITAL CORP.
and
LASALLE BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents
Dated as of April 27, 2007

-i-

TABLE OF CONTENTS
(continued)

-ii-

TABLE OF CONTENTS
(continued)

-iii-

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT, dated as of April 27, 2007, is entered into by and among: (1) AMERICAN COMMERCIAL LINES LLC, a Delaware limited liability company (“ACL”), JEFFBOAT LLC, a Delaware limited liability company (“Jeffboat”), and ACL TRANSPORTATION SERVICES LLC, a Delaware limited liability company (formerly known as Louisiana Dock Company LLC) (“ACLTS”; and together with ACL and Jeffboat, each a “Borrower” and collectively, the “Borrowers”); (2) each of the financial institutions party to this Agreement from time to time (each a “Lender” and collectively, the “Lenders”); (3) WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”)), as security trustee (in such capacity, the “Security Trustee”), as lead arranger (in such capacity, the “Lead Arranger”), as sole bookrunner, as L/C Issuer and as Swing Line Lender; (4) BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, N.A., as co-syndication agents (in such capacity, the “Co-Syndication Agents”) and (5) FORTIS CAPITAL CORP. and LASALLE BANK NATIONAL ASSOCIATION, as co-documentation agents (in such capacity, the “Co-Documentation Agents”).
RECITALS
     A. The Borrowers have requested that the Lenders provide the credit facility set forth in this Agreement to the Borrowers.
     B. The Lenders are willing to provide such credit facility upon the terms and subject to the conditions set forth herein.
AGREEMENT
     NOW, THEREFORE, in consideration of the above Recitals and the mutual covenants herein contained, the parties hereto hereby agree as follows:
ARTICLE I. INTERPRETATION.
     1.01. Definitions. Unless otherwise indicated in this Agreement or any other Credit Document, each term set forth below, when used in this Agreement or any other Credit Document, shall have the respective meaning given to that term below or in the provision of this Agreement or other document, instrument or agreement referenced below.
     “ACL” shall have the meaning given to that term in clause (1) of the introductory paragraph hereof.
     “ACLTS” shall have the meaning given to that term in clause (1) of the introductory paragraph hereof.
     “Acquired Person” shall mean a Proposed Target that is the subject of a Permitted Acquisition after the Closing Date.
     “Acquired Portion” shall have the meaning given to that term in Section 2.01(b)(v).

     “Adjusted EBITDA” shall mean with respect to the Loan Parties, for any period, (a) Net Income for such period, plus (without duplication) (b) to the extent deducted in determining such Net Income for such period, the sum of the following for such period: (i) Interest Expense for such period, (ii) expense for income taxes for such period, (iii) depreciation and amortization for such period, (iv) non-recurring costs or expenses incurred during such period with respect to a permitted financing or refinancing, Permitted Acquisition or other acquisition approved by the Required Lenders, (v) an amount equal to the non-cash, share-based compensation deducted in accordance with SFAS 123 for such period, (vi) extraordinary non-cash losses or charges for such period (including non-cash transaction expenses, the amortization of debt discounts, losses from impairment of tangible or intangible assets, translation gains or losses) and (vii) additional add backs as may be agreed to in writing by the Administrative Agent (in its sole discretion without the consent of the Required Lenders for any such additional add backs up to $5,000,000 in the aggregate, and otherwise with the consent of the Required Lenders in their reasonable discretion)), and minus (without duplication) (c) to the extent added in determining such Net Income for such period, the sum of the following for such period: (i) extraordinary gains realized during such period and (ii) any non-cash income or non-cash gains during such period, all calculated for the Loan Parties on a consolidated basis, in accordance with GAAP; provided that Adjusted EBITDA of a Joint Venture that is not a wholly-owned Subsidiary shall be included at the amount of the Adjusted EBITDA of such Joint Venture times the Loan Parties’ percentage ownership interest of any such Joint Venture. Pro forma credit shall be given for an Acquired Person’s Adjusted EBITDA as if owned on the first day of the applicable period; companies (or identifiable business units or divisions) sold, transferred or otherwise disposed of during any period will be treated as if not owned during the entire applicable period.
     “Administrative Agent” shall have the meaning given to that term in clause (3) of the introductory paragraph hereof.
     “Administrative Agent’s Fee Letter” shall mean the letter agreement dated as of March 28, 2007, between Parent and the Administrative Agent regarding certain fees payable by the Borrowers to the Administrative Agent as expressly indicated therein.
     “Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially or as a trustee, guardian or other fiduciary, fifteen percent (15%) or more of any class of Equity Securities of such Person, (b) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (c) each of such Person’s officers, directors, managers, joint venturers and partners; provided, however, that in no case shall the Administrative Agent, the Security Trustee or any Lender be deemed to be an Affiliate of any Loan Party for purposes of this Agreement. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” shall mean this Credit Agreement.
     “Anti-Terrorism Law” shall mean each of: (a) the Executive Order; (b) the Patriot Act; (c) the Money Laundering Control Act of 1986, 18 U.S.C. Sect. 1956; and (d) any other

Governmental Rule now or hereafter enacted to monitor, deter or otherwise prevent terrorism or the funding or support of terrorism.
     “Applicable Lending Office” shall mean, with respect to any Lender, (a) in the case of its Base Rate Loans, its Domestic Lending Office, and (b) in the case of its LIBOR Loans, its Euro-Dollar Lending Office.
     “Applicable Margin” shall mean, with respect to each Loan (and with respect to the calculation of Letter of Credit fees pursuant to Section 2.02(i)), the per annum margin which is determined pursuant to the Pricing Grid. The Applicable Margin shall be determined as provided in the Pricing Grid and may change as set forth in the definition of Pricing Grid.
     “Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignee Lender” shall have the meaning given to that term in Section 8.05(c).
     “Assignment” shall have the meaning given to that term in Section 8.05(c).
     “Assignment Agreement” shall have the meaning given to that term in Section 8.05(c).
     “Assignment Effective Date” shall have, with respect to each Assignment Agreement, the meaning set forth therein.
     “Assignor Lender” shall have the meaning given to that term in Section 8.05(c).
     “Base Rate” shall mean, on any day, the greater of (a) the Prime Rate in effect on such date and (b) the Federal Funds Rate for such day plus one-half percent (0.50%).
     “Base Rate Loan” shall mean, at any time, a Revolving Loan which then bears interest as provided in clause (i) of Section 2.01(d).
     “Borrower” and “Borrowers” shall have the meaning given to such terms in clause (1) of the introductory paragraph hereof.
     “Borrowing” shall mean a Revolving Loan Borrowing or a Swing Line Borrowing, as the context may require.
     “Business Day” shall mean any day on which (a) commercial banks are not authorized or required to close in New York, New York and (b) if such Business Day is related to a LIBOR Loan, dealings in Dollar deposits are carried out in the London interbank market.
     “Capital Adequacy Requirement” shall have the meaning given to that term in Section 2.11(d).
     “Capital Asset” shall mean, with respect to any Person, any tangible fixed or capital asset owned or leased (in the case of a Capital Lease) by such Person, or any expense incurred by such

Person that is required by GAAP to be reported as a non-current asset on such Person’s balance sheet.
     “Capital Expenditures” shall mean, with respect to any Person and any period, all amounts expended by such Person during such period to acquire or to construct Capital Assets (including renewals, improvements and replacements, but excluding repairs in the ordinary course that are expensed) computed in accordance with GAAP (including all amounts paid or accrued on Capital Leases and other Indebtedness incurred or assumed to acquire Capital Assets).
     “Capital Leases” shall mean any and all lease obligations that, in accordance with GAAP, are required to be capitalized on the books of a lessee.
     “Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral subject to a first priority security interest securing the Obligations, cash or deposit account balances in an amount equal to the L/C Obligations pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term shall have a corresponding meaning.
     “Cash Equivalents” shall mean:
          (a) Direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America or obligations of any agency of the United States of America to the extent such obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;
          (b) Certificates of deposit maturing within one year from the date of acquisition thereof issued by, or normal business bank accounts with, a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender; provided that (i) such deposits are denominated in Dollars, (ii) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000 and (iii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc.;
          (c) Open market commercial paper maturing within 270 days from the date of acquisition thereof issued by a corporation organized under the laws of the United States of America or a state thereof; provided such commercial paper is rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or P-1 (or its equivalent) by Moody’s Investors Service, Inc.;
          (d) Any repurchase agreement entered into with a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Lender; provided that (i) such bank or trust company has capital, surplus and undivided profits of not less than $100,000,000, (ii) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by Standard and Poor’s Ratings Services or

P-1 (or its equivalent) by Moody’s Investors Service, Inc., (iii) the repurchase obligations of such bank or trust company under such repurchase agreement are fully secured by a perfected security interest in a security or instrument of the type described in clause (a), (b) or (c) above and (iv) such security or instrument so securing the repurchase obligations has a fair market value at the time such repurchase agreement is entered into of not less than 100% of such repurchase obligations; and
          (e) Shares of any money market, mutual or similar fund that has all or at least 90% of its assets invested continuously in the types of investments referred to in clauses (a) through (d) above.
     “Change of Control” shall mean the occurrence of any one or more of the following:
          (a) The acquisition after the Closing Date of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Securities representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities of any Loan Party, or
          (b) The occupation after the Closing Date of a majority of the seats (other than vacant seats) on the board of directors or other governing body of any Loan Party by persons who were neither (i) nominated by the board of directors or other governing body of such Loan Party nor (ii) appointed by directors or members of such other or other governing body so nominated, or
          (c) The acquisition after the Closing Date of direct or indirect control of any Loan Party by any person or group, or
          (d) Parent shall cease to (i) beneficially own and control, directly or indirectly, one hundred percent (100%) of the Equity Securities of Commercial Barge Line Company or a Borrower or (ii) control the board of directors of such Borrower or any other governing body of Commercial Barge Line Company or such Borrower, or
          (e) The Loan Parties shall cease to own directly or indirectly one hundred percent (100%) of the Equity Securities of any Subsidiary of a Borrower, or
          (f) A Loan Party merges or consolidates with or into any other Person (other than another Loan Party to the extent permitted in this Agreement), with the effect that immediately after such transaction the stockholders of such Loan Party immediately prior to such transaction hold less than 75% of the total voting power entitled to vote in the election of directors, managers or trustees of the Person surviving such transaction, or
          (g) All or substantially all of the assets of a Loan Party are sold in a single transaction or series or related transactions to any Person other than another Loan Party, or
          (h) A “change of control” or “change in control” as defined in any document governing Indebtedness of any Loan Party which gives the holders of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof.
          For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.
     “Change of Law” shall have the meaning given to that term in Section 2.11(b).
     “Closing Date” shall mean the time and Business Day on which all conditions precedent in Section 3.01 have been satisfied or waived.
     “Co-Documentation Agents” shall have the meaning given to that term in clause (5) of the introductory paragraph hereof.
     “Collateral” shall mean all property in which the Administrative Agent, the Security Trustee or any Lender has a Lien to secure the Obligations or the Guaranty.
     “Commercial Letter of Credit” shall mean any documentary letter of credit issued by the L/C Issuer under this Agreement, either as originally issued or as the same may be supplemented, modified, amended, extended, restated or supplanted.
     “Commitment Fee” shall have the meaning given to that term in Section 2.05(b).
     “Commitment Fee Percentage” shall mean, with respect to the Revolving Loan Commitments at any time, the per annum percentage which is used to calculate Commitment Fees for such Revolving Loan Commitments determined pursuant to the Pricing Grid.
     “Communications” shall have the meaning set forth in Section 8.01(b).
     “Compliance Certificate” shall have the meaning given to that term in Section 5.01(a)(iii).
     “Confidential Information” shall mean information delivered to any Lender or the Administrative Agent by or on behalf of any Loan Party pursuant to the Credit Documents that is proprietary in nature and that is clearly marked or labeled as being confidential information of such Loan Party and financial statements and information provided pursuant to Section 5.02(d)(ii)(E); provided; however, that such term does not include information that (a) was publicly known or otherwise known to the receiving party prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the receiving party or any person acting on its behalf, (c) otherwise becomes known to the receiving party other than through disclosure by any Loan Party or (d) constitutes financial statements delivered to the Lenders and the Administrative Agent under Section 5.01(a) that are otherwise publicly available.
     “Contingent Obligation” shall mean, with respect to any Person, (a) any Guaranty Obligation of that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect of any Surety Instrument issued for the account of that

Person or as to which that Person is otherwise liable for reimbursement of drawings or payments, (ii) as a partner or joint venturer in any partnership or joint venture where there is direct recourse against such Person, or (iii) in respect to any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person. The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of “Guaranty Obligation”) be deemed equal to the maximum reasonably anticipated liability in respect thereof (which in the case of contingent indemnity obligations shall be deemed to be zero except to the extent a claim is made or such Person is otherwise required to perform such obligations), and shall, with respect to item (b)(iii) of this definition be marked to market on a current basis.
     “Contractual Obligation” of any Person shall mean, any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, or any other material instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.
     “Control Agreement” a control agreement among a Borrower or a Guarantor, a depository bank or securities intermediary, as the case may be, and the Administrative Agent, substantially in the form of Exhibit N or in such other form as shall be acceptable to the Administrative Agent.
     “Co-Syndication Agents” shall have the meaning given to that term in clause (4) of the introductory paragraph hereof.
     “Credit Documents” shall mean and include this Agreement, the Notes, the Guaranty, the Security Documents, each Letter of Credit Application, each Notice of Borrowing, each Notice of Interest Period Selection, each Notice of Conversion, all Lender Rate Contracts, the Perfection Certificate, the Environmental Indemnity Agreement, the NRG Intercreditor Agreement, the Administrative Agent’s Fee Letter, all other documents, instruments and agreements delivered to the Administrative Agent, the Security Trustee or any Lender pursuant to Section 3.01 and all other documents, instruments and agreements delivered by any Loan Party to the Administrative Agent, the Security Trustee or any Lender in connection with this Agreement or any other Credit Document on or after the date of this Agreement, including, without limitation, any amendments, consents or waivers, as the same may be amended, restated, supplemented or modified from time to time.
     “Credit Event” shall mean the making of any Loan (including a Swing Line Loan); the making of an L/C Credit Extension; the conversion of any Loan into a LIBOR Loan; or the selection of a new Interest Period for any LIBOR Loan.
     “Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Governmental Rules from time to time in effect affecting the rights of creditors generally.
     “Decreasing Lender” shall have the meaning given to that term in Section 2.01(b)(v).

     “Default” shall mean any event or circumstance not yet constituting an Event of Default which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.
     “Default Rate” shall have the meaning given to that term in Section 2.07(c).
     “Defaulting Lender” shall mean a Lender that (a) has failed to fund its portion of any Borrowing, any participations in Letters of Credit or participations in Swing Line Loans required to be funded by it under this Agreement and has continued in such failure for three Business Days after written notice from the Administrative Agent, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a receivership, bankruptcy or insolvency proceeding.
     “Designated Person” shall mean any Person who (i) is named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and/or any other similar lists maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control pursuant to authorizing statute, executive order or regulation, (ii) (A) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order or any related legislation or any other similar executive order(s) or (B) engages in any dealings or transactions prohibited by Section 2 of the Executive Order or is otherwise associated with any such Person in any manner violative of Section 2 of the Executive Order or (iii)(X) is an agency of the government of a country, (Y) an organization controlled by a country, or (Z) a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or as otherwise published from time to time, as such program may be applicable to such agency, organization or Person.
     “Distributions” shall mean the declaration or (without duplication) payment of any distributions or dividends (in cash, property or obligations) on, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any membership interests or shares of any class of Equity Securities of any Loan Party or of any warrants, options or other rights to acquire the same (or to make any payments to any Person, such as “phantom membership” or “phantom stock” payments, where the amount is calculated with reference to the fair market or equity value of any Loan Party), but excluding distributions or dividends payable solely in membership interests or shares of common stock of any Loan Party.
     “Dollars” and “$” shall mean the lawful currency of the United States of America and, in relation to any payment under this Agreement, same day or immediately available funds.
     “Domestic Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such in Schedule I (or, in the case of any Lender which becomes a Lender pursuant to Section 2.01(b) or by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable documentation executed pursuant to those Sections, as applicable) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative

Agent as the office at which such Lender’s Base Rate Loans will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s Base Rate Loans will thereafter be made.
     “Domestic Subsidiary” shall mean each direct or indirect Subsidiary of Parent, Commercial Barge Line Company or a Borrower which is organized under the laws of the United States of America or any state thereof or the District of Columbia.
     “Due Inquiry” shall mean any and all inquiry, investigation and analysis which a reasonably prudent Person would undertake and complete with diligence with the intent of coming to as complete an understanding as reasonably practical of facts or circumstances, and shall include, but shall not be limited to, a review of relevant records in such Person’s possession and inquiry of appropriate employees, officers and directors of such Person’s company.
     “Effective Amount” shall mean (i) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to (A) any borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans and (B) with respect to Swing Line Loans, any risk participation amongst the Lenders, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
     “Eligible Assignee” shall mean (a) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (b) a Person that is (i) a commercial bank, savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, and having a combined capital and surplus of at least $100,000,000, (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000; provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD, or (iii) a Person that is primarily engaged in the business of commercial lending and that is (x) a Subsidiary of a Lender, (y) a Subsidiary of a Person of which a Lender is a Subsidiary, or (z) a Person of which a Lender is a Subsidiary; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Loan Party or any Affiliate of a Loan Party.
     “Environmental Damages” shall mean all claims, judgments, damages, losses, penalties, liabilities (including strict liability), costs and expenses, including costs of investigation, remediation, defense, settlement and reasonable attorneys’ fees and consultants’ fees, that are incurred at any time (a) as a result of the existence of any Hazardous Material upon, about or beneath any real property owned by any Loan Party or migrating or threatening to migrate to or from any such real property, (b) arising from any investigation, proceeding or remediation of any location at which the Loan Parties or any predecessors are alleged to have directly or indirectly disposed of Hazardous Materials, (c) arising in any manner whatsoever out of any violation of

Environmental Laws by any Loan Party or with respect to any Vessel or real property owned or used by any Loan Party, (d) as a result of the existence of any Hazardous Material upon, about or released from (i) any Vessel or (ii) any vessel (other than a Vessel) which is involved in any collision or other accident between a Vessel and such other vessel or (e) as a result of any incident of navigation or operation.
     “Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement, dated as of the date hereof, by the Borrowers and Guarantors in favor of the Administrative Agent, the Security Trustee and the Lenders.
     “Environmental Laws” shall mean all Governmental Rules and Governmental Authorizations relating to the preservation or protection of human health and safety and the environment, including without limitation, the common law as it establishes standards of conduct and duties of care, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Oil Pollution Act, 33 U.S.C. Section 2702 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., each as amended; and including all Governmental Rules pertaining to the reporting, licensing, permitting, transportation, storage, disposal, investigation or remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials into the air, land, surface water, groundwater, or any other water, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials.
     “Environmental Permits” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “Equity Securities” of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests, limited liability company interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” shall mean any Person that is treated as a single employer with any Loan Party under Sections 414(b) or (c) of the IRC (and Sections 414(m) and (o) of the IRC for purposes of the provisions relating to Section 412 of the IRC).
     “ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA which could give rise to any liability with respect to such withdrawal; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which could constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.
     “Euro-Dollar Lending Office” shall mean, with respect to any Lender, (a) initially, its office designated as such in Schedule I (or, in the case of any Lender which becomes a Lender pursuant to Section 2.01(b) or by an assignment pursuant to Section 8.05(c), its office designated as such in the applicable documentation executed pursuant to those Sections, as applicable) and (b) subsequently, such other office or offices as such Lender may designate to the Administrative Agent as the office at which such Lender’s LIBOR Loans will thereafter be maintained and for the account of which all payments of principal of, and interest on, such Lender’s LIBOR Loans will thereafter be made.
     “Event of Default” shall have the meaning given to that term in Section 6.01.
     “Evergreen Letter of Credit” shall have the meaning given to that term in Section 2.02(b)(iii).
     “Executive Order” shall mean Executive Order No. 13224 on Terrorist Financings: - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001.
     “Existing Letters of Credit” means the letters of credit described on Schedule II and previously issued by Bank of America, N.A.
     “Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards to the nearest 1/16 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.
     “Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.
     “Financial Statements” shall mean, with respect to any accounting period for any Person, statements of income and cash flows (and, in the case of financial statements in respect of a fiscal year, statements of retained earnings, or stockholders’ equity or members’ equity or partners’ capital) of such Person for such period, and a balance sheet of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding annual audited financial statements and, in each case, corresponding figures from the comparable budgeted and projected figures for such period, all prepared in reasonable detail and in accordance with GAAP.
     “Fixed Charge Coverage Ratio” shall mean, for any four consecutive fiscal quarter period, (a) the aggregate of Adjusted EBITDA for such period plus operating lease expenses of the Borrowers and their Subsidiaries paid during such period minus the sum of (x) the aggregate amount of all Maintenance Capital Expenditures made during such period, (y) cash taxes required to be paid by a Loan Party during such period, and (z) the aggregate amount of all Distributions made during such period, divided by (b) Fixed Charges for such period.
     “Fixed Charges” shall mean, for any period, the sum, for the Loan Parties (determined on a consolidated basis without duplication), of the following items: (a) cash Interest Expense for such period, (b) payments of principal on Indebtedness scheduled or required to be paid during such period, (c) the portion of payments, other than optional payments, made under Capital Leases that should be treated as payment of principal in accordance with GAAP required to be paid during such period, and (d) operating lease expenses of the Borrowers and their Subsidiaries paid during such period.
     “Foreign Plan” shall mean any employee benefit plan maintained or contributed to by any Loan Party or any ERISA Affiliate which is mandated or governed by any Governmental Rule of any Governmental Authority other than the United States.
     “Foreign Subsidiary” shall mean each direct or indirect Subsidiary of a Borrower or a Guarantor which is organized in a jurisdiction other than the United States of America or any state thereof.
     “Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” shall mean generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently applied.
     “Governmental Authority” shall mean any international, domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority (including any tax authority) or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory, tax or administrative functions of or pertaining to government, including, without limitation, the U.S. Coast Guard, International Maritime Organization, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Comptroller of the Currency, any central bank or any comparable authority.
     “Governmental Authorization” shall mean any permit, license, registration, approval, finding of suitability, authorization, plan, directive, order, consent, exemption, waiver, consent order or consent decree of or from, or notice to, action by or filing with, any Governmental Authority.

     “Governmental Charges” shall mean, with respect to any Person, all levies, assessments, fees, claims or other charges imposed by any Governmental Authority upon such Person or any of its property or otherwise payable by such Person.
     “Governmental Rule” shall mean any law, rule, regulation, ordinance, order, code interpretation, judgment, decree, directive, Governmental Authorization, guidelines, policy or similar form of decision of any Governmental Authority.
     “Guarantor” shall mean Parent, Commercial Barge Line Company, American Commercial Barge Line LLC and each now existing or hereafter acquired or created direct or indirect Domestic Subsidiary which becomes a party to the Guaranty.
     “Guaranty” shall mean the Guaranty Agreement among Parent, Commercial Barge Line Company, American Commercial Barge Line LLC and each other direct or indirect Domestic Subsidiary party thereto, substantially in the form of Exhibit O. It being understood that as of the Closing Date the Phased-Out Entities that are Domestic Subsidiaries are not required to be party to the Guaranty, subject to Section 5.01(i).
     “Guaranty Obligation” shall mean, with respect to any Person, any direct or indirect liability of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof, provided that the term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum liability in respect thereof (which in the case of the obligations described in clause (d) above shall be deemed to be zero except to the extent a claim is made or such Person is otherwise required to perform such obligations).
     “Hall Street Terminal” shall mean the Hall Street Terminal at North St. Louis, Missouri.
     “Hazardous Materials” shall mean all pollutants, contaminants and other materials, substances and wastes which are hazardous, toxic, caustic, harmful or dangerous to human health or the environment, including petroleum and petroleum products and byproducts, radioactive materials, asbestos, polychlorinated biphenyls, including without limitation, all materials, substances and wastes which are classified or regulated as “hazardous,” “toxic” or similar descriptions under any Environmental Law.

     “Honor Date” shall have the meaning given to that term in Section 2.02(c)(i).
     “ICC” shall have the meaning given to that term in Section 2.02(h).
     “Increasing Lenders” shall have the meaning given to that term in Section 2.01(b)(i).
     “Indebtedness” of any Person shall mean, without duplication:
          (a) All obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money (including obligations to repurchase receivables and other assets sold with recourse);
          (b) All obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price), except for accounts payable arising in the ordinary course of business that are payable on terms customary in the trade;
          (c) All obligations of such Person under conditional sale or other title retention agreements with respect to property acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or the lender under such agreement are limited solely to repossession or sale of such property);
          (d) All obligations of such Person as lessee under or with respect to Capital Leases and synthetic leases;
          (e) All obligations of such Person, contingent or otherwise, under or with respect to Surety Instruments;
          (f) All obligations of such Person, contingent or otherwise, under or with respect to Rate Contracts on a marked to market basis;
          (g) All Unfunded Pension Liabilities of such Person;
          (h) All obligations of such Person with respect to letters of credit, whether drawn or undrawn, contingent or otherwise;
          (i) All Guaranty Obligations of such Person with respect to the obligations of other Persons of the types described in clauses (a) — (h) above and all other Contingent Obligations of such Person; and
          (j) All obligations of other Persons of the types described in clauses (a) — (i) above to the extent secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property (including accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment of such obligations;
provided that Indebtedness of a Joint Venture that is not a wholly-owned Subsidiary shall be included at the amount of the Indebtedness of such Joint Venture times the Loan Parties’

percentage ownership interest of any such Joint Venture (the “Equity Adjusted Amount”) unless there is recourse to one or more Loan Parties in respect of such Indebtedness, in which case such Indebtedness shall be included at an amount equal to the greater of (A) the Equity Adjusted Amount and (B) the maximum amount of such recourse (which shall be 100% of such Indebtedness if no maximum amount of recourse is stated)).
     “Indemnitees” shall have the meaning given to that term in Section 8.03.
     “Intellectual Property Security Agreement” shall mean that certain Intellectual Property Security Agreement, dated as of the date hereof, among the Borrowers, each Guarantor party thereto and the Administrative Agent, substantially in the form of Exhibit M.
     “Interest Expense” shall mean, for any period, the sum, for the Loan Parties (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) all interest, fees, charges and related expenses payable during such period to any Person in connection with Indebtedness or the deferred purchase price of assets that is treated as interest in accordance with GAAP, (b) the portion of rent actually paid during such period under Capital Leases that should be treated as interest in accordance with GAAP and (c) the net amounts payable (or minus the net amounts receivable) under Rate Contracts accrued during such period (whether or not actually paid or received during such period).
     “Interest Period” shall mean, with respect to each LIBOR Loan, the time periods selected by the Borrowers pursuant to Section 2.01(c), Section 2.01(e) or Section 2.01(f) commencing on the first day of such Loan or the effective date of any conversion to or continuation as a LIBOR Loan and ending on the last day of such time period, and thereafter, each subsequent time period selected by the Borrowers pursuant to Section 2.01(f) that commences on the last day of the immediately preceding time period and ends on the last day of such subsequent time period.
     “Investment” of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person and any Guaranty Obligations of such Person with respect to obligations of such other Person and any indebtedness of such Person of the type described in clause (i) of the definition of “Indebtedness” on behalf of any other Person; provided, however, that Investments shall not include (a) accounts receivable or other indebtedness owed by customers of such Person (other than a Borrower or any Subsidiary) that are current assets and arose from sales of inventory in the ordinary course of such Person’s business, or (b) prepaid expenses of such Person incurred and prepaid in the ordinary course of business.
     “IRC” shall mean the Internal Revenue Code of 1986.
     “Jeffboat” shall have the meaning given to that term in clause (1) of the introductory paragraph hereof.

     “Jeffboat Sale and Leaseback Transactions” shall mean sales by Jeffboat of barges or other equipment manufactured by Jeffboat or any other Borrower or Guarantor to a third party, which barges or other equipment are then leased back to a Borrower or a Subsidiary.
     “Joint Venture” shall mean a joint venture, limited liability company, corporation, partnership or other entity (other than a Subsidiary) in which a Loan Party and one or more other Persons who are not Loan Parties have ownership interests. “Joint Venture” shall include any direct or indirect Subsidiary of Parent which Subsidiary is not wholly owned, either directly or indirectly, by Parent.
     “L/C Advance” shall mean, with respect to each Lender, such Lender’s participation in any L/C Borrowing in accordance with its Revolving Proportionate Share.
     “L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan Borrowing.
     “L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof, the amendment thereof, the extension of the expiry date thereof, or the renewal or increase of the amount thereof.
     “L/C Issuer” shall mean Wells Fargo (or Trade Bank, as agent for Wells Fargo) in its capacity as issuer of Letters of Credit hereunder (other than the Existing Letters of Credit), or any successor issuer of Letters of Credit hereunder; provided that subject to the terms of this Agreement, with respect to the Existing Letters of Credit only, the L/C Issuer shall mean Bank of America, N.A. in its capacity as the issuer of the Existing Letters of Credit.
     “L/C Obligations” shall mean, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.
     “Lead Arranger” shall have the meaning given to that term in clause (3) of the introductory paragraph hereof.
     “Lender” and “Lenders” shall have the meaning given to such terms in clause (2) of the introductory paragraph hereof and includes the L/C Issuer, the Swing Line Lender, and each Affiliate of a Lender that is party to a Lender Rate Contract or providing any Lender Bank Products (unless the context otherwise requires).
     “Lender Bank Products” shall mean each and any of the following types of services or facilities extended to the Loan Parties by any Lender or any Affiliate of any Lender: (a) commercial credit cards; (b) cash management services (including controlled disbursement services, ACH transactions, and interstate depository network services), (c) returned items; and (d) foreign exchange services and facilities.
     “Lender Rate Contract(s)” shall mean one or more Rate Contracts with respect to the Indebtedness evidenced by this Agreement between a Borrower or the Borrowers and one or more of the Lenders (or an Affiliate of a Lender, whether or not such Lender subsequently ceases to be a “Lender” hereunder for any reason), on terms acceptable to such Borrower or the Borrowers and that Lender or Lenders (or Affiliate(s)). Each Lender Rate Contract shall be a Credit Document and shall be secured by the Liens created by the Security Documents to the extent set forth in Section 2.14(a).
     “Letter of Credit” shall mean any letter of credit issued hereunder. A Letter of Credit may be a Commercial Letter of Credit or a Standby Letter of Credit.
     “Letter of Credit Application” shall mean an application and agreement (including any master letter of credit agreement) for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
     “Letter of Credit Expiration Date” shall mean the day that is twenty-five days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Sublimit” shall mean an amount equal to the lesser of (a) $35,000,000 and (b) the Total Revolving Loan Commitment. The Letter of Credit Sublimit is part of, and not in addition to, the Total Revolving Loan Commitment.
     “LIBOR Loan” shall mean, at any time, a Revolving Loan which then bears interest as provided in clause (ii) of Section 2.01(d).
     “LIBOR Rate” shall mean, with respect to any Interest Period for the LIBOR Loans in any Revolving Loan Borrowing consisting of LIBOR Loans, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/16 of one percent) of (a) the rate per annum appearing on the Telerate Page 3750 (or such other display screen as may replace Page 3750 on Telerate Access Service or any successor publication) on the second Business Day prior to the first day of such Interest Period at or about 11:00 a.m. (London time) (or as soon thereafter as practicable) (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period, divided by (b) one minus the Reserve Requirement for such Loans in effect from time to time. If for any reason rates are not available as provided in clause (a) of the preceding sentence, the rate to be used in clause (a) shall be, at the Administrative Agent’s reasonable discretion (in each case, rounded upward if necessary to the nearest 1/16 of one percent), (i) the rate per annum at which Dollar deposits are offered to the Administrative Agent in the London interbank eurodollar currency market or (ii) the rate at which Dollar deposits are offered to the Administrative Agent in, or by the Administrative Agent to major banks in, any offshore interbank eurodollar market selected by the Administrative Agent, in each case on the second Business Day prior to the commencement of such Interest Period at or about 10:00 a.m. (for delivery on the first day of such Interest Period) for a term comparable to such Interest Period and in an amount approximately equal to the amount of the Loan to be made or funded by the Administrative Agent as part of such Borrowing. The LIBOR Rate shall be adjusted automatically as to all LIBOR Loans then outstanding as of the effective date of any change in the Reserve Requirement.
     “Lien” shall mean, with respect to any property, any security interest, mortgage, pledge, lien, charge, charter or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, Capital Lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.
     “Loan” shall mean a Revolving Loan or a Swing Line Loan.
     “Loan Account” shall have the meaning given to that term in Section 2.08(a).
     “Loan Parties” shall mean, collectively, Parent, Commercial Barge Line Company, the Borrowers and all Subsidiaries of Parent or any of the Borrowers (including American Commercial Barge Line LLC).
     “Maintenance Capital Expenditure” shall mean, with respect to any Person and any period, all amounts expended by such Person during such period for the maintenance, repair, restoration or refurbishment of the Capital Assets of such Person computed in accordance with GAAP, but excluding any such expenditure which adds to, increases or further expands the Capital Assets of such Person.
     “Margin Stock” shall have the meaning given to that term in Regulation U issued by the Federal Reserve Board.
     “Maritime Administration Financing Indebtedness” shall mean Indebtedness used to finance any vessels or projects of the Loan Parties through the U.S. Government’s Title XI program whereby the U.S. Government provides a full faith and credit guarantee of principal and interest of such Indebtedness.
     “Material Adverse Effect” shall mean any event or circumstance that has or is reasonably expected to result in a material adverse effect on (a) the operations, business or condition (financial or otherwise) of any Borrower individually or the Loan Parties (taken as a whole); (b) the ability of a Borrower to pay or perform the Obligations in accordance with the terms of this Agreement and the other Credit Documents or the ability of the Guarantors, collectively, to pay or perform any portion of their obligations in accordance with the terms of the Guaranty; (c) the rights and remedies of the Administrative Agent, the Security Trustee or any Lender under this Agreement, the other Credit Documents or any related document, instrument or agreement; (d) the value of the Collateral, the Administrative Agent’s, the Security Trustee’s or any Lender’s security interest in the Collateral or the perfection or priority of such security interests; or (e) the validity or enforceability of any of the Credit Documents.
     “Material Documents” shall mean (a) the articles of incorporation, certificate of incorporation, certificate of organization, limited liability company agreement, by-laws and other organizational documents of the Loan Parties and (b) the NRG Agreements.
     “Maturity” or “maturity” shall mean, with respect to any Loan, interest, fee or other amount payable by a Borrower under this Agreement or the other Credit Documents, the date such Loan, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.
     “Maturity Date” shall mean April 27, 2012.

     “Multiemployer Plan” shall mean any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by a Loan Party or any ERISA Affiliate.
     “Negative Pledge” shall mean a Contractual Obligation which contains a covenant binding on Parent, a Borrower or any of their respective Subsidiaries that prohibits Liens on any of its property, other than (a) any such covenant contained in a Contractual Obligation granting or relating to a particular Permitted Lien which affects only the property that is the subject of such Permitted Lien and (b) any such covenant that does not apply to Liens securing the Obligations or any guaranty thereof.
     “Net Condemnation Proceeds” shall mean an amount equal to: (a) any cash payments or proceeds received by a Loan Party or the Administrative Agent or the Security Trustee as a result of any condemnation or other taking or temporary or permanent requisition of any property, any interest therein or right appurtenant thereto, or any change of grade affecting any property, as the result of the exercise of any right of condemnation or eminent domain by a Governmental Authority (including a transfer to a Governmental Authority in lieu or anticipation of a condemnation), minus (b) (i) any actual and reasonable costs incurred by a Loan Party in connection with any such condemnation or taking (including reasonable fees and expenses of counsel), and (ii) provisions for all taxes payable as a result of such condemnation, without regard to the consolidated results of operations of the Loan Parties, taken as a whole.
     “Net Income” shall mean with respect to any fiscal period, the net income (or loss) of the Loan Parties for such period determined on a consolidated basis in accordance with GAAP, consistently applied.
     “Net Insurance Proceeds” shall mean an amount equal to: (a) any cash payments or proceeds received by a Loan Party or the Administrative Agent or the Security Trustee under any casualty policy in respect of a covered loss thereunder with respect to any property, minus (b) (i) any actual and reasonable costs incurred by a Loan Party in connection with the adjustment or settlement of any claims of a Loan Party in respect thereof (including reasonable fees and expenses of counsel) and (ii) provisions for all taxes payable as a result of such event without regard to the consolidated results of operations of Loan Parties, taken as a whole.
     “Net Proceeds” shall mean:
          (a) With respect to any sale of any asset or property by any Person, the aggregate consideration received by such Person from such sale less the sum of (i) the actual amount of the reasonable fees and commissions payable to Persons other than such Person or any Affiliate of such Person, the reasonable legal expenses and other costs and expenses directly related to such sale that are to be paid by such Person, (ii) the amount of any Indebtedness (other than the Obligations) which is secured by such asset and is required to be repaid or prepaid by such Person as a result of such sale and (iii) with respect to the exercise by NRG of its option to purchase the Hall Street Terminal and/or not more than 200 barges dedicated or allocable to the performance of the NRG Agreements, all sums that NRG is permitted to set off against the purchase price payable thereunder pursuant to the terms of the NRG Agreements, and with respect to the foreclosure by NRG of the liens against the Hall Street Terminal granted to it under the NRG Agreements, the obligations secured by such liens and all other amounts that pursuant to applicable law are paid from the proceeds of such foreclosure; and
          (b) With respect to any issuance or incurrence of any Indebtedness by any Person, the aggregate consideration received by such Person from such issuance or incurrence less the sum of the actual amount of the reasonable fees and commissions payable to Persons other than such Person or any Affiliate of such Person, the reasonable legal expenses and the other reasonable costs and expenses directly related to such issuance or incurrence that are to be paid by such Person.
     “Net Worth” shall mean, as at any date of determination, total stockholders’ equity of the Loan Parties on such date (determined on a consolidated basis without duplication in accordance with GAAP).
     “New Lender” shall have the meaning given to that term in Section 2.01(b)(ii).
     “Non-Consenting Lender” shall have the meaning given to that term in Section 8.04.
     “Nonrenewal Notice Date” shall have the meaning given to that term in Section 2.02(b)(iii).
     “Note” shall mean a Revolving Loan Note or a Swing Line Note.
     “Notice” shall have the meaning set forth in Section 8.01(b).
     “Notice of Borrowing” shall mean a Notice of Loan Borrowing or a Notice of Swing Line Borrowing.
     “Notice of Conversion” shall have the meaning given to that term in Section 2.01(e).
     “Notice of Interest Period Selection” shall have the meaning given to that term in Section 2.01(f)(ii).
     “Notice of Loan Borrowing” shall have the meaning given to that term in Section 2.01(c).
     “Notice of Swing Line Borrowing” shall mean a notice of a Swing Line Borrowing pursuant to Section 2.03(b), which, if in writing, shall be substantially in the form of Exhibit D.
     “NRG” shall mean NRG New Roads Holdings LLC and Louisiana Generating LLC, individually and collectively, and their respective successors and assigns.
     “NRG Agreements” shall mean, collectively, (a) the Coal Transportation Agreement among The Burlington Northern and Santa Fe Railway Company, ACLTS (as successor by merger to American Commercial Line Terminals LLC) and Louisiana Generating LLC pursuant to which The Burlington Northern and Santa Fe Railway Company and ACLTS (as successor by merger to American Commercial Line Terminals LLC) will transport certain tonnages of coal from mines in the Wyoming Powder River Basin to the Big Cajun No. II steam-electric generating plant and coal unloading dock of Louisiana Generating LLC, (b) the Security Side

Letter Agreement among ACL, ACLTS (as successor by merger to American Commercial Line Terminals LLC), American Commercial Barge Line LLC and NRG, (c) the Lease between ACLTS (as successor by merger to American Commercial Line Terminals LLC) and NRG New Roads Holdings LLC covering the Hall Street Terminal, (d) the Terminal Option Agreement between ACLTS (as successor by merger to American Commercial Line Terminals LLC) and NRG New Roads Holdings LLC, (e) the Barge and Tug Option Agreement between ACL and NRG New Roads Holdings LLC, (f) the Deed of Trust granted by ACLTS (as successor by merger to American Commercial Line Terminals LLC) to NRG in respect of the Hall Street Terminal, (g) the Conditional Assignments and Assumptions of Lease, between ACLTS (as successor by merger to American Commercial Line Terminals LLC) and NRG New Roads Holdings LLC with respect to leased properties comprising a portion of the Hall Street Terminal, (h) the Conditional Assignment of Inter Carrier Agreement between ACLTS (as successor by merger to American Commercial Line Terminals LLC) and NRG New Roads Holdings LLC, and (i) the Operations Side Letter Agreement between ACLTS (as successor by merger to American Commercial Line Terminals LLC) and Louisiana Generating LLC, each dated as of December 10, 2004.
     “NRG Intercreditor Agreement” shall mean the Intercreditor Agreement executed by and among Wells Fargo (in its capacity as the Administrative Agent and the Security Trustee), Louisiana Generating LLC and NRG New Roads Holdings LLC, substantially in the form of Exhibit G or such other form as may be approved by the Required Lenders.
     “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed or owing by one or more of the Borrowers to the Administrative Agent, the Security Trustee or any Lender (or in the case of any Lender Rate Contract or any Lender Bank Products, any Affiliate of a Lender, as applicable) of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Credit Documents, including without limitation all interest (including interest that accrues after the commencement of any bankruptcy or other insolvency proceeding by or against a Borrower or any one or more of the Borrowers, whether or not allowed or allowable), fees, charges, expenses, attorneys’ fees and accountants’ fees chargeable to and payable by the Borrowers hereunder and thereunder.
     “Other Taxes” shall have the meaning given to such term in Section 2.12(b).
     “Parent” shall mean American Commercial Lines Inc., a Delaware corporation.
     “Participant” shall have the meaning given to that term in Section 8.05(b).
     “Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act).
     “PBGC” shall mean the Pension Benefit Guaranty Corporation.

     “Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan and a Foreign Plan, that is subject to Title IV of ERISA and is sponsored or maintained by a Loan Party or any ERISA Affiliate or to which a Loan Party or any ERISA Affiliate contributes or has an obligation to contribute.
     “Perfection Certificate” shall mean a Perfection Certificate in substantially the form of Exhibit K, appropriately completed and duly executed by the Parent.
     “Permitted Acquisition” shall mean any acquisition permitted under Section 5.02(d)(ii).
     “Permitted Indebtedness” shall have the meaning given to that term in Section 5.02(a).
     “Permitted Liens” shall have the meaning given to that term in Section 5.02(b).
     “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, an unincorporated association, a limited liability company, a joint venture, a trust or other entity or a Governmental Authority.
     “Phased-Out Entities” shall mean American Barge Lines Company, ACL Finance Corp., American Commercial Lines International LLC and ACBL Dominica S.A.
     “Platform” shall have the meaning set forth in Section 8.01(b).
     “Pledged Intercompany Notes” shall have the meaning given to that term in Schedule 3.01(a)(v).
     “Pricing Grid” shall mean,

Pricing Grid
		Applicable	Applicable
		Margin for	Margin for Base	Commitment Fee
Tier	Total Leverage Ratio	LIBOR Loans	Rate Loans	Percentage
1	≥ 2.50	1.50%	0.25%	0.30%
2	≥ 2.00 < 2.50	1.25%	0.00%	0.25%
3	≥ 1.50 < 2.00	1.00%	0.00%	0.20%
4	≥ 1.00 < 1.50	0.75%	0.00%	0.15%
5	< 1.00	0.625%	0.00%	0.125%
     Any increase or decrease in the Applicable Margin and Commitment Fee Percentage resulting from a change in the Total Leverage Ratio shall become effective as of the fifth day immediately following the date a quarterly Compliance Certificate is delivered pursuant to Section 5.01(a)(iii); provided, however, that if no quarterly Compliance Certificate is delivered when due in accordance with such Section, then Tier 1 shall apply as of the date of the failure to deliver such Compliance Certificate until such date as the Borrower delivers such Compliance Certificate in form and substance acceptable to the Administrative Agent and thereafter the Applicable Margin shall be based on the Total Leverage Ratio indicated on such Compliance Certificate until such time as the Applicable Margin is further adjusted as set forth in this definition. Notwithstanding anything to the contrary herein, the Applicable Margin and Commitment Fee Percentage in effect from the Closing Date until the first adjustment to occur after June 30, 2007 shall be determined based upon Tier 5 of the Pricing Grid. If the Total Leverage Ratio reported in the Compliance Certificate shall be determined to have been incorrectly reported and if correctly reported would have resulted in a higher Applicable Margin or Commitment Fee Percentage, then at the Administrative Agent’s election the Applicable Margin and Commitment Fee Percentage shall be retroactively adjusted to reflect the higher rate that would have been applicable had the Total Leverage Ratio been correctly reported in such Compliance Certificate.
     “Prime Rate” shall mean the per annum rate of interest most recently announced within Wells Fargo at its principal office in San Francisco, California as its Prime Rate, with the understanding that Wells Fargo’s Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Any change in the Base Rate resulting from a change in the Prime Rate shall become effective on the Business Day on which each such change in the Prime Rate occurs.
     “Proposed Change” shall have the meaning given to that term in Section 8.04.
     “Proposed Target” shall have the meaning given to that term in Section 5.02(d).
     “Rate Contract” shall mean any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.
     “Real Property Security Documents” shall mean (a) each document listed on Schedule 1.01(a), and (b) each deed of trust, mortgage or leasehold deed of trust or leasehold mortgage delivered in accordance with Section 5.01(k) or otherwise in connection with the Credit Documents.
     “Receipt Date” shall have the meaning given to that term in Section 2.06(c)(v).
     “Register” shall have the meaning given to that term in Section 8.05(d).
     “Reduction Notice” shall have the meaning given to that term in Section 2.04(a).
     “Relevant Sale” shall have the meaning given to that term in Section 2.06(c)(iii).
     “Reportable Event” shall have the meaning given to that term in Title IV of ERISA and applicable regulations thereunder.
     “Required Lenders” shall mean, at any time, the Lenders whose Revolving Proportionate Shares then exceed fifty percent (50%) of the total Revolving Proportionate Shares of all Lenders; provided that at any time any Lender is a Defaulting Lender, such Defaulting Lender shall be excluded in determining “Required Lenders”, and “Required Lenders” shall mean at such time non-Defaulting Lenders having total Revolving Proportionate Shares exceeding fifty percent (50%) of the total Revolving Proportionate Shares of all non-Defaulting Lenders; provided that, in no event shall Required Lenders consist of fewer than two non-Defaulting Lenders at any time at which there shall be at least two non-Defaulting Lenders party to this Agreement.
     “Requirement of Law” applicable to any Person shall mean (a) the articles or certificate of incorporation, certificate of organization, limited liability company agreement, by-laws or other organizational or governing documents of such Person, (b) any Governmental Rule applicable to such Person, (c) any Governmental Authorization granted by or obtained from any Governmental Authority or under any Governmental Rule for the benefit of such Person or (d) any judgment, decision, award, decree, writ or determination of any Governmental Authority or arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Reserve Requirement” shall mean, with respect to any day in an Interest Period for a LIBOR Loan, the aggregate of the maximum of the reserve requirement rates (expressed as a decimal) in effect on such day for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board) maintained by a member bank of the Federal Reserve System. As used herein, the term “reserve requirement” shall include, without limitation, any basic, supplemental or emergency reserve requirements imposed on any Lender by any Governmental Authority.
     “Responsible Officer” shall mean, with respect to a Loan Party, the chief executive officer, president, chief financial officer, vice president, treasurer or director of treasury of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party and any request or other communication conveyed telephonically or otherwise by a Responsible Officer of a Loan Party (or any Person reasonably believed by the Administrative Agent or the Security Trustee to be a Responsible Officer of a Loan Party) shall be conclusively presumed to have been authorized by all necessary corporate, company, partnership and/or other action on the part of such Loan Party and such Responsible Officer (or such Person reasonably believed by the Administrative Agent or the Security Trustee to be a Responsible Officer) shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Revolving Loan” shall have the meaning given to that term in Section 2.01(a).
     “Revolving Loan Borrowing” shall mean a borrowing by the Borrowers consisting of the Revolving Loans made by each of the Lenders to the Borrowers on the same date and of the same Type pursuant to a single Notice of Loan Borrowing for Revolving Loans.
     “Revolving Loan Commitment” shall mean, with respect to each Lender, the Dollar amount set forth under the caption “Revolving Loan Commitment” opposite such Lender’s name on Part A of Schedule I, or, if changed in accordance with this Agreement, such Dollar amount as may be set forth for such Lender in the Register.
     “Revolving Loan Note” shall have the meaning given to that term in Section 2.08(b).

     “Revolving Proportionate Share” shall mean:
          (a) With respect to any Lender so long as the Revolving Loan Commitments are in effect, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) such Lender’s Revolving Loan Commitment at such time to (ii) the Total Revolving Loan Commitment at such time; and
          (b) With respect to any Lender at any other time, the ratio (expressed as a percentage rounded to the eighth digit to the right of the decimal point) of (i) the sum of (A) the aggregate Effective Amount of such Lender’s Revolving Loans, (B) such Lender’s pro rata share of the Effective Amount of all L/C Obligations, and (C) such Lender’s pro rata share of the aggregate Effective Amount of all Swing Line Loans to (ii) the sum of (A) the aggregate Effective Amount of all Revolving Loans and Swing Line Loans and (B) the Effective Amount of all L/C Obligations.
     The initial Revolving Proportionate Share of each Lender is set forth under the caption “Revolving Proportionate Share” opposite such Lender’s name on Schedule I.
     “Security Agreement” shall mean that certain Security Agreement, dated as of the date hereof, among the Borrowers, each Guarantor party thereto and the Administrative Agent , substantially in the form of Exhibit L.
     “Security Documents” shall mean and include the Security Agreement, the Intellectual Property Security Agreement, each Control Agreement, each Real Property Security Document, each Vessel Security Document, each pledge agreement or security agreement delivered in accordance with Section 5.01(i), any deed of trust or mortgage and all other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements and fixture filings) delivered to the Administrative Agent, the Security Trustee or any Lender in connection with any Collateral or to secure the Obligations or the obligation of a Guarantor under the Credit Documents.
     “Security Trustee” shall have the meaning given to that term in clause (3) of the introductory paragraph hereof.
     “Ship Mortgage Act” means Chapter 313 of Title 46 of the United States Code.
     “Solvent” shall mean, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including contingent, subordinated, matured and unliquidated liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in or about to engage in business or transactions for which such Person’s property would constitute an unreasonably small capital.

     “Standby Letter of Credit” shall mean any of the standby letters of credit issued by the L/C Issuer under this Agreement, either as originally issued or as the same may be supplemented, modified, amended, extended, restated or supplanted.
     “Subordinated Obligations” shall mean, as of any date of determination (without duplication), any Indebtedness of the Borrowers, Parent or any of their respective Subsidiaries on that date which has been subordinated in right of payment to the Obligations in a manner reasonably satisfactory to the Required Lenders and contains such other protective terms with respect to senior debt (such as amount, maturity, amortization, interest rate, covenants, defaults, remedies, payment blockage and terms of subordination) as the Required Lenders may reasonably require.
     “Subsidiary” of any Person shall mean (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, (b) any partnership, joint venture, limited liability company or other association of which more than 50% of the equity interests having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person’s other Subsidiaries or (c) any other Person included in the Financial Statements of such Person on a consolidated basis. Unless otherwise indicated in this Agreement, “Subsidiary” shall mean a Subsidiary of a Loan Party.
     “Surety Instruments” shall mean all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.
     “Swing Line” shall mean the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.03.
     “Swing Line Borrowing” shall mean a borrowing of a Swing Line Loan.
     “Swing Line Lender” shall mean Wells Fargo in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
     “Swing Line Loan” shall mean the meaning specified in Section 2.03(a).
     “Swing Line Note” shall have the meaning given to that term in Section 2.08(c).
     “Swing Line Settlement Date” shall mean the fifteenth day of each month and the last Business Day of each month.
     “Swing Line Sublimit” shall mean an amount equal to the lesser of (a) $10,000,000 and (b) the Total Revolving Loan Commitment. The Swing Line Sublimit is part of, and not in addition to, the Total Revolving Loan Commitment.

     “Taxes” shall have the meaning given to such term in Section 2.12(a).
     “Termination Value” shall mean, in respect of any one or more Rate Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Contracts, (a) for any date on or after the date such Rate Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Rate Contracts, as determined by the Administrative Agent based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Contracts which may include any Lender.
     “Total Debt” shall mean all Indebtedness of the Loan Parties on a consolidated basis.
     “Total Leverage Ratio” shall mean, at any time, the ratio of (a) Total Debt at such time, to (b) Adjusted EBITDA for the four quarter period ended as of the end of the most recent fiscal quarter.
     “Total Revolving Loan Commitment” shall mean, at any time, Four Hundred Million Dollars ($400,000,000) or, if such amount is reduced pursuant to Section 2.04(a) or (b), the amount to which so reduced and in effect at such time, or, if such amount is increased pursuant to Section 2.01(b), the amount to which so increased and in effect at such time.
     “Trade Bank” shall mean Wells Fargo HSBC Trade Bank, N.A.
     “Type” shall mean, with respect to any Loan or Borrowing at any time, the classification of such Loan or Borrowing by the type of interest rate it then bears, whether an interest rate based upon the Base Rate or the LIBOR Rate.
     “Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the IRC for the applicable plan year.
     “Unreimbursed Amount” has the meaning set forth in Section 2.02(c)(i).
     “Unused Revolving Commitment” shall mean, at any time, the remainder of (a) the Total Revolving Loan Commitment at such time minus (b) the sum of the Effective Amount of all Revolving Loans and the Effective Amount of all L/C Obligations outstanding at such time. For the avoidance of doubt, Swing Line Loans shall not be counted as Revolving Loans for purposes of determining the amount of Unused Revolving Commitment.
     “Vessel” or “Vessels” shall mean the towboats, barges and other vessels owned, leased or operated by a Loan Party.
     “Vessel Mortgage” means each first preferred mortgage made or to be made by a Loan Party in favor of the Security Trustee in respect of the documented Vessels owned by such party in substantially the form of Exhibit F.

     “Vessel Security Documents” shall mean (a) each document listed on Schedule 1.01(b) and (b) each ship mortgage or similar document delivered in accordance with Section 5.01(k) or otherwise in connection with the Credit Documents covering vessels owned by a Loan Party.
     “Wells Fargo” shall mean have the meaning given to that term in clause (4) of the introductory paragraph hereof.
     1.02. GAAP. Unless otherwise indicated in this Agreement or any other Credit Document, all accounting terms used in this Agreement or any other Credit Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, applied in a consistent manner with the principles used in the preparation of the Financial Statements used in Section 4.01(i). If GAAP changes during the term of this Agreement such that any covenants contained herein would then be calculated in a different manner or with different components, other than changes in GAAP that require items to be included in the definition of Indebtedness that were not so required before such change, the Borrowers, the Lenders and the Administrative Agent agree to negotiate in good faith to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Loan Parties’ financial condition to substantially the same criteria as were effective prior to such change in GAAP; provided, however, that, until the Borrowers, the Lenders and the Administrative Agent so amend this Agreement, all such covenants shall be calculated in accordance with GAAP, as in effect immediately prior to such change.
     1.03. Headings. The table of contents, captions and section headings appearing in this Agreement are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
     1.04. Plural Terms. All terms defined in this Agreement or any other Credit Document in the singular form shall have comparable meanings when used in the plural form and vice versa.
     1.05. Time. All references in this Agreement and each of the other Credit Documents to a time of day shall mean New York, New York time, unless otherwise indicated.
     1.06. Governing Law. Unless otherwise expressly provided in any Credit Document, this Agreement and each of the other Credit Documents shall be governed by and construed in accordance with the laws of the State of New York without reference to conflicts of law rules other than Section 5-1401 of the General Obligations Law of the State of New York. The scope of the foregoing governing law provision is intended to be all-encompassing of any and all disputes that may be brought in any court or any mediation or arbitration proceeding and that relate to the subject matter of the Credit Documents, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.
     1.07. Construction. This Agreement is the result of negotiations among, and has been reviewed by, the Borrowers, the Lenders, the Administrative Agent, the Security Trustee and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against the Borrowers, any Lender, the Administrative Agent or the Security Trustee.

     1.08. Entire Agreement. This Agreement and each of the other Credit Documents, taken together, constitute and contain the entire agreement of the Borrowers, the Lenders, the Administrative Agent and the Security Trustee and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof including, except to the extent expressly set forth therein, the commitment letter dated as of March 28, 2007 between Parent and the Administrative Agent but excluding the Administrative Agent’s Fee Letter (and the Borrowers hereby agree to be bound by the provisions of such commitment letter that survive the Closing Date and by the provisions of the Administrative Agent’s Fee Letter as if the Borrowers were original signatories thereto).
     1.09. Calculation of Interest and Fees. All calculations of interest and fees under this Agreement and the other Credit Documents for any period (a) shall include the first day of such period and exclude the last day of such period, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day and (b) shall be calculated on the basis of a year of 360 days for actual days elapsed, except that during any period any Loan bears interest based upon the Prime Rate, such interest shall be calculated on the basis of a year of 365 or 366 days, as appropriate, for actual days elapsed.
     1.10. References.
          (a) References in this Agreement to “Recitals,” “Sections,” “Paragraphs,” “Exhibits” and “Schedules” are to recitals, sections, paragraphs, exhibits and schedules herein and hereto unless otherwise indicated.
          (b) References in this Agreement or any other Credit Document to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments hereto or thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof if such replacement is permitted hereby or thereby, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time if such amendment, modification or supplement is permitted hereby or thereby.
          (c) References in this Agreement or any other Credit Document to any Governmental Rule (i) shall include any successor Governmental Rule, (ii) shall include all rules and regulations promulgated under such Governmental Rule (or any successor Governmental Rule), and (iii) shall mean such Governmental Rule (or successor Governmental Rule) and such rules and regulations, as amended, modified, codified or reenacted from time to time and in effect at any given time.
          (d) References in this Agreement or any other Credit Document to any Person in a particular capacity (i) shall include any successors to and permitted assigns of such Person in that capacity and (ii) shall exclude such Person individually or in any other capacity.
     1.11. Other Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Credit Document shall refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Credit Document shall not be construed to be limiting or exclusive. In the event of any inconsistency between the terms of this Agreement and the terms of any other Credit Document, the terms of this Agreement shall govern.
     1.12. Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.
     1.13. Joint and Several Obligations. Each of the Borrowers agrees that its obligations and liabilities (including the Obligations) under this Agreement and all other Credit Documents are joint and several obligations. Each Borrower acknowledges and agrees that, for purposes of the Credit Documents, the Borrowers constitute a single integrated financial enterprise and that each receives a benefit from the availability of credit under this Agreement to each other Borrower.
ARTICLE II. CREDIT FACILITY.
     2.01. Loan Facility.
          (a) Revolving Loan Availability. On the terms and subject to the conditions of this Agreement, each Lender severally agrees to advance to the Borrowers from time to time during the period beginning on the Closing Date up to, but not including the Maturity Date such loans in Dollars as the Borrowers may request under this Section 2.01(a) (individually, a “Revolving Loan”); provided, however, that (i) the sum of (A) the Effective Amount of all Revolving Loans made by such Lender at any time outstanding and (B) such Lender’s Revolving Proportionate Share of the Effective Amount of all L/C Obligations and all Swing Line Loans at any time outstanding shall not exceed such Lender’s Revolving Loan Commitment at such time and (ii) the sum of (A) the Effective Amount of all Revolving Loans made by all the Lenders at any time outstanding and (B) the Effective Amount of all L/C Obligations and Swing Line Loans at any time outstanding shall not exceed the Total Revolving Loan Commitment at such time. All Revolving Loans shall be made on a pro rata basis by the Lenders in accordance with their respective Revolving Proportionate Shares, with each Revolving Loan Borrowing to be comprised of a Revolving Loan by each Lender equal to such Lender’s Revolving Proportionate Share of such Revolving Loan Borrowing. Except as otherwise provided herein, the Borrowers may borrow, repay and reborrow Revolving Loans until the Maturity Date.
          (b) Optional Increases.
               (i) On the terms and subject to the conditions set forth below, Borrowers may, at any time before the Maturity Date, increase the Total Revolving Loan Commitment; provided that:

                    (A) after giving effect to the requested increase, the aggregate amount of the increases in the Total Revolving Loan Commitment pursuant to this Section 2.01(b) shall not exceed $200,000,000;
                    (B) all required third party consents and approvals shall have been obtained;
                    (C) prior to the date of any proposed increase, the Total Revolving Loan Commitment shall not have been decreased pursuant to Section 2.04(b);
                    (D) each such increase in the Total Revolving Loan Commitment shall be equal to $25,000,000 or an integral multiple of $5,000,000 in excess thereof;
                    (E) no Default or Event of Default shall have occurred and be continuing or shall occur as a result of such increase; and
                    (F) the Borrowers and the Guarantors shall have executed and delivered such documents and instruments and taken such other actions as may be reasonably requested by the Administrative Agent in connection with such increases in the Total Revolving Loan Commitment (including documents related to the Real Estate Security Documents and insurance endorsements, new or amended Notes, any related fee letters, documents evidencing the increased Revolving Loan Commitment held by any applicable Lender, any joinder agreements related to a New Lender, reaffirmations of the Guaranty, resolutions regarding the increase in the Total Revolving Loan Commitment and related actions taken by Borrowers and the Guarantors, certified as true and correct by a Responsible Officer and legal opinions, all in form and substance reasonably satisfactory to the Administrative Agent).
Any request under this Section 2.01(b) shall be submitted by the Borrowers to the Administrative Agent (which shall promptly forward copies to the Lenders), specify the proposed effective date and amount of such increase (and whether such increase shall be an increase in the Total Revolving Loan Commitment) and be accompanied by a certificate of a Responsible Officer stating that no Default or Event of Default exists or will occur as a result of such increase. If any fees are to be paid or offered in connection with such increase, the Administrative Agent (with the consent of the Borrowers) may also specify any fees offered to those Lenders (the “Increasing Lenders”) which agree to increase the amount of their respective Revolving Loan Commitment, which fees may be variable based upon the amount by which any such Lender is willing to increase the amount of its Revolving Loan Commitment; no Lender which is not an Increasing Lender shall be entitled to receive any such fees. No Lender shall have any obligation, express or implied, to offer to increase the amount of its Revolving Loan Commitment. Only the consent of each Increasing Lender shall be required for an increase in the amount of the Total Revolving Loan Commitment pursuant to this Section 2.01(b)(i). No Lender which elects not to increase the amount of its Revolving Loan Commitment may be replaced in respect of its existing Revolving Loan Commitment as a result thereof without such Lender’s written consent.

               (ii) Each Increasing Lender shall, as soon as practicable after the Borrowers have submitted a request under Section 2.01(b)(i), specify the amount of the proposed increase in its Revolving Loan Commitment which it is willing to offer. To the extent the increased Revolving Loan Commitment of the Increasing Lenders is insufficient or there are no Increasing Lenders, the Borrowers may designate new lenders who qualify as Eligible Assignees and which are reasonably acceptable to the Administrative Agent as additional Lenders hereunder in accordance with this Section 2.01(b)(ii) (each such new Lender being a “New Lender”), which New Lender may assume all or a portion of the increase in the amount of the Total Revolving Loan Commitment. The Borrowers shall pay a fee to the Administrative Agent solely for the account of the Administrative Agent in connection any such increase as set forth in the Administrative Agent’s Fee Letter. The Borrowers and the Administrative Agent shall have discretion jointly to adjust the allocation of the increased aggregate principal amount of the Total Revolving Loan Commitment among Increasing Lenders and New Lenders.
               (iii) Each New Lender designated by the Borrowers and reasonably acceptable to the Administrative Agent shall become an additional party hereto as a New Lender concurrently with the effectiveness of the proposed increase in the amount of the Total Revolving Loan Commitment upon its execution of an instrument of joinder (which may contain such modifications to this Agreement and terms and conditions relating thereto as may be necessary to ensure that such Revolving Loan Commitments are treated as Revolving Loan Commitments for all purposes under the Credit Documents), in each case prepared by the Administrative Agent and otherwise in form and substance reasonably satisfactory to the Administrative Agent. Each New Lender shall provide the documentation required by Section 2.12(e).
               (iv) Subject to the foregoing, any increase in the Total Revolving Loan Commitment requested by Borrowers shall be effective as of the date proposed by Borrowers (the “Increase Effective Date”) and shall be in the principal amount equal to (i) the amount which the Increasing Lenders are willing to assume as increases to the amount of their Revolving Loan Commitments, plus (ii) the amount offered by the New Lenders with respect to the Total Revolving Loan Commitment, in either case as adjusted by Borrowers and the Administrative Agent pursuant to the last sentence of Section 2.01(b)(ii).
               (v) On or prior to the Increase Effective Date, with respect to any increase in the Total Revolving Loan Commitment, the Administrative Agent shall notify each Lender of the amount required to be paid by or to such Lender so that the Revolving Loans held by the Lenders on the Increase Effective Date (before giving effect to any new Revolving Loans made on such date) shall be held by each Lender pro rata in accordance with the Revolving Loan Commitments of the Lenders as adjusted pursuant to the last sentence of Section 2.01(b)(ii). Each Lender which is required to reduce the amount of Revolving Loans held by it (each such Lender, a “Decreasing Lender”) shall irrevocably assign, without recourse or warranty of any kind whatsoever (except that each Decreasing Lender warrants that it is the legal and beneficial owner of the Revolving Loans assigned by it under this Section 2.01(b)(v) and that such Revolving Loans are held by such Decreasing Lender free and clear of adverse claims), to each Increasing Lender and New Lender participating in the applicable increase in the Total Revolving Loan Commitment, and each applicable Increasing Lender and New Lender shall irrevocably acquire from the Decreasing Lenders, a portion of the principal amount of the

Revolving Loans of each Decreasing Lender (collectively, the “Acquired Portion”) outstanding on the Increase Effective Date (before giving effect to any new Revolving Loans made on such date) in an amount such that the principal amount of the Revolving Loans held by each applicable Increasing Lender, New Lender and Decreasing Lender as of the Increase Effective Date shall be held in accordance with each such Lender’s Revolving Proportionate Share (if any) as of such date. Such assignment and acquisition shall be effective on the Increase Effective Date automatically and without any action required on the part of any party other than the payment by the applicable Increasing Lenders and New Lenders to the Administrative Agent for the account of the Decreasing Lenders of an aggregate amount equal to the Acquired Portion, which amount shall be allocated and paid by the Administrative Agent at or before 12:00 p.m. on the Increase Effective Date to the Decreasing Lenders pro rata based upon the respective reductions in the principal amount of the Revolving Loans held by such Lenders on the Increase Effective Date (before giving effect to any new Revolving Loans made on such date). Each of the Administrative Agent and the Lenders shall adjust its records accordingly to reflect the payment of the Acquired Portion. The payments to be made in respect of the Acquired Portion shall be made by the applicable Increasing Lenders and New Lenders to the Administrative Agent in Dollars in immediately available funds at or before 11:00 a.m. on the Increase Effective Date, such payments to be made by the applicable Increasing Lenders and New Lenders pro rata based upon the respective increases in the amount of the Revolving Loan Commitments held by such Lenders on the Increase Effective Date.
               (vi) To the extent any of the Revolving Loans acquired by the applicable Increasing Lenders and New Lenders from the Decreasing Lenders pursuant to Section 2.01(b)(v) above are LIBOR Loans and the Increase Effective Date is not the last day of an Interest Period for such LIBOR Loans, the Decreasing Lenders shall be entitled to compensation from the Borrowers as provided in Section 2.13 (as if the Borrowers had prepaid such Revolving Loans in an amount equal to the Acquired Portion on the Increase Effective Date).
          (c) Notice of Loan Borrowing. The Borrowers shall request each Revolving Loan Borrowing by delivering to the Administrative Agent an irrevocable written notice substantially in the form of Exhibit A (a “Notice of Loan Borrowing”), duly executed by a Responsible Officer of the Borrowers and appropriately completed (or, in the case of a Notice of Loan Borrowing for a Revolving Loan Borrowing, shall notify the Administrative Agent by telephone, to be promptly confirmed by the delivery to the Administrative Agent of a signed Notice of Loan Borrowing for such Revolving Loan Borrowing, which may be delivered by facsimile), which specifies, among other things:
               (i) The principal amount of the requested Revolving Loan Borrowing, which shall be in the amount of (A) $3,000,000 or an integral multiple of $500,000 in excess thereof in the case of a Borrowing consisting of Base Rate Loans; or (B) $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of a Borrowing consisting of LIBOR Loans;
               (ii) Whether the requested Revolving Loan Borrowing is to consist of Base Rate Loans or LIBOR Loans;

               (iii) If the requested Revolving Loan Borrowing is to consist of LIBOR Loans, the initial Interest Periods selected by the Borrowers for such LIBOR Loans in accordance with Section 2.01(f); and
               (iv) The date of the requested Revolving Loan Borrowing, which shall be a Business Day.
The Borrowers shall give each Notice of Loan Borrowing for Revolving Loans to the Administrative Agent not later than 1:00 p.m. at least three (3) Business Days before the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of LIBOR Loans and not later than 1:00 p.m. at least one (1) Business Day before the date of the requested Revolving Loan Borrowing in the case of a Revolving Loan Borrowing consisting of Base Rate Loans. Each Notice of Loan Borrowing shall be delivered by first-class mail, facsimile, e-mail or other web-based communication to the Administrative Agent at the office or facsimile number and during the hours specified in Section 8.01; provided, however, that the Borrowers shall promptly deliver to the Administrative Agent the original of any Notice of Loan Borrowing initially delivered by facsimile, e-mail or other web-based communication. The Administrative Agent shall promptly notify each Lender of the contents of each Notice of Loan Borrowing for Revolving Loans and of the amount and Type of (and, if applicable, the Interest Period for) the Revolving Loan to be made by such Lender as part of the requested Revolving Loan Borrowing.
          (d) Interest Rates. The Borrowers shall pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until paid in full, at one of the following rates per annum:
               (i) During such periods as such Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate plus the Applicable Margin therefor, such rate to change from time to time as the Applicable Margin or Base Rate shall change; and
               (ii) During such periods as such Loan is a LIBOR Loan, at a rate per annum equal at all times during each Interest Period for such LIBOR Loan to the LIBOR Rate for such Interest Period plus the Applicable Margin therefor, such rate to change from time to time during such Interest Period as the Applicable Margin shall change.
All Revolving Loans in each Revolving Loan Borrowing shall, at any given time prior to maturity, bear interest at one, and only one, of the above rates. The number of Revolving Loan Borrowings consisting of LIBOR Loans shall not exceed eight (8) in the aggregate at any time.
          (e) Conversion of Revolving Loans. Subject to Section 2.13, the Borrowers may convert any Revolving Loan Borrowing from one Type of Revolving Loan Borrowing to the other Type; provided, however, that any conversion of a Base Rate Loan into a LIBOR Loan shall be in the amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and any conversion of a LIBOR Loan into a Base Rate Loan shall be in the amount of $3,000,000 or an integral multiple of $500,000 in excess thereof; provided, further, that no Base Rate Loan may be converted into a LIBOR Loan after the occurrence and during the continuance of an Event of Default and provided, further, that any conversion of a LIBOR Loan on any day other than the last day of the Interest Period therefor shall be subject to the payments required under Section 2.13. The Borrowers shall request such a conversion by delivering to the Administrative Agent an irrevocable written notice to the Administrative Agent substantially in the form of Exhibit B (a “Notice of Conversion”), duly executed by a Responsible Officer of the Borrowers and appropriately completed (or shall notify the Administrative Agent by telephone, to be promptly confirmed by the delivery to the Administrative Agent of a signed Notice of Conversion, which may be delivered by facsimile, e-mail or other web-based communication), which specifies, among other things:
               (i) The Revolving Loan Borrowing which is to be converted, as applicable;
               (ii) The Type of Revolving Loan Borrowing into which such Revolving Loan Borrowing is to be converted;
               (iii) If such Revolving Loan Borrowing is to be converted into a Revolving Loan Borrowing consisting of LIBOR Loans, the initial Interest Period selected by the Borrowers for such LIBOR Loans in accordance with Section 2.01(f); and
               (iv) The date of the requested conversion, which shall be a Business Day.
The Borrowers shall give each Notice of Conversion to the Administrative Agent not later than 1:00 p.m. at least three (3) Business Days before the date of the requested conversion of a Base Rate Loan into a LIBOR Loan or at least one (1) Business Day before the date of the requested conversion of a LIBOR Loan into a Base Rate Loan. Each Notice of Conversion shall be delivered by first-class mail or facsimile to the Administrative Agent at the office or to the facsimile number and during the hours specified in Section 8.01; provided, however, that the Borrowers shall promptly deliver to the Administrative Agent the original of any Notice of Conversion initially delivered by facsimile. The Administrative Agent shall promptly notify each Lender of the contents of each Notice of Conversion relating to Revolving Loans.
          (f) LIBOR Loan Interest Periods.
               (i) The initial and each subsequent Interest Period selected by the Borrowers for a Revolving Loan Borrowing consisting of LIBOR Loans shall be one (1), two (2), three (3), or six (6) months; provided, however, that (A) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such next Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; (C) no Interest Period shall end after the Maturity Date; and (D) no LIBOR Loan shall be made or continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default.
               (ii) The Borrowers shall notify the Administrative Agent of the Borrowers’ selection for a new Interest Period for a Revolving Loan Borrowing by an

irrevocable written notice substantially in the form of Exhibit C (a “Notice of Interest Period Selection”), duly executed by a Responsible Officer of the Borrowers and appropriately completed (or shall notify the Administrative Agent by telephone, to be promptly confirmed by the delivery to the Administrative Agent of a signed Notice of Interest Period Selection, which may be delivered by facsimile, e-mail or other web-based communication), not later than 1:00 p.m. at least three (3) Business Days prior to the last day of each Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans; provided, however, that no LIBOR Loan shall be continued for an additional Interest Period after the occurrence and during the continuance of an Event of Default. Each Notice of Interest Period Selection shall be given by first-class mail, facsimile, e-mail or other web-based communication to the office or the facsimile number and during the hours specified in Section 8.01; provided, however, that the Borrowers shall promptly deliver to the Administrative Agent the original of any Notice of Interest Period Selection initially delivered by facsimile. If (A) the Borrowers shall fail to notify the Administrative Agent of the next Interest Period for a Revolving Loan Borrowing consisting of LIBOR Loans in accordance with this Section 2.01(f) or (B) an Event of Default has occurred and is continuing on the last date of an Interest Period for any LIBOR Loan, such LIBOR Loan(s) shall automatically convert to Base Rate Loan(s) on the last day of the current Interest Period therefor. The Administrative Agent shall promptly notify each Lender of the contents of each Notice of Interest Period Selection for the Revolving Loans.
          (g) Scheduled Payments.
               (i) Interest — All Loans. The Borrowers shall pay accrued interest on the unpaid principal amount of each Revolving Loan in arrears (i) in the case of a Base Rate Loan, on the last Business Day of each fiscal quarter, (ii) in the case of a LIBOR Loan, on the last day of each Interest Period therefor (and, if any such Interest Period is longer than three (3) months, every three (3) months after the first day of such Interest Period); and (iii) in the case of all Loans, at maturity. All interest that is not paid when due shall be due on demand.
               (ii) Scheduled Principal Payments — Revolving Loans. The Borrowers shall repay the principal amount of the Revolving Loans on the Maturity Date. The Borrowers shall also make the mandatory prepayments required by Section 2.06(c).
     2.02. Letters of Credit.
          (a) The Letter of Credit Commitment.
               (i) On the Closing Date, the Existing Letters of Credit shall be deemed to have been issued hereunder, and each Lender shall thereupon acquire a participation interest therein in accordance with its Revolving Proportionate Share and the terms of this Section. The Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof. On the terms and subject to the conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.02, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit in Dollars for the account of a Borrower in support of the obligations of such Borrower or any other Loan Party, and to amend or renew Letters of

Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of a Borrower in support of the obligations of such Borrower or any other Loan Party; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations would exceed the Total Revolving Loan Commitment at such time, (y) the aggregate Effective Amount of the Revolving Loans of any Lender, plus such Lender’s Revolving Proportionate Share of the Effective Amount of all L/C Obligations, plus such Lender’s Revolving Proportionate Share of the Effective Amount of all Swing Line Loans would exceed such Lender’s Revolving Loan Commitment, or (z) the Effective Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Each Letter of Credit shall be in a form acceptable to the L/C Issuer. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
               (ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:
                    (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Requirement of Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
                    (B) subject to Section 2.02(b)(iii), (1) in the case of any Standby Letter of Credit, the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal or (2) in the case of any Commercial Letter of Credit, the expiry date of such requested Letter of Credit would occur more than 180 days after the date of issuance or last renewal, in either case unless the Required Lenders have approved such expiry date;
                    (C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;
                    (D) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer or the terms and conditions of the applicable Letter of Credit Application; or

                    (E) such Letter of Credit is in a face amount less than $25,000, in the case of a Commercial Letter of Credit, or $100,000, in the case of any other type of Letter of Credit, or denominated in a currency other than Dollars.
               (iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
               (iv) The Borrowers shall cause each of the Existing Letters of Credit to replaced by a replacement Letter of Credit issued by Wells Fargo no later than the earlier of (i) the current scheduled expiration date of such Existing Letter of Credit (without giving effect to any extensions or renewals after the Closing Date) and (ii) the date of any proposed amendment or modification of such Existing Letter of Credit. Bank of America, N.A. shall take all actions called for under this Agreement as L/C Issuer of the Existing Letters of Credit with the consent of Wells Fargo if such action is discretionary; provided that the collection of funds and administration of the Existing Letters of Credit shall be performed by Wells Fargo as the L/C Issuer.
          (b) Procedures for Issuance and Amendment of Letters of Credit; Evergreen Letters of Credit.
               (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrowers. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 1:00 p.m., at least three Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole and reasonable discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which date shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the account party thereunder, and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which date shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.
               (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Proportionate Share times the amount of such Letter of Credit. The Administrative Agent shall promptly notify each Lender upon the issuance of a Letter of Credit.
               (iii) If the Borrowers so request in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Evergreen Letter of Credit”); provided that any such Evergreen Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrowers shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the Business Day immediately preceding the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrowers that one or more of the applicable conditions specified in Section 3.02 is not then satisfied. Notwithstanding anything to the contrary contained herein, the L/C Issuer shall have no obligation to permit the renewal of any Evergreen Letter of Credit at any time.
               (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
          (c) Drawings and Reimbursements; Funding of Participations.
               (i) Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrowers and the Administrative Agent of the amount to be paid by the L/C Issuer as a result of such drawing and the date on which payment is to be made by the L/C Issuer to the beneficiary of such Letter of Credit in respect of such drawing; provided, however, that in the case of Commercial Letters of Credit, subsequent notification by routine methods shall be deemed sufficient notice. Not later than 1:00 p.m., on the date of any payment by the L/C Issuer under a Letter of Credit (each such date of payment, an “Honor Date”), the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing, which may be effected through the debiting of one or more deposit accounts maintained with the Administrative Agent. If the Borrowers fail to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Lender’s Revolving Proportionate Share thereof. In such event, the Borrowers shall be deemed to have requested a Revolving Loan Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Revolving Loan Commitment and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Loan Borrowing for Revolving Loans). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.02(c)(i) may be given by telephone if immediately confirmed in writing; provided, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
               (ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.02(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Revolving Proportionate Share of the Unreimbursed Amount not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.02(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.
               (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan Borrowing because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate applicable to Revolving Loans upon the occurrence and during the continuance of an Event of Default. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.02.
               (iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.02(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Proportionate Share of such amount shall be solely for the account of the L/C Issuer. For the avoidance of doubt, interest shall accrue beginning on the Honor Date for any such draw under a Letter of Credit.
               (v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for, or participate in, amounts drawn under Letters of Credit, as contemplated by this Section 2.02(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.
               (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.02(c) by the time specified in Section 2.02(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
          (d) Repayment of Participations.
               (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.02(c), if the Administrative Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Lender its Revolving Proportionate Share thereof in the same funds as those received by the Administrative Agent.
               (ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.02(c)(i) is required to be returned, each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Proportionate Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.
          (e) Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Revolving Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and the other Credit Documents under all circumstances, including the following:
               (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
               (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrowers in respect of any Letter of Credit or any other amendment or waiver of, or any consent to departure from, all or any of the Credit Documents;

               (iii) the existence of any claim, counterclaim, set-off, defense or other right that a Borrowers or any other Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
               (iv) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
               (v) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
               (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers.
The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
          (f) Role of L/C Issuer. Each of the Borrowers and the Lenders agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the Administrative Agent nor the L/C Issuer nor any of their respective affiliates, directors, officers, employees, agents or advisors nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.02(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which are determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the L/C Issuer’s gross negligence or willful misconduct or the L/C Issuer’s failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
          (g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrowers shall immediately Cash Collateralize the Obligations in an amount equal to 105% of the then Effective Amount of the L/C Obligations. The Borrowers hereby grant the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a Lien on all such cash and deposit account balances described in the definition of “Cash Collateralize” as security for the Obligations. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo or other institutions satisfactory to it which accounts, in any case, are the subject of control agreements pursuant to which the Administrative Agent has “control” as such term is used in the Uniform Commercial Code, sufficient to perfect on a first priority basis a security interest in such cash collateral. The Lien held by the Administrative Agent in such cash collateral to secure the Obligations shall be released upon the satisfaction of each of the following conditions: (a) no Letters of Credit shall be outstanding, (b) all L/C Obligations shall have been repaid in full and (c) no Default or Event of Default shall have occurred and be continuing.
          (h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each Commercial Letter of Credit.

          (i) Letter of Credit Fees. The Borrowers shall pay, to the Administrative Agent for the account of each Lender in accordance with its Revolving Proportionate Share, a Letter of Credit fee for each such Letter of Credit for the period from the date of issuance of such Letter of Credit until the expiry thereof, at a per annum rate equal to the Applicable Margin for LIBOR Loans applicable from time to time during such period multiplied by the actual daily maximum amount available to be drawn under such Letter of Credit. Such fee for each Letter of Credit shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and on the Letter of Credit Expiration Date. Each such fee, when due, shall be fully earned and when paid, shall be non-refundable. If there is any change in the Applicable Margin for LIBOR Loans during any quarter, the Applicable Margin used for the calculation of the Letter of Credit fee shall be the Applicable Margin for LIBOR Loans on each day during such quarter.
          (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee in an amount with respect to each Letter of Credit equal to 0.125% of the amount of such Letter of Credit, due and payable upon each L/C Credit Extension with respect to such Letter of Credit; provided, that in the case of an increase in the amount of a Letter of Credit after the issuance thereof, such fronting fee shall be payable only on the increased amount thereof. In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment, negotiation and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable. For the avoidance of doubt, Bank of America, N.A. acknowledges that the fronting fee payable to it in connection with the issuance of the Existing Letters of Credit has been previously paid in full and that Bank of America, N.A. is not entitled to any other periodic fee under this Section 2..02(j). For the avoidance of doubt, any other fronting fee and the other fees described in this Section 2.02(j) applicable to the Existing Letters of Credit shall be payable to Bank of America, N.A. as the L/C Issuer of the Existing Letters of Credit until the Existing Letters of Credit are replaced as contemplated by this Agreement.
          (k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
          (l) Trade Bank as L/C Issuer. The parties hereto acknowledge and agree that, at its option, Wells Fargo, as L/C Issuer may arrange for Letters of Credit to be issued by Trade Bank as agent for Wells Fargo. All parties hereto understand and agree that to the extent any Letters of Credit are issued by Trade Bank as agent for Wells Fargo, (i) Trade Bank is agent only to Wells Fargo and not to the Borrower and has no obligations to the Borrower, (ii) the Letters of Credit issued by Trade Bank will be deemed Letters of Credit issued by the L/C Issuer for all purposes hereunder and (iii) any of the obligations performed or rights exercised pursuant to or in connection with the issuance of any Letter of Credit by Trade Bank shall be deemed obligations performed or rights exercised by Wells Fargo as L/C Issuer. To the extent that the L/C Issuer is required to provide any notices to, or take any other actions for the benefit of, the

Administrative Agent hereunder, with respect to any Letter of Credit issued by Trade Bank, no such notice or action shall be required.
     2.03. Swing Line.
          (a) The Swing Line. On the terms and subject to the conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) in Dollars to the Borrowers from time to time on any Business Day during the period from the Closing Date up to but not including the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Effective Amount of Revolving Loans of the Swing Line Lender in its capacity as a Lender of Revolving Loans, may exceed the amount of such Lender’s Revolving Loan Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations shall not exceed the Total Revolving Loan Commitment at such time, and (ii) the aggregate Effective Amount of the Revolving Loans of any Lender (other than the Swing Line Lender), plus such Lender’s Revolving Proportionate Share of the Effective Amount of all L/C Obligations, plus such Lender’s Revolving Proportionate Share of the Effective Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Loan Commitment, and provided, further, that the Swing Line Lender shall not make any Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.03, prepay under Section 2.06, and reborrow under this Section 2.03. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Revolving Proportionate Share times the amount of such Swing Line Loan.
          (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrowers’ irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., on the requested borrowing date, and shall specify (i) the amount to be borrowed, which amount shall be a minimum amount of $100,000 or an integral multiple of $25,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by the delivery to the Swing Line Lender and the Administrative Agent of a written Notice of Swing Line Borrowing, appropriately completed and signed by a Responsible Officer of the Borrowers, which notice may be delivered by facsimile, e-mail or web-based communication. Promptly after receipt by the Swing Line Lender of any telephonic Notice of Swing Line Borrowing, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Notice of Swing Line Borrowing and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m., on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.03(a), or (B) that one or more of the applicable conditions specified in

Section 3.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m., on the borrowing date specified in such Notice of Swing Line Borrowing, make the amount of its Swing Line Loan available to the Borrowers at its office by crediting the account of the Borrowers on the books of the Swing Line Lender in immediately available funds.
          (c) Refinancing of Swing Line Loans.
               (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably requests the Swing Line Lender to act on its behalf), under this subsection (c), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Revolving Proportionate Share of the amount of Swing Line Loans then outstanding. Such request shall be made in accordance with the requirements of Section 2.01, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Total Revolving Loan Commitment and the conditions set forth in Section 3.02. The Swing Line Lender shall furnish the Borrowers with a copy of the applicable Notice of Loan Borrowing for Revolving Loans promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Revolving Proportionate Share of the amount specified in such Notice of Loan Borrowing for Revolving Loans available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 2:00 p.m., on the day specified in such Notice of Loan Borrowing for Revolving Loans, whereupon, subject to Section 2.03(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
               (ii) If for any reason any Revolving Loan Borrowing cannot be requested in accordance with Section 2.03(c)(i) or any Swing Line Loan cannot be refinanced by such a Revolving Loan Borrowing, the Notice of Loan Borrowing for Revolving Loans submitted by the Swing Line Lender shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.03(c)(i) shall be deemed payment in respect of such participation.
               (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
               (iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund participations in Swing Line Loans pursuant to this Section 2.03(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such purchase of participations shall not relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.
          (d) Repayment of Participations.
               (i) At any time after any Lender has purchased and funded a participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Revolving Proportionate Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participation was outstanding and funded) in the same funds as those received by the Swing Line Lender.
               (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender, each Lender shall pay to the Swing Line Lender its Revolving Proportionate Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.
          (e) Interest for Account of Swing Line Lender. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or participation pursuant to this Section 2.03 to refinance such Lender’s Revolving Proportionate Share of any Swing Line Loan, interest in respect of such Revolving Proportionate Share shall be solely for the account of the Swing Line Lender. The Borrowers shall pay accrued interest on the unpaid principal amount of each Swing Line Loan on the last Business Day of each fiscal quarter and at maturity.
          (f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
     2.04. Amount Limitations, Commitment Reductions, Etc.
          (a) Optional Reduction or Cancellation of Commitments. The Borrowers may, upon five (5) Business Days written notice to the Administrative Agent (each a “Reduction Notice”), permanently reduce the Total Revolving Loan Commitment by the amount of $5,000,000 or an integral multiple of $5,000,000 in excess thereof or cancel the Total Revolving Loan Commitment in its entirety; provided, however, that:
               (i) The Borrowers may not reduce the Total Revolving Loan Commitment prior to the Maturity Date, if, after giving effect to such reduction, the Effective

Amount of all Revolving Loans, L/C Obligations and Swing Line Loans then outstanding would exceed the Total Revolving Loan Commitment as so reduced; and
               (ii) The Borrowers may not cancel the Total Revolving Loan Commitment prior to the Maturity Date, if, after giving effect to such cancellation, any Revolving Loan would then remain outstanding.
Any Reduction Notice shall be irrevocable; provided that any Reduction Notice may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by written notice to the Administrative Agent on or prior to the specified effective date previously provided in the applicable Reduction Notice) if such condition is not satisfied.
          (b) Mandatory Reduction of Commitments.
               (i) Upon written request of the Required Lenders to the Administrative Agent, the Total Revolving Loan Commitment shall be permanently reduced by an amount equal to the maximum amount that would be required to be applied as a mandatory prepayment of the Swing Line Loans and the Revolving Loans pursuant to Section 2.06(c)(iii), (iv) or (v) or Section 2.06(d) if the Effective Amount of such Loans was then equal to the amount of such Commitment (but without regard to the actual usage of such Commitment), such reduction to be effective on the Business Day following the Business Day on which the Administrative Agent receives such written request from the Required Lenders.
               (ii) The Total Revolving Loan Commitment shall be automatically and permanently reduced to zero on the Maturity Date.
          (c) Effect of Revolving Loan Commitment Adjustments. From the effective date of any reduction or increase of the Total Revolving Loan Commitment, the Commitment Fees payable pursuant to Section 2.05(b) shall be computed on the basis of the Total Revolving Loan Commitment as so reduced or increased. Once reduced or cancelled, the Total Revolving Loan Commitment may not be increased or reinstated without the prior written consent of all Lenders (except as permitted under Section 2.01(b)). Any reduction of the Total Revolving Loan Commitment pursuant to Section 2.04(a) shall be applied ratably to reduce each Lender’s Revolving Loan Commitment in accordance with clause (i) of Section 2.10(a).
     2.05. Fees.
          (a) Administrative Agent’s Fee; Other Fees. The Borrowers shall pay to the Administrative Agent, for its own account, agent’s fees and other compensation in the amounts and at the times set forth in the Administrative Agent’s Fee Letter and any fees set forth in any other fee letter or agreement executed in connection with any increase under Section 2.01(b).
          (b) Commitment Fee. The Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders as provided in clause (iv) of Section 2.10(a), a commitment fee (a “Commitment Fee”) equal to the Commitment Fee Percentage of the daily average Unused Revolving Commitment for the period beginning on the date of this Agreement and ending on the Maturity Date. The Borrowers shall pay the Commitment Fee in arrears on the last Business

Day in each March, June, September and December (commencing June 29, 2007) and on the Maturity Date (or if the Total Revolving Loan Commitment is cancelled on a date prior to the Maturity Date, on such prior date).
     2.06. Prepayments.
          (a) Terms of All Prepayments. Upon the prepayment of any Loan (whether such prepayment is an optional prepayment under Section 2.06(b), a mandatory prepayment required by Section 2.06(c) or a mandatory prepayment required by any other provision of this Agreement or the other Credit Documents, including a prepayment upon acceleration), the Borrowers shall pay (i) to the Administrative Agent for the account of the Lender that made such Loan all accrued interest and fees to the date of such prepayment on the amount prepaid and (ii) to such Lender if such prepayment is the prepayment of a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, all amounts payable to such Lender pursuant to Section 2.13.
          (b) Optional Prepayments.
               (i) At their option, the Borrowers may, without premium or penalty but subject to Section 2.13 in the case of LIBOR Loans, upon one (1) Business Day’s notice from the Borrowers to the Administrative Agent in the case of Base Rate Loans or three (3) Business Days’ notice from the Borrowers to the Administrative Agent in the case of LIBOR Loans, prepay the Base Rate Loans in any Borrowing and all accrued but unpaid interest thereon in part, in a minimum principal amount of $3,000,000 or an integral multiple of $500,000 in excess thereof, or in whole and prepay the LIBOR Loans in any Borrowing and all accrued but unpaid interest thereon in part, in a minimum principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, or in whole. Each such notice shall specify the date and amount of such prepayment; provided that if such prepayment is on any day other than on the last day of the Interest Period applicable to such LIBOR Loan, the Borrowers shall be subject to the payments required by Section 2.13. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. If no Default or Event of Default has occurred and is continuing, all prepayments under this Section 2.06(b) which are applied to reduce the principal amount of the Loans shall be applied to the Loans as directed by the Borrowers. If the Borrowers fail to direct the application of any such prepayments, then such principal prepayments shall be applied first to the accrued but unpaid interest on and then any principal of the Swing Line Loans until paid in full, second to the accrued but unpaid interest on and then any principal of the Revolving Loans until paid in full, and finally to Cash Collateralize the Obligations in an amount equal to the Effective Amount of the L/C Obligations. In each case, to the extent possible, such principal payment shall be first applied to prepay Base Rate Loans and then if any funds remain, to prepay LIBOR Loans; provided that if an Event of Default has occurred and is continuing at the time any such prepayment is made, the Lenders shall apply such prepayments to such Obligations as the Administrative Agent may determine in its discretion which determination shall be effective as to all Lenders (but for regulatory purposes, the Lenders may apply such payments internally as they shall determine).

               (ii) At their option, the Borrowers may, upon notice by the Borrowers to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or an integral multiple of $25,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
          (c) Mandatory Prepayments. The Borrowers shall prepay (or Cash Collateralize, as applicable) the Obligations as follows:
               (i) If, at any time, the Effective Amount of all Revolving Loans, Swing Line Loans and L/C Obligations then outstanding exceeds the Total Revolving Loan Commitment at such time, the Borrowers shall immediately (A) prepay the Swing Line Loans to the extent Swing Line Loans in a sufficient amount are then outstanding, (B) then prepay the Revolving Loans to the extent Revolving Loans in a sufficient amount are then outstanding and (C) otherwise, Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations, in an aggregate principal amount equal to such excess.
               (ii) The Borrowers shall repay each Swing Line Loan on the earlier to occur of (A) the Swing Line Settlement Date occurring after such Swing Line Loan is made and (B) the Maturity Date.
               (iii) If, at any time after the Closing Date during any calendar year (including 2007), any Loan Party sells or otherwise disposes of any assets (other than sales permitted under Sections 5.02(c)), the Borrowers shall, immediately after the completion of each sale or other disposition, prepay the Obligations in the manner set forth in Section 2.06(d), in each case, in an aggregate principal amount equal to eighty-five percent (85%) of the Net Proceeds from any such sale or disposition; provided that so long as the cash portion of the consideration for any such disposed assets is not less than 90% of all consideration for such disposed assets only the cash portion of such Net Proceeds at the time of sale will be counted for purposes of any prepayment required under this sentence and the remaining consideration shall be counted when received as cash; otherwise 100% of all Net Proceeds (cash and non-cash) shall be counted. Notwithstanding the foregoing, the Borrowers shall not be required to make a prepayment pursuant to this clause (iii) with respect to any sale (a “Relevant Sale”) if the Borrowers advise the Administrative Agent in writing at the time the Net Proceeds from such Relevant Sale are received that the applicable Borrower intends to reinvest all or any portion of such Net Proceeds in replacement assets to the extent (A) such Net Proceeds are in fact committed to be reinvested by such Borrower pursuant to a purchase contract providing for the acquisition of such replacement assets that is executed by such Borrower and the related seller within 90 days from the date of such Relevant Sale and (B) the acquisition of such replacement assets occurs within 270 days from the date of such Relevant Sale. If, at any time after the occurrence of a Relevant Sale and prior to the acquisition of the related replacement assets, the 90 or 270-day period provided in clause (A) or (B) of the preceding sentence shall elapse without execution of the related purchase contract (in the case of clause (A)) or the occurrence of the related acquisition (in the case of clause (B)) or a Default or Event of Default shall occur, then the Borrowers shall immediately prepay the outstanding Obligations in the amount and in the manner described in the first sentence of this clause (iii).
               (iv) If, at any time after the Closing Date, any Loan Party issues or incurs any Indebtedness for borrowed money, including Indebtedness evidenced by notes, bonds, debentures or other similar instruments but excluding Permitted Indebtedness, the Borrowers shall, immediately after such issuance or incurrence, prepay the outstanding Obligations in the manner set forth in Section 2.06(d), in each case, in an aggregate principal amount equal to one hundred percent (100%) of the Net Proceeds of such Indebtedness.
               (v) Not later than four (4) Business Days following the date of receipt (each a “Receipt Date”) by a Loan Party (or the Administrative Agent or the Security Trustee) of any Net Insurance Proceeds or Net Condemnation Proceeds during any calendar year (including 2007), when added to the Net Insurance Proceeds and Net Condemnation Proceeds received by a Loan Party (or the Administrative Agent or the Security Trustee) during such calendar year, in the aggregate, exceed $25,000,000 for such calendar year, the Borrower shall prepay the outstanding Obligations in the manner set forth in Section 2.06(d) in an amount equal to the aggregate amount of the sum of such excess or such increase in such excess. Notwithstanding the foregoing, the Borrower shall not be required to make a prepayment pursuant to this clause (v) with respect to any particular Net Insurance Proceeds or Net Condemnation Proceeds if the Borrower advises the Administrative Agent in writing within four (4) Business Days after the related Receipt Date that it or another Loan Party intends to repair, restore or replace the assets from which such Net Insurance Proceeds or Net Condemnation Proceeds derived to the extent (A) such Net Insurance Proceeds and Net Condemnation Proceeds are in fact committed to be utilized to repair, restore or replace such assets pursuant to one or more contracts providing for such repair, restoration or replacement that is executed by a Loan Party and the relevant counterparty(ies) within 90 days after the related Receipt Date, (B) such repair, restoration or replacement is completed within 270 days after the related Receipt Date and (C) the Net Insurance Proceeds or Net Condemnation Proceeds are sufficient to defray the entire cost of such repair, restoration or replacement or if not, the Borrower has deposited with the Administrative Agent good funds equal to the difference between the cost of such repair, restoration or replacement and the amount of Net Insurance Proceeds or Net Condemnation Proceeds deposited with the Administrative Agent, and such funds and proceeds will be held by the Administrative Agent and disbursed under procedures established by the Administrative Agent in good faith. If, at any time after the occurrence of a Receipt Date and prior to the completion of the corresponding repair, restoration or replacement, the 90 or 270-day period provided in clause (A) or (B) of the preceding sentence shall elapse without execution of the related contract (in the case of clause (A)) or the completion of the related repair, restoration or replacement (in the case of clause (B)), or the Borrower shall fail to provide and deposit the funds and proceeds required under clause (C) above, or an Event of Default shall occur, then the Borrower shall immediately prepay the outstanding Obligations in the amount and in the manner described in the first sentence of this clause (v). If the Borrower has provided the written notice contemplated by the prior sentence, then until such Net Insurance Proceeds or Net Condemnation Proceeds are needed to pay for the related repair, restoration or replacement such proceeds shall be held by the Administrative Agent as collateral. No right to apply proceeds to repair, restoration or replacement shall exist if any such repair, restoration or replacement cannot reasonably be completed prior to 180 days before the Maturity Date.
               (vi) The Borrowers shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.06(c), (A) a certificate signed by the chief financial officer of the Borrowers setting forth in reasonable detail the calculation of the amount of such prepayment and (B) to the extent practicable, at least three days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date and the Type and principal amount of each Loan (or portion thereof) to be prepaid. In the event that the Borrowers shall subsequently determine that the actual amount required to be prepaid was greater than the amount set forth in such certificate, the Borrowers shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and the Borrowers shall concurrently therewith deliver to the Administrative Agent a certificate signed by the chief financial officer of the Borrowers demonstrating the derivation of the additional amount resulting in such excess.
          (d) Application of Loan Prepayments. The amount of all required prepayments shall be applied as follows: (A) to prepay the Swing Line Loans to the extent Swing Line Loans are then outstanding, (B) then to prepay the Revolving Loans to the extent Revolving Loans are then outstanding and (C) otherwise, to Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations. Without modifying the order of application of prepayments set forth in the preceding sentence, all such prepayments shall, to the extent possible, be first applied to prepay Base Rate Loans and then if any funds remain, to prepay LIBOR Loans.
     2.07. Other Payment Terms.
          (a) Place and Manner. All payments to be made by the Borrowers under this Agreement or any other Credit Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. The Borrowers shall make all payments due to each Lender or the Administrative Agent under this Agreement or any other Credit Document by payments to the Administrative Agent at the Administrative Agent’s office located at the address specified in Section 8.01, with each payment due to a Lender to be for the account of such Lender and such Lender’s Applicable Lending Office. The Borrowers shall make all payments under this Agreement or any other Credit Document in lawful money of the United States and in same day or immediately available funds not later than 3:00 p.m. on the date due. The Administrative Agent shall promptly disburse to each Lender each payment received by the Administrative Agent for the account of such Lender.
          (b) Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.
          (c) Default Rate. Upon the occurrence and during the continuation of any Event of Default, until the time when such Event of Default shall have been cured or waived in writing by the Required Lenders or all the Lenders (as may be required by this Agreement), the Borrowers shall pay interest on the aggregate, outstanding principal amount of all Obligations hereunder at a per annum rate equal to the otherwise applicable interest rate plus two percent (2.00%) or, if no such per annum rate is applicable to any such Obligations, at a per annum rate equal to the Base Rate, plus the Applicable Margin for Base Rate Loans, plus two percent (2.00%) (the “Default Rate”) payable on demand. Overdue interest shall itself bear interest at the Default Rate, and shall be compounded with the principal Obligations daily, to the fullest extent permitted by applicable laws.
          (d) Application of Payments. All payments hereunder shall be applied first to unpaid fees, costs and expenses then due and payable under this Agreement or the other Credit Documents, second to accrued interest then due and payable under this Agreement or the other Credit Documents and finally to reduce the principal amount of outstanding Loans and L/C Borrowings. The proceeds of Collateral will be applied as set forth in the Security Documents.
          (e) Failure to Pay the Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers at least one (1) Business Day prior to the date on which any payment is due to the Lenders hereunder that the Borrowers will not make such payment in full, the Administrative Agent shall be entitled to assume that the Borrowers have made or will make such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be paid to the Lenders on such due date an amount equal to the amount then due such Lenders. If and to the extent the Borrowers shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at a per annum rate equal to (i) the Federal Funds Rate for the first three (3) days and (ii) the rate applicable to Base Rate Loans thereafter. A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.07(e) shall be conclusive absent manifest error.
     2.08. Loan Accounts; Notes.
          (a) Loan Accounts. The obligation of the Borrowers to repay the Loans made to it by each Lender and to pay interest thereon at the rates provided herein shall be evidenced by an account or accounts maintained by such Lender on its books (individually, a “Loan Account”), except that any Lender may request that its Loans be evidenced by a note or notes pursuant to Section 2.08(b) and Section 2.08(c). Each Lender shall record in its Loan Accounts (i) the date and amount of each Loan made by such Lender, (ii) the interest rates applicable to each such Loan and the effective dates of all changes thereto, (iii) the Interest Period for each LIBOR Loan, (iv) the date and amount of each principal and interest payment on each Loan and (v) such other information as such Lender may determine is necessary for the computation of principal and interest payable to it by the Borrowers hereunder; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrowers’ Obligations. The Loan Accounts shall be conclusive absent manifest error as to the matters noted therein. In addition to the Loan Accounts, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control.
          (b) Revolving Loan Notes. Each Lender’s Revolving Loans shall be evidenced by a promissory note in the form of Exhibit E (individually, a “Revolving Loan Note”) which note shall be (i) payable to the order of such Lender, (ii) in the amount of such Lender’s Revolving Loan Commitment, (iii) dated the Closing Date and (iv) otherwise appropriately completed. The Borrowers authorize each Lender to record on the schedule annexed to such Lender’s Revolving Loan Note the date and amount of each Revolving Loan made by such Lender and of each payment or prepayment of principal thereon made by the Borrowers, and agrees that all such notations shall be conclusive absent manifest error with respect to the matters noted; provided, however, that any failure by a Lender to make, or any error by any Lender in making, any such notation shall not affect the Borrowers’ Obligations. The Borrowers further authorize each Lender to attach to and make a part of such Lender’s Revolving Loan Note continuations of the schedule attached thereto as necessary. If, because any Lender designates separate Applicable Lending Offices for Base Rate Loans and LIBOR Loans, such Lender requests that separate promissory notes be executed to evidence separately such Revolving Loans, then each such note shall be in the form of Exhibit E, mutatis mutandis to reflect such division, and shall be (w) payable to the order of such Lender, (x) in the amount of such Lender’s Revolving Loan Commitment, (y) dated the Closing Date and (z) otherwise appropriately completed. Such notes shall, collectively, constitute a Revolving Loan Note.
          (c) Swing Line Notes. The Swing Line Lender’s Swing Line Loans shall be evidenced by a promissory note in the form of Exhibit H (individually, a “Swing Line Note”) which note shall be (i) payable to the order of the Swing Line Lender, (ii) in the amount of the Swing Line Lender’s Swing Line Loans, (iii) dated the Closing Date and (iv) otherwise appropriately completed.
     2.09. Loan Funding.
          (a) Lender Funding and Disbursement to the Borrowers. Each Lender shall, before 2:00 p.m. on the date of each Borrowing, make available to the Administrative Agent at the Administrative Agent’s office specified in Section 8.01, in same day or immediately available funds, such Lender’s Revolving Proportionate Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon satisfaction of the applicable conditions set forth in Section 3.02 (and, if such Borrowing is the initial Loan or Letter of Credit, Section 3.01), the Administrative Agent shall promptly make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the joint account of the Borrowers maintained by the Borrowers on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrowers; provided, however, that if, on the date of the Borrowing there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrowers as provided above.

          (b) Lender Failure to Fund. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Revolving Proportionate Share of such Borrowing, the Administrative Agent shall be entitled to assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.09(a), and the Administrative Agent may on such date, in reliance upon such assumption, disburse or otherwise credit to the Borrowers a corresponding amount. If any Lender does not make the amount of such Lender’s Revolving Proportionate Share of any Borrowing available to the Administrative Agent on or prior to the date of such Borrowing, such Lender shall pay to the Administrative Agent, on demand, interest which shall accrue on such amount from the date of such Borrowing until such amount is paid to the Administrative Agent at rates equal to (i) the daily Federal Funds Rate during the period from the date of such Borrowing through the third Business Day thereafter and (ii) the rate applicable to Base Rate Loans thereafter. A certificate of the Administrative Agent submitted to any Lender with respect to any amount owing by such Lender under this Section 2.09(b) shall be conclusive absent manifest error with respect to such amount. If the amount of any Lender’s Revolving Proportionate Share of any Borrowing is not paid to the Administrative Agent by such Lender within three (3) Business Days after the date of such Borrowing, the Borrowers shall repay such amount to the Administrative Agent, on demand, together with interest thereon, for each day from the date such amount was disbursed to the Borrowers until the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to the Loans comprising such Borrowing.
          (c) Lenders’ Obligations Several. The failure of any Lender to make the Loan to be made by it as part of any Borrowing or to fund participations in Letters of Credit and Swing Line Loans to be funded by it shall not relieve any other Lender of its obligation hereunder to make its Loan as part of such Borrowing or fund its participations in Letters of Credit and Swing Line Loans, but no Lender shall be obligated in any way to make any Loan or fund any participation in Letters of Credit or Swing Line Loans which another Lender has failed or refused to make or otherwise be in any way responsible for the failure or refusal of any other Lender to make any Loan required to be made by such other Lender on the date of any Borrowing or to fund any participation required to be funded by such other Lender.
     2.10. Pro Rata Treatment.
          (a) Borrowings, Commitment Reductions, Etc. Except as otherwise provided herein:
               (i) Each Revolving Borrowing and reduction of the Total Revolving Loan Commitment shall be made or shared among the Lenders pro rata according to their respective Revolving Proportionate Shares;
               (ii) Each payment of principal on Loans in any Borrowing shall be shared among the Lenders which made or funded the Loans in such Borrowing pro rata according to the respective unpaid principal amounts of such Loans then owed to such Lenders;

               (iii) Each payment of interest on Loans in any Borrowing shall be shared among the Lenders which made or funded the Loans in such Borrowing pro rata according to (A) the respective unpaid principal amounts of such Loans so made or funded by such Lenders and (B) the dates on which such Lenders so made or funded such Loans;
               (iv) Each payment of Commitment Fees and Letter of Credit fees payable under Section 2.02(i) shall be shared among the Lenders with Revolving Loan Commitments (except for Defaulting Lenders) pro rata according to (A) their respective Revolving Proportionate Shares and (B) in the case of each Lender which becomes a Lender hereunder after the date hereof, the date upon which such Lender so became a Lender;
               (v) Each payment of interest (other than interest on Loans) shall be shared among the Lenders and the Administrative Agent owed the amount upon which such interest accrues pro rata according to (A) the respective amounts so owed such Lenders and the Administrative Agent and (B) the dates on which such amounts became owing to such Lenders and the Administrative Agent; and
               (vi) All other payments under this Agreement and the other Credit Documents (including, without limitation, fees paid in connection with any amendment, consent, waiver or the like) shall be for the benefit of the Person or Persons specified.
          (b) Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, in excess of its ratable share of payments on account of the Loans and the L/C Obligations obtained by all Lenders entitled to such payments, such Lender shall forthwith purchase from the other Lenders such participations in the Loans and/or participations in L/C Obligations or in Swing Line Loans as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.
     2.11. Change of Circumstances.
          (a) Inability to Determine Rates. If, on or before the first day of any Interest Period for any LIBOR Loan, (i) any Lender shall advise the Administrative Agent that the LIBOR Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market or (ii) any Lender shall advise the Administrative Agent that the rate of interest for such Loan does not adequately and fairly reflect the cost to such Lender of making or maintaining such LIBOR Loan, the Administrative Agent shall immediately give notice of such condition to the Borrowers and the other Lenders. After the giving of any such notice and until the Administrative Agent shall otherwise notify the Borrowers that the circumstances giving rise to such condition no longer exist, the Borrowers’ right to request the making of, conversion to or a new Interest Period for LIBOR Loans shall be suspended. Any LIBOR Loans outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such LIBOR Loans into Base Rate Loans unless such suspension has then ended.
          (b) Illegality. If, after the date of this Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender with any request or directive (whether or not having the force of law) of any Governmental Authority (a “Change of Law”) shall make it unlawful or impossible for any Lender to make or maintain any LIBOR Loan, such Lender shall immediately notify the Administrative Agent and the Borrowers in writing of such Change of Law. Upon receipt of such notice, (i) the Borrowers’ right to request the making of, conversion to or a new Interest Period for LIBOR Loans with respect to such Lender shall be terminated, and (ii) the Borrowers shall, at the request of such Lender, either (A) pursuant to Section 2.01(e), as the case may be, convert any such then outstanding LIBOR Loans of such Lender into Base Rate Loans at the end of the current Interest Period for such LIBOR Loans or (B) immediately repay or convert any such LIBOR Loans of such Lender if such Lender shall notify the Borrowers that such Lender may not lawfully continue to fund and maintain such LIBOR Loans. Any conversion or prepayment of LIBOR Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such LIBOR Loans shall be deemed a prepayment thereof for purposes of Section 2.13. After any Lender notifies the Administrative Agent and the Borrowers of such a Change of Law and until such Lender notifies the Administrative Agent and the Borrowers that it is no longer unlawful or impossible for such Lender to make or maintain a LIBOR Loan, all Revolving Loans of such Lender shall be Base Rate Loans.
          (c) Increased Costs. If, after the date of this Agreement, any Change of Law:
               (i) Shall subject any Lender to any tax, duty or other charge with respect to any LIBOR Loan, or shall change the basis of taxation of payments by the Borrowers to any Lender on such a LIBOR Loan or in respect to such a LIBOR Loan under this Agreement (except for changes in the rate of taxation on the overall net income of any Lender imposed by its jurisdiction of incorporation or the jurisdiction in which its principal executive office is located); or
               (ii) Shall impose, modify or hold applicable any reserve (excluding any Reserve Requirement or other reserve to the extent included in the calculation of the LIBOR Rate for any Loans), special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any LIBOR Loan; or

               (iii) Shall impose on any Lender any other condition related to any LIBOR Loan or such Lender’s Revolving Loan Commitment;
and the effect of any of the foregoing is to increase the cost to such Lender of making, renewing, or maintaining any such LIBOR Loan or its Revolving Loan Commitment or to reduce any amount receivable by such Lender hereunder; then the Borrowers shall from time to time, within five (5) Business Days after demand by such Lender, pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts. A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts, submitted by such Lender to the Borrowers shall be conclusive absent manifest error. The obligations of the Borrowers under this Section 2.11(c) shall survive the payment and performance of the Obligations and the termination of this Agreement.
          (d) Capital Requirements. If, after the date of this Agreement, any Lender determines that (i) any Change of Law affects the amount of capital required or expected to be maintained by such Lender or any Person controlling such Lender (a “Capital Adequacy Requirement”) and (ii) the amount of capital maintained by such Lender or such Person which is attributable to or based upon the Loans, the Letters of Credit, the Revolving Loan Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s or such Person’s policies with respect to capital adequacy), the Borrowers shall pay to such Lender or such Person, within five (5) Business Days after demand of such Lender, such amounts as such Lender or such Person shall determine are necessary to compensate such Lender or such Person for the increased costs to such Lender or such Person of such increased capital. A certificate setting forth in reasonable detail the amount of such increased costs, submitted by any Lender to the Borrowers shall be conclusive absent manifest error. The obligations of the Borrowers under this Section 2.11(d) shall survive the payment and performance of the Obligations and the termination of this Agreement.
     2.12. Taxes on Payments.
          (a) Payments Free of Taxes. All payments made by the Borrowers under this Agreement and the other Credit Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp, documentary or other taxes, any duties, or any other levies, imposts, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (other than (x) taxes imposed on or measured by the Administrative Agent’s or any Lender’s overall net income (however denominated), and franchise taxes imposed on the Administrative Agent or such Lender (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located and (y) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrowers are located) (all such non-excluded taxes, duties, levies, imposts, charges, fees, deductions and withholdings being hereinafter called “Taxes”). If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under the other Credit Documents, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Credit Documents. Whenever any Taxes are payable by the Borrowers, as promptly as possible thereafter, the Borrowers shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof. If the Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fail to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Administrative Agent and the Lenders for any taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The obligations of the Borrowers under this Section 2.12 shall survive the payment and performance of the Obligations and the termination of this Agreement.
          (b) In addition, the Borrowers shall pay to the relevant taxing authority in accordance with applicable law, and indemnify and hold the Administrative Agent and the Lenders harmless from, any present or future stamp, documentary, excise, property, sales or similar taxes, charges or levies that arise from the delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Credit Document (hereinafter referred to as “Other Taxes”).
          (c) The Borrowers shall indemnify each Lender and the Administrative Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor, which demand shall contain a reasonably detailed statement of the basis and calculation of the amount demanded.
          (d) Within thirty (30) days after the date of any payment of Taxes or Other Taxes pursuant to Section 2.12(a) or (b), the Borrowers shall furnish to the Administrative Agent, at its address referred to in Section 8.01(a), the original or a certified copy of a receipt evidencing such payment, to the extent that such receipt is issued therefor or such other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.
          (e) Withholding Exemption Certificates. On or prior to the date of the initial Borrowing or, if such date does not occur within thirty (30) days after the date of this Agreement, by the end of such 30-day period, each Lender which is not organized under the laws of the United States of America or a state thereof shall deliver to the Borrowers and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form), as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each such Lender further agrees (i) promptly to notify the Borrowers and the Administrative Agent of any change of circumstances (including any change in any treaty, law or regulation) which would prevent such Lender from receiving payments hereunder without any deduction or withholding of such Taxes and (ii) if such Lender has not so notified the Borrowers and the Administrative Agent of any change of circumstances which would prevent such Lender from receiving payments hereunder without any deduction or withholding of taxes, then on or before the date that any certificate or other form delivered by such Lender under this Section 2.12(e) expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent such certificate or form previously delivered by such Lender, to deliver to the Borrowers and the Administrative Agent a new certificate or form, certifying that such Lender is entitled to receive payments under this Agreement without deduction or such taxes, but only if and to the extent such Lender is legally entitled to do so. If (i) there has not occurred any change of circumstances (including any change in any treaty, law or regulation) which would prevent a Lender from receiving payments hereunder without any deduction or withholding of such Taxes, which would present a Lender from doing so and (ii) such Lender (other than an assignee pursuant to a request by the Borrower under Section 2.15) fails to provide to the Borrowers or the Administrative Agent pursuant to this Section 2.12(e) (or, in the case of an Assignee Lender, Section 8.05(c)) any certificates or other evidence required by such provision to establish that such Lender is, at the time it becomes a Lender hereunder, entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, such Lender shall not be entitled to any indemnification under Section 2.12(a) for any Taxes imposed on such Lender primarily as a result of such failure, except to the extent that such Lender (or its assignor, if any) was entitled, at the time such Lender became a Lender hereunder, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.12(a).
          (f) Tax Returns. Nothing contained in this Section 2.12 shall require the Administrative Agent or any Lender to make available any of its tax returns (or any other information relating to its taxes which it deems to be confidential).
     2.13. Funding Loss Indemnification. If the Borrowers shall (a) repay, prepay or convert any LIBOR Loan on any day other than the last day of an Interest Period therefor (whether a scheduled payment, an optional prepayment or conversion, a mandatory prepayment or conversion, a payment upon acceleration or otherwise), (b) fail to borrow any LIBOR Loan for which a Notice of Loan Borrowing has been delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) or (c) fail to convert any Revolving Loans into LIBOR Loans in accordance with a Notice of Conversion delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), the Borrowers shall pay to the appropriate Lender within five (5) Business Days after demand a prepayment fee, failure to borrow fee or failure to convert fee, as the case may be (determined as though 100% of the LIBOR Loan had been funded in the London interbank eurodollar currency market) equal to the sum of:
          (a) $250; plus
          (b) the amount, if any, by which (i) the additional interest would have accrued on the amount prepaid or not borrowed at the LIBOR Rate plus the Applicable Margin for LIBOR Loans if that amount had remained or been outstanding through the last day of the applicable Interest Period exceeds (ii) the interest that such Lender could recover by placing such amount on deposit in the London interbank eurodollar currency market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable

Interest Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained); plus
          (c) all reasonable out-of-pocket expenses incurred by such Lender directly attributable to such payment, prepayment or failure to borrow.
Each Lender’s determination of the amount of any prepayment fee payable under this Section 2.13 shall be submitted to the Borrowers in writing and shall be presumed conclusive in the absence of manifest error. The obligations of the Borrowers under this Section 2.13 shall survive the payment and performance of the Obligations and the termination of this Agreement.
     2.14. Security.
          (a) Security Documents. The Loans, together with all other Obligations, shall be secured by the Liens granted by the Borrowers under the Security Documents (or, in the case of any Real Property Security Document, the Obligations described in such Real Property Security Document and subject to any limitation specifically set forth therein). All obligations of a Guarantor under the Credit Documents shall be secured by the Liens granted by such Guarantor under the Security Documents. So long as the terms thereof are in compliance with this Agreement, each Lender Rate Contract shall be secured by the Lien of the Security Documents (a) on a pari passu basis to the extent of the associated Termination Value, and (b) to the extent of any excess, on a basis which is in all respects subordinated to all other Obligations. Lender Bank Products shall be secured by the Lien of the Security Documents on a basis which is in all respects subordinated to all other Obligations.
          (b) Further Assurances. The Borrowers shall deliver, and shall cause each Guarantor to deliver, to the Administrative Agent or the Security Trustee (as applicable) such mortgages, deeds of trust, security agreements, pledge agreements, lessor consents and estoppels (containing appropriate mortgagee and lender protection language), control agreements, and other instruments, agreements, certificates, opinions and documents (including Uniform Commercial Code financing statements and fixture filings and landlord waivers) as the Administrative Agent may reasonably request to:
               (i) grant, perfect, maintain, protect and evidence security interests in favor of the Administrative Agent or the Security Trustee, for the benefit of the Administrative Agent, the Security Trustee and the Lenders, in any or all present and future property of the Borrowers and the Guarantors prior to the Liens or other interests of any Person, except for Permitted Liens; and
               (ii) otherwise establish, maintain, protect and evidence the rights provided to the Administrative Agent or the Security Trustee, for the benefit of the Administrative Agent, the Security Trustee and the Lenders, pursuant to the Security Documents.
The Borrowers shall fully cooperate with the Administrative Agent, the Security Trustee and the Lenders and perform all additional acts reasonably requested by the Administrative Agent to effect the purposes of this Section 2.14.

     2.15. Replacement of the Lenders. If (a) any Lender shall become a Defaulting Lender more than one (1) time in a period of twelve (12) consecutive months, (b) any Lender shall continue as a Defaulting Lender for more than five (5) Business Days at any time, (c) any Lender shall suspend its obligation to make or maintain LIBOR Loans pursuant to Section 2.11(b) for a reason which is not applicable to any other Lender, or (d) any Lender shall demand any payment under Section 2.11(c), 2.11(d) or 2.12(a) for a reason which is not applicable to any other Lender, then the Administrative Agent may (or upon the written request of the Borrowers, shall) replace such Lender (the “affected Lender”), or cause such affected Lender to be replaced, with another lender (the “replacement Lender”) satisfying the requirements of an Assignee Lender under Section 8.05(c), by having the affected Lender sell and assign all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 2.15, participations in L/C Obligations and in Swing Line Loans) to the replacement Lender pursuant to Section 8.05(c); provided, however, that if the Borrowers seek to exercise such right, it must do so within sixty (60) days after it first knows or should have known of the occurrence of the event or events giving rise to such right, and neither the Administrative Agent nor any Lender shall have any obligation to identify or locate a replacement Lender for the Borrowers (it being expressly agreed that in such circumstances it is the Borrowers’ obligation to identify or locate a replacement Lender that is an Eligible Assignee and is acceptable to the Administrative Agent). Upon receipt by any affected Lender of a written notice from the Administrative Agent stating that the Administrative Agent is exercising the replacement right set forth in this Section 2.15, such affected Lender shall sell and assign all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this Section 2.15, participations in L/C Obligations and in Swing Line Loans) to the replacement Lender pursuant to an Assignment Agreement and Section 8.05(c) for a purchase price equal to the sum of the principal amount of the affected Lender’s Loans so sold and assigned or such other amount is agreed to by such affected Lender and such replacement Lender), all accrued and unpaid interest thereon and its ratable share of all fees and other amounts to which it is entitled.
ARTICLE III. CONDITIONS PRECEDENT.
     3.01. Initial Conditions Precedent. The obligations of the Lenders to make the Loans comprising the initial Borrowing are subject to the satisfaction of the conditions set forth on Schedule 3.01 and receipt by the Administrative Agent, on or prior to the Closing Date, of each item listed on Schedule 3.01, each in form and substance satisfactory to the Administrative Agent and each Lender, and with sufficient copies for, the Administrative Agent and each Lender.
     3.02. Conditions Precedent to each Credit Event. The occurrence of each Credit Event (including the initial Borrowing) is subject to the further conditions that:
          (a) The Borrowers shall have delivered to the Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender, the Notice of Borrowing, Letter of Credit Application, Notice of Conversion or Notice of Interest Period Selection, as the case may be, for such Credit Event in accordance with this Agreement; and
          (b) On the date such Credit Event is to occur and after giving effect to such Credit Event, the following shall be true and correct:

               (i) The representations and warranties of the Loan Parties set forth in Article IV and in the other Credit Documents are true and correct in all material respects as if made on such date (except for representations and warranties expressly made as of a specified date, which shall be true and correct in all material respects as of such date);
               (ii) No Default or Event of Default has occurred and is continuing or will result from such Credit Event; and
               (iii) No material adverse change in the operations, business or condition (financial or otherwise) of any Borrower individually or the Loan Parties (taken as a whole) having occurred since December 31, 2006.
     The submission by the Borrowers to the Administrative Agent of each Notice of Borrowing, each Letter of Credit Application, each Notice of Conversion (other than a notice for a conversion to a Base Rate Loan) and each Notice of Interest Period Selection shall be deemed to be a representation and warranty by the Borrowers that each of the statements set forth above in this Section 3.02(b) is true and correct as of the date of such notice.
ARTICLE IV. REPRESENTATIONS AND WARRANTIES.
     4.01. Representations and Warranties. In order to induce the Administrative Agent, the Security Trustee and the Lenders to enter into this Agreement, each Borrower hereby represents and warrants to the Administrative Agent, the Security Trustee and the Lenders for itself and each of the other Loan Parties as follows and agrees that each of said representations and warranties shall be deemed to survive until full, complete and indefeasible payment and performance of the Obligations and shall apply anew to each Borrowing hereunder:
          (a) Due Incorporation, Formation, Qualification, etc. Each Loan Party (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (iii) is duly qualified, licensed to do business and in good standing as a foreign corporation, partnership or limited liability company, as applicable, in each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license and where the failure to be so qualified or licensed, individually or in the aggregate could have a Material Adverse Effect.
          (b) Authority. The execution, delivery and performance by each Loan Party of each Credit Document executed, or to be executed, by such Loan Party and the consummation of the transactions contemplated thereby (i) are within the power of such Loan Party and (ii) have been duly authorized by all necessary actions on the part of such Loan Party.
          (c) Enforceability. Each Credit Document executed, or to be executed, by each Loan Party has been, or will be, duly executed and delivered by such Loan Party and constitutes, or will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

          (d) Non-Contravention. The execution and delivery by each Loan Party of the Credit Documents executed by such Loan Party and the performance and consummation of the transactions (including the use of loan and letter of credit proceeds) contemplated thereby do not (i) violate any Requirement of Law applicable to such Loan Party; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any Contractual Obligation of such Loan Party where such violation, breach or acceleration could result in a Material Adverse Effect; (iii) result in the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any property, asset or revenue of such Loan Party (except such Liens as may be created in favor of the Administrative Agent and the Security Trustee for the benefit of itself and the Lenders pursuant to this Agreement or the other Credit Documents) or (iv) violate any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or Governmental Authority to which it is subject, where such breach could result in a Material Adverse Effect.
          (e) Approvals.
               (i) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (including, without limitation, the equity holders of any Person) is required in connection with the borrowing of Loans, the granting of Liens under the Credit Documents, the execution and delivery of the Credit Documents executed by any Loan Party or the performance or consummation of the transactions contemplated hereby and thereby, except for those which have been made or obtained and are in full force and effect.
               (ii) All Governmental Authorizations required for the operation of the Vessels, the activities of all Loan Parties and the construction, ownership of all property owned, operated or leased by the Loan Parties have been duly obtained and are in full force and effect without any known conflict with the rights of others and free from any unduly burdensome restrictions, except where any such failure to obtain such Governmental Authorizations or any such conflict or restriction could not have, either individually or in the aggregate, a Material Adverse Effect. No Loan Party has received any written notice or other written communications from any Governmental Authority regarding (i) any revocation, withdrawal, suspension, termination or modification of, or the imposition of any material conditions with respect to, any Governmental Authorization, or (ii) any other limitations on the conduct of business by any Loan Party, except where any such revocation, withdrawal, suspension, termination, modification, imposition or limitation could not have, either individually or in the aggregate, a Material Adverse Effect.
               (iii) No Governmental Authorization is required for either (x) the pledge or grant by any Loan Party as applicable of the Liens purported to be created in favor of the Administrative Agent or the Security Trustee in connection herewith or any other Credit Document or (y) the exercise by the Administrative Agent or the Security Trustee of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Security Documents or created or provided for by any Governmental Rule), except for (1) such Governmental Authorizations that have been obtained and are in full force and effect and fully disclosed to Administrative Agent in writing, and (2) filings or recordings contemplated in connection with this Agreement or any Security Document.
               (iv) Each Loan Party’s use and operation of its business properties are in compliance with all applicable Laws, including all applicable land use and zoning laws, except to the extent that non-compliance could not have a Material Adverse Effect.
          (f) No Violation or Default. No Loan Party is in violation of or in default with respect to (i) any Requirement of Law applicable to such Person (including any applicable maritime law) or (ii) any Contractual Obligation of such Person (nor is there any waiver in effect which, if not in effect, could result in such a violation or default), where, in each case, such violation or default could have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          (g) Litigation. Except as set forth in Schedule 4.01(g), no actions (including derivative actions), suits, proceedings (including arbitration proceedings or mediation proceedings) or investigations are pending or, to the Borrowers’ knowledge, threatened against any Loan Party at law or in equity in any court, arbitration proceeding or before any other Governmental Authority which (i) could (alone or in the aggregate) have a Material Adverse Effect or (ii) seek to enjoin, either directly or indirectly, the execution, delivery or performance by any Loan Party of the Credit Documents or the transactions contemplated thereby.
          (h) Vessels, Real Property, Etc. Schedule 4.01(h)(1) lists completely and correctly as of the date hereof all Vessels owned or leased by the Loan Parties on the Closing Date and such schedule sets forth which are owned and which are leased. Except as set forth on Schedule 4.01(h)(2), each of the Vessels and drydocks owned by any of the Loan Parties has been duly documented under the laws of the United States of America in the name of the Loan Party listed on Schedule 4.01(h)(1) as the owner thereof, and no other action is necessary to establish and perfect such entities’ title to and interest in such Vessels. All real property owned or leased by the Loan Parties is described (by street address) in Schedule 4.01(h)(3) and such schedule sets forth which are owned and which are leased. The Loan Parties own and have good and marketable title, or a valid leasehold interest in, all their respective properties and assets as reflected in the most recent Financial Statements delivered to the Administrative Agent (except those assets and properties disposed of in the ordinary course of business or otherwise in compliance with this Agreement since the date of such Financial Statements) and all respective assets and properties acquired by the Loan Parties since such date (except those disposed of in the ordinary course of business or otherwise in compliance with this Agreement). Such assets and properties are subject to no Lien, except for Permitted Liens. Each of the Loan Parties has complied with all material obligations under all material leases to which it is a party and enjoys peaceful and undisturbed possession under such leases. The real properties owned by the Loan Parties are taxed separately and do not include any other property, and for all purposes the real properties may be mortgaged, conveyed and otherwise dealt with as a separate legal parcel.
          (i) Financial Statements. The Financial Statements of the Loan Parties which have been delivered to the Administrative Agent, (i) are in accordance with the books and records of the Loan Parties, which have been maintained in accordance with good business practice; (ii) have been prepared in conformity with GAAP; and (iii) fairly present in all material respects the financial conditions and results of operations of the Loan Parties as of the date thereof and for the period covered thereby. No Loan Party has any Contingent Obligations, liability for taxes or other outstanding obligations which, in any such case, are material in the aggregate, except as disclosed in the audited Financial Statements for the fiscal year ended December 31, 2006 and the fiscal year to date period ended March 31, 2007, furnished by the Parent to the Administrative Agent prior to the date hereof, or in the Financial Statements delivered to the Administrative Agent pursuant to clause (i) or (ii) of Section 5.01(a).
          (j) Creation, Perfection and Priority of Liens.
               (i) As of the Closing Date (or as of the date any Loan Party becomes party to the Credit Documents after the Closing Date, as to such Loan Party), except with respect to Vessels and real property (x) the execution and delivery of the Security Documents by the Loan Parties, together with the filing of any Uniform Commercial Code financing statements and the recording of the U.S. Patent and Trademark Office filings and U.S. Copyright Office filings delivered to the Administrative Agent for filing and recording, and as of the date delivered, the recording of any mortgages or deeds of trust delivered to the Administrative Agent for recording (but not yet recorded), are effective to create in favor of the Administrative Agent for the benefit of itself and the Lenders, as security for the Obligations, a valid and perfected first priority Lien on all of the Collateral as of the Closing Date (or as of the date any Loan Party becomes party to the Credit Documents after the Closing Date, as to such Loan Party) (subject only to Permitted Liens), and (y) all filings and other actions necessary or desirable to perfect and maintain the perfection and first priority status of such Liens have been duly made or taken and remain in full force and effect.
               (ii) Each of the Real Property Security Documents is effective to create in favor of the Administrative Agent, for the ratable benefit of itself and the Lenders, a legal, valid, binding and enforceable Lien on, and security interest in, and upon recording all necessary documents in the proper offices, the respective Loan Party’s right, title and interest in and to the real property subject thereto and proceeds thereof, and, each such Real Property Security Document shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereof in such real property and proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except with respect to Permitted Liens).
               (iii) Upon (A) execution and delivery by each Loan Party of a Vessel Security Document that such Loan Party is a party to and (B)(1) for any Vessel documented in the United States of America and owned by a Loan Party and referenced in such Vessel Security Document, the filing and recording of such Vessel Security Document at the United States Coast Guard National Vessel Documentation Center and (2) for any Vessel registered in a jurisdiction other than the United States of America and owned by a Loan Party and referenced in such Vessel Security Document, registration in accordance with the laws of such jurisdiction, such Vessel Security Document will be a first “preferred mortgage” within the meaning of the Ship Mortgage Act and will qualify for the benefits accorded a “preferred mortgage” thereunder and no other filing or recording or refiling or rerecording or any other act is necessary or advisable to create or perfect such security interest under such Vessel Security Document or in the mortgaged property described therein.

          (k) ERISA. Except as set forth on Schedule 4.01(k):
               (i) Based upon the actuarial assumptions specified for funding purposes in the latest valuation of each Pension Plan that any Loan Party or any ERISA Affiliate maintains or contributes to, or has any obligation under, the aggregate benefit liabilities of such Pension Plan within the meaning of Section 4001 of ERISA did not exceed the aggregate value of the assets of such Pension Plan. Neither any Loan Party nor any ERISA Affiliate has any liability with respect to any post-retirement benefit under any employee welfare plan (as defined in Section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, which liability for health plan continuation coverage could not have a Material Adverse Effect.
               (ii) Each Pension Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the IRC, and no condition exists or event has occurred with respect to any such Pension Plan which would result in the incurrence by any Loan Party or any ERISA Affiliate of any material liability, fine or penalty. Each Pension Plan, related trust agreement, arrangement and commitment of any Loan Party or any ERISA Affiliate is legally valid and binding and in full force and effect. No Pension Plan is being audited or investigated by any government agency or is subject to any pending or threatened claim or suit. No Loan Party or ERISA Affiliate has engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC with respect to any Pension Plan which would result in the incurrence by any Loan Party or ERISA Affiliate of any material liability.
               (iii) None of the Loan Parties and the ERISA Affiliates has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under Section 4201 of ERISA or as a result of a sale of assets described in Section 4204 of ERISA. None of the Loan Parties and the ERISA Affiliates has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of Section 4241 or Section 4245 of ERISA or that any Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.
               (iv) No Loan Party has (A) engaged in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan; (B) failed to make full payment when due of all amounts due as contributions to any Foreign Plan; or (C) otherwise failed to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above could have a Material Adverse Effect.
          (l) Margin Stock; Other Regulations. No Loan Party owns any Margin Stock which, in the aggregate, would constitute a substantial part of the assets of the Borrowers or the Loan Parties (taken as a whole), and no proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, to purchase, acquire or carry any Margin Stock or to extend credit, directly or indirectly, to any Person for the purpose of purchasing or carrying any Margin Stock. No Loan Party is subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or to any other Governmental Rule limiting its ability to incur indebtedness.

          (m) Trademarks, Patents, Copyrights and Licenses. The Loan Parties each possess and either own, or have the right to use to the extent required, all necessary trademarks, trade names, copyrights, patents, patent rights and licenses which are material to the conduct of their respective businesses as now operated. The Loan Parties each conduct their respective businesses without infringement or, to the best of the Borrowers’ knowledge, after Due Inquiry, claim of infringement of any trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property rights of any other Person (which is not a Loan Party), except where such infringement or claim of infringement could not have a Material Adverse Effect. There is no infringement or, to the best of the Borrowers’ knowledge, after Due Inquiry, claim of infringement by others of any material trademark, trade name, trade secret, service mark, patent, copyright, license or other intellectual property right of the Borrowers or any of the other Loan Parties. Each of the patents, trademarks, trade names, service marks and copyrights owned by any Loan Party which is registered with any Governmental Authority is set forth on the schedules to the Intellectual Property Security Agreement.
          (n) Governmental Charges. The Loan Parties have filed or caused to be filed all tax returns which are required to be filed by them. The Loan Parties have paid, or made provision for the payment of, all taxes and other Governmental Charges which have or may have become due pursuant to said returns or otherwise and all other indebtedness, except such Governmental Charges or indebtedness, if any, which are being contested in good faith by appropriate proceedings and as to which adequate reserves (determined in accordance with GAAP) have been established. Proper and accurate amounts have been withheld by each Loan Party from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. No Loan Party has executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes or Governmental Charges.
          (o) Subsidiaries, Etc. Schedule 4.01(o) (as supplemented by the Borrowers in a notice delivered pursuant to Section 5.01(a)(vii)) sets forth each of the Subsidiaries of each Loan Party, its jurisdiction of organization, the classes of its Equity Securities, the number of Equity Securities of each such class issued and outstanding, the percentages of Equity Securities of each such class owned directly or indirectly by each Loan Party and whether such Loan Party owns such Equity Securities directly or, if not, the Subsidiary of such Loan Party that owns such Equity Securities and the number of Equity Securities and percentages of Equity Securities of each such class owned directly or indirectly by such Loan Party. Except as set forth on Schedule 4.01(o) (as supplemented as set forth above), none of the Loan Parties currently has any Subsidiaries. All of the outstanding Equity Securities of each such Subsidiary indicated on Schedule 4.01(o) as owned by each Loan Party are owned beneficially and of record by such Loan Party free and clear of all adverse claims.
          (p) Solvency, Etc. Each of the Loan Parties is Solvent and, after the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby, will be Solvent.

          (q) Labor Matters. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which any Loan Party is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the best knowledge of each Borrower, after Due Inquiry, jurisdictional disputes or organizing activities occurring or threatened which alone or in the aggregate could have a Material Adverse Effect.
          (r) No Material Adverse Effect. Since December 31, 2006, no event has occurred and no condition exists which, either individually or in the aggregate, could have a Material Adverse Effect.
          (s) Accuracy of Information Furnished.
               (i) The Credit Documents and the other certificates, statements and information (excluding projections) furnished by the Loan Parties to the Administrative Agent, the Security Trustee and the Lenders in connection with the Credit Documents and the transactions contemplated thereby, taken as a whole, do not contain any material misstatement of fact and do not omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All projections furnished by the Loan Parties to the Administrative Agent and the Lenders in connection with the Credit Documents and the transactions contemplated thereby have been prepared on a basis consistent with the historical financial statements described above, except as described therein, have been based upon reasonable assumptions and represent, as of their respective dates of presentations, the Loan Parties’ good faith estimates of the future performance of the Loan Parties.
               (ii) The copies of the Material Documents which have been delivered to the Administrative Agent in accordance with Section 3.01 are true, correct and complete copies of the respective originals thereof, as in effect on the Closing Date, and no amendments or modifications have been made to the Material Documents, except as set forth by documents delivered to the Administrative Agent in accordance with said Section 3.01 or otherwise reasonably approved in writing by the Required Lenders in accordance with Section 5.02(m). None of the Material Documents has been terminated and each of the Material Documents is in full force and effect. None of the Loan Parties is in default in the observance or performance of any of its material obligations under the Material Documents and each Loan Party has taken all action required to be taken as of the Closing Date to keep unimpaired its rights thereunder (other than possible defaults which may be the subject of any litigation referred to in Schedule 4.01(g)).
          (t) Brokerage Commissions. No person is entitled to receive any brokerage commission, finder’s fee or similar fee or payment in connection with the extensions of credit contemplated by this Agreement as a result of any agreement entered into by any Loan Party. No brokerage or other fee, commission or compensation is to be paid by the Lenders with respect to the extensions of credit contemplated hereby as a result of any agreement entered into by Parent, any Borrower or any other Loan Party, and the Borrowers agree to indemnify the Administrative Agent, the Security Trustee and the Lenders against any such claims for brokerage fees or commissions and to pay all expenses including, without limitation, reasonable attorney’s fees incurred by the Administrative Agent, the Security Trustee and the Lenders in

connection with the defense of any action or proceeding brought to collect any such brokerage fees or commissions.
          (u) Policies of Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate. Schedule 4.01(u) sets forth a true and complete listing of all insurance maintained by the Loan Parties as of the Closing Date. Such insurance has not been terminated and is in full force and effect, and each of the Loan Parties has taken all action required to be taken as of the date of this Agreement to keep unimpaired its rights thereunder.
          (v) Agreements with Affiliates and Other Agreements. Except as disclosed on Schedule 4.01(v), no Loan Party has entered into and, as of the date of the applicable Credit Event does not contemplate entering into, any material agreement or contract with any Affiliate of any Loan Party, except upon terms at least as favorable to such Loan Party as an arms-length transaction with unaffiliated Persons, based on the totality of the circumstances. No Loan Party is a party to or is bound by any Contractual Obligation or is subject to any restriction under its respective charter or formation documents, which if complied with could have a Material Adverse Effect.
          (w) Foreign Assets Control, Etc.
               (i) No Loan Party (A) is, or is controlled by, a Designated Person; (B) has received funds or other property from a Designated Person; or (C) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law. No Loan Party engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any Designated Person. To the extent applicable, each Loan Party and each of its Subsidiaries are in compliance, in all material respects, with the Patriot Act. Each Loan Party has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws including the requirement that (A) no Person who owns any direct or indirect interest in any Loan Party is a Designated Person and (B) funds invested directly or indirectly in any Loan Party by are derived from legal sources.
               (ii) No portion of the proceeds of any Loan, L/C Credit Extension or other credit made hereunder has been or will be used, directly or indirectly for, and no fee, commission, rebate or other value has been or will be paid to, or for the benefit of, any governmental official, political party, official of a political party or any other Person acting in an official capacity in violation of any applicable law, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.
               (iii) The Loan Parties are in compliance with the Maritime Transportation Security Act of 2002 (including having vessel and waterfront facility security plans submitted to and approved by the United States Coast Guard).
          (x) Environmental Matters. Except as disclosed in Schedule 4.01(x), and as could not have a Material Adverse Effect,

               (i) no Loan Party (A) has violated any Environmental Laws, (B) has any liability under any Environmental Laws or (C) has received notice or other communication of an investigation or is under investigation by any Governmental Authority having authority to enforce Environmental Laws,
               (ii) the Borrowers regularly conduct, in the ordinary course of business, for themselves and the other Loan Parties, periodic reviews of the compliance by each such Loan Party with existing Environmental Laws, claims alleging potential liability under or responsibility for violation of any Environmental Law and prospective changes in Environmental Law that require modifications to properties or operations, and implement corrective measures to achieve and maintain such compliance and identify, management and reduce such liabilities with respect to all of their business, operations and properties, and
               (iii) to the knowledge of the Loan Parties, there is no current violation of Environmental Law, or any change in Environmental Law, that could reasonable be expected to require capital expenditures or changes in operations in order to achieve or maintain compliance with Environmental Laws.
     4.02. Reaffirmation. The Borrowers shall be deemed to have reaffirmed, for the benefit of the Lenders, the Administrative Agent and the Security Trustee, each representation and warranty contained in Article IV on and as of the date of each Credit Event (except for representations and warranties expressly made as of a specified date, which shall be true as of such date).
ARTICLE V. COVENANTS.
     5.01. Affirmative Covenants. So long as any Loan or L/C Obligation remains unpaid, or any other Obligation (other than contingent indemnity obligations to the extent no claim has been asserted) remains unpaid or unperformed, or any portion of any Commitment remains in force, the Borrowers will comply, and will cause compliance by the other Loan Parties, with the following affirmative covenants, unless the Required Lenders shall otherwise consent in writing:
          (a) Financial Statements, Reports, etc. The Borrowers shall furnish to the Administrative Agent and each Lender the following, each in such form and such detail as the Administrative Agent or the Required Lenders shall request:
               (i) As soon as available and in no event later than forty-five (45) days after the last day of each calendar quarter (including the last calendar quarter of each Borrowers’ fiscal year), a copy of the Financial Statements of the Loan Parties (prepared on a consolidated and consolidating basis) for such quarter (beginning with the quarter ending March 31, 2007 and thereafter) and for the fiscal year to date, certified by the president or chief financial officer of the Borrowers to present fairly in all material respects the financial condition, results of operations and other information reflected therein and to have been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), which Financial Statements shall be accompanied by a narrative from management of the Borrowers which discusses results;

               (ii) As soon as available and in no event later than ninety (90) days after the close of fiscal year 2007 and each fiscal year thereafter, copies of the consolidated and consolidating Financial Statements of the Loan Parties for such year, audited (as to the consolidated Financial Statements) by an independent certified public accountants of recognized national standing, which Financial Statements shall be accompanied by (1) a narrative from management of the Borrowers which discusses results and (2) copies of the unqualified opinions, such accountants covenant compliance calculations and, to the extent delivered, management letters delivered by such accountants in connection with all such Financial Statements and prepared in accordance with GAAP;
               (iii) Contemporaneously with the Financial Statements for each quarter and each year end required by the foregoing clauses (i) and (ii), a compliance certificate of the president or chief financial officer of the Borrowers in substantially the form of Exhibit J (a “Compliance Certificate”) which (A) states that no Default or Event of Default has occurred and is continuing, or, if any such Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and what action the Borrowers propose to take with respect thereto, (B) sets forth, for the quarter or year covered by such Financial Statements or as of the last day of such quarter or year (as the case may be), the calculation of the financial ratios and tests provided in Section 5.03, and (C) sets forth information and computations related to Sections 5.01(i), 5.02(a), 5.02(d) and 5.02(e) of this Agreement and any other provisions of the Credit Documents required to be included in such Compliance Certificate;
               (iv) As soon as possible and in no event later than five (5) Business Days after any Loan Party knows of the occurrence or existence of (A) any ERISA Event, (B) any actual litigation or suits against any Loan Party involving potential monetary damages payable by any Loan Party of $25,000,000 or more (alone or in the aggregate in excess of insurance coverage) or in which injunctive relief or similar relief is sought, which relief, if granted, could have a Material Adverse Effect, (C) any other event or condition which, either individually or in the aggregate, could have a Material Adverse Effect, including (I) breach or non-performance of, or any default under, a Contractual Obligation of a Borrower or any Guarantor; (II) any dispute, litigation, investigation, proceeding or suspension between a Borrower or any Guarantor and any Governmental Authority; or (III) the commencement of, or any material development in, any litigation or proceeding affecting a Borrower or any Guarantor, including pursuant to any applicable Environmental Laws; (D) any Default, Event of Default or any default under any Subordinated Obligations, the statement of the president or chief financial officer or treasurer of the Borrowers setting forth details of such event, condition, default, Event of Default or Default and the action which the Borrowers propose to take with respect thereto, or (E) any material change in accounting policies of or financial reporting practices by the applicable Loan Party. Each notice pursuant to this Section 5.01(a)(iv) shall be accompanied by a statement of a Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to this Section 5.01(a)(iv) shall describe with particularity any and all provisions of this Agreement or other Credit Document that have been breached;
               (v) As soon as available, and in any event not later than sixty (60) days after the commencement of each fiscal year of the Borrowers, the budget and projected financial statements of the Loan Parties for such fiscal year, including, in each case, projected balance sheets, statements of income and retained earnings and statements of cash flow of the Loan Parties, all in reasonable detail and in any event to include projected Capital Expenditures and quarterly projections of the Borrowers’ compliance with each of the covenants set forth in Section 5.03 of this Agreement;
               (vi) As soon as possible and in no event later than five (5) Business Days prior to the occurrence of any event or circumstance that would require a prepayment pursuant to Section 2.06(c), the statement of the chief financial officer of the Borrowers setting forth the details thereof;
               (vii) As soon as possible and in no event later than thirty (30) after closing, written notice of the establishment or acquisition by a Loan Party of any new Subsidiary or the issuance of any new Equity Securities of any existing Loan Party;
               (viii) As soon as possible and in no event later than fifteen (15) Business Days after the receipt thereof by a Loan Party, a copy of any notice, summons, citations or other written communications concerning any actual or alleged violation of any Environmental Law, applicable maritime laws or liability of a Loan Party for Environmental Damages involving potential monetary liability or damages payable by any Loan Party of $10,000,000 or more (alone or in the aggregate in excess of insurance coverage) or which is reasonably expected to result in a Material Adverse Effect;
               (ix) As soon as possible and in no event later than the earlier of (A) the last day of each calendar quarter and (B) one (1) Business Day after the occurrence of any Event of Default if there has been an acquisition by any Loan Party of any ownership interest in any vessel, a written supplement to Schedule 4.01(h)(1) and (if applicable) Schedule 4.01(h)(2);
               (x) As soon as possible and in no event later than the earlier of (A) the last day of each calendar quarter and (B) one (1) Business Day after the occurrence of any Event of Default if there has been an acquisition by any Loan Party of any leasehold or ownership interest in real property, a written supplement to Schedule 4.01(h)(3);
               (xi) Promptly after the same are available, and in any event within five (5) Business Days after filing with the Securities and Exchange Commission, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent or any of its Subsidiaries, and copies of all annual, regular, periodic and special reports and registration statements which Parent, any Borrower or any of their respective Subsidiaries may file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Lenders pursuant to other provisions of this Section 5.01(a);
               (xii) Promptly after the reasonable request by any Lender through the Administrative Agent, copies of any other report or other document that was filed by Parent, any Borrower or any of their respective Subsidiaries, with any Governmental Agency;
               (xiii) As soon as possible and in no event later than the due date set forth in the applicable Vessel Mortgage, the notices, reports, documents and other information required to be provided under Section 5(B) or any other section of the applicable Vessel Mortgage; and
               (xiv) Such other instruments, agreements, certificates, opinions, statements, documents and information relating to the properties, operations or condition (financial or otherwise) of the Loan Parties, and compliance by the Borrowers with the terms of this Agreement and the other Credit Documents as the Administrative Agent, the Security Trustee or any Lender may from time to time reasonably request.
The Borrowers hereby acknowledge that (a) the Administrative Agent will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on one or more Platforms and (b) certain of the Lenders may be “public-side” Lenders (i.e. Lenders that do not wish to receive non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC” the Borrowers shall be deemed to have authorized the Administrative Agent, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state security laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.
The Administrative Agent and the Lenders acknowledge and agree that so long as Parent is a publicly reporting company, filings with respect to its financial statements submitted to the U.S. Securities and Exchange Commission within the time periods required by subsections (a)(i), (a)(ii), and (a)(xi) above shall be deemed to satisfy the requirements for the delivery of such financial statements in subsections (a)(i), (a)(ii), and (a)(xi) above.
          (b) Books and Records. The Loan Parties shall at all times keep proper books of record and account in which full, true and correct entries will be made of their transactions in accordance with GAAP.
          (c) Inspections. The Loan Parties shall permit the Administrative Agent, the Security Trustee and each Lender, or any agent or representative thereof, upon reasonable notice and during normal business hours so long as no Default or Event of Default shall have occurred and be continuing and otherwise at any time as the Administrative Agent, the Security Trustee and any Lender may determine with or without prior notice to the Borrowers, to visit and inspect any of the properties and offices of the Loan Parties, to conduct audits of any or all of the Collateral, to examine the books and records of the Loan Parties and make copies thereof, and to discuss the affairs, finances and business of the Loan Parties with, and to be advised as to the same by, their officers, auditors and accountants, all at such times and intervals as the Administrative Agent, the Security Trustee or any Lender may request, all at the Borrowers’

expense; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers shall not be responsible for reimbursement for more than one onsite inspection per fiscal year.
          (d) Insurance. The Loan Parties shall:
               (i) Carry and maintain (A) insurance during the term of this Agreement of the types and in the amounts customarily carried from time to time by others engaged in substantially the same business as such Person and operating in the same geographic area as such Person, including, but not limited to, fire, public liability, property damage and worker’s compensation, (B) if requested by the Administrative Agent, flood insurance with respect to real property Collateral in amounts and subject to such deductibles and other terms as may be reasonably acceptable to the Administrative Agent, (C) in the case of any Loan Party that engages in any oil or oil-related business (including any business in products related to oil), including without limitation, owning, leasing or chartering any vessel engaged in the transport of oil or related products, oil pollution insurance covering risks in an amount up to and including the maximum amount available on commercially reasonable terms or, if such insurance is not available at reasonable cost after taking into account the level of exposure to which the Loan Parties may be subject, such other amounts as is usually insured against by companies of established repute engaged in the same or similar business from time to time, (D) insurance required by any Real Property Security Document or Vessel Security Document, (E) fire and usual marine risks (including hull and machinery and excess risks), (F) war risks, (G) protection and indemnity risks and (H) any other risks against which the Administrative Agent considers, having regards to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Administrative Agent be reasonable for the Loan Parties to insure and which are specified by the Administrative Agent by notice to the Borrowers;
               (ii) Furnish to the Administrative Agent, upon written request, full information as to the insurance carried;
               (iii) Carry and maintain each policy for such insurance with (A) a company which is rated A or better by A.M. Best and Company at the time such policy is placed and at the time of each annual renewal thereof or (B) any other insurer which is satisfactory to the Administrative Agent; and
               (iv) Obtain and maintain endorsements acceptable to the Administrative Agent for such insurance (including form 438BFU or equivalent) naming the Administrative Agent and the Security Trustee as an additional insured, mortgagee and as lender’s loss payee and including lender’s loss payable endorsements;
               (v) Unless otherwise agreed to by the Administrative Agent with the consent of the Required Lenders, cause each such policy to (A) provide that neither the Borrowers, the Administrative Agent nor any other party shall be a coinsurer thereunder, (B) provide that it shall not be canceled, modified or not renewed (1) by reason of nonpayment of premium upon not less than ten (10) days’ prior written notice thereof by the insurer to the Administrative Agent, and (2) for any other reason upon not less than thirty (30) days’ prior written notice by the insurer to the Administrative Agent and, in each case, giving the

Administrative Agent the right to cure defaults, (C) provide for at least thirty (30) days’ prior written notice to each insured and each loss payee named therein of the date on which such policies shall terminate by lapse of time if not renewed, (D) be primary without right of contribution from any other insurance carried by or on behalf of any Lender, the Security Trustee or the Administrative Agent with respect to any interest in the Collateral, (E) provide that no Person other than the Loan Parties shall have any liability for any premiums with respect thereto and (F) provide that inasmuch as the policies are written to cover more than one insured, all terms and conditions, insuring agreements and endorsements, with the exception of limits of liability, shall operate in the same manner as if there were a separate policy covering each insured;
provided, however, that if any Loan Party shall fail to maintain insurance in accordance with this Section 5.01(d), or if any Loan Party shall fail to provide the required endorsements with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Borrowers agree to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.
          (e) Governmental Charges and Other Indebtedness. Each Loan Party shall promptly pay and discharge when due (i) all taxes and other Governmental Charges prior to the date upon which penalties accrue thereon, (ii) all Indebtedness which, if unpaid, could become a Lien upon the property of such Loan Party and (iii) subject to any subordination provisions applicable thereto, all other Indebtedness which in each case, if unpaid, could have a Material Adverse Effect, except such taxes, Governmental Charges and Indebtedness as may in good faith be contested or disputed, or for which arrangements for deferred payment have been made; provided that in each such case appropriate reserves are maintained to the reasonable satisfaction of the Administrative Agent and no material property of any Loan Party is at impending risk of being seized, levied upon or forfeited.
          (f) Use of Proceeds. The Borrowers shall use the proceeds of the Revolving Loans (i) to refinance certain existing indebtedness of the Borrowers; (ii) to pay fees and expenses incurred in connection with the transactions contemplated by this Agreement, (iii) to finance Permitted Acquisitions, and (iv) (together with Letters of Credit issued hereunder) to provide for the working capital and general corporate purpose needs of the Loan Parties. No part of the proceeds of any Loan or any Letter of Credit shall be used, whether directly or indirectly, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.
          (g) General Business Operations. Except to the extent expressly permitted by this Agreement, each of the Loan Parties shall (i) preserve, renew and maintain in full force its corporate, partnership or limited liability company existence and good standing under the Governmental Rules of the jurisdiction of its organization and all of its rights, licenses, leases, qualifications, privileges franchises and other authority reasonably necessary to the conduct of its business, (ii) conduct its business activities in compliance with all Requirements of Law and Contractual Obligations applicable to such Person, (iii) keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and from time to time make, or cause to be made, all necessary and proper repairs, except, in each case, where any failure, either individually or in the aggregate, would cause or be reasonably expected to result in a Material Adverse Effect, (iv) maintain, preserve and protect all of its rights to enjoy and use its trademarks, trade names, service marks, patents, copyrights, licenses, leases, franchise agreements and franchise registrations and (v) conduct its business in an orderly manner without voluntary interruption. No Loan Party shall change its jurisdiction of formation.
          (h) Compliance with Laws . Each Loan Party shall comply, and shall cause all other Persons occupying or using such Loan Party’s property to comply, in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, all Environmental Laws, Environmental Permits and all applicable maritime laws), noncompliance with which could have, individually or in the aggregate, a Material Adverse Effect and the inventory of each Loan Party shall comply with the Fair Labor Standards Act.
          (i) New Subsidiaries. The Borrowers shall, at their own expense promptly, and in any event (x) within ten (10) Business Days after the formation or acquisition of any Domestic Subsidiary or any Foreign Subsidiary and (y) within 30 days after the Closing Date with respect to any Phased-Out Entities (except to the extent such Phased-Out Entity has been merged out of existence or dissolved): (A) notify the Administrative Agent of such event in writing (to the extent notice has not already been provided in accordance with Section 5.01(a)(vii)), (B) cause each Domestic Subsidiary and each other Loan Party (other than a Foreign Subsidiary), as applicable, to become a party to the Guaranty, the Environmental Indemnity Agreement, the Security Agreement, the Intellectual Property Security Agreement and each other applicable Security Document in accordance with the terms thereof, execute additional Security Documents if requested by the Administrative Agent and amend the Security Documents as appropriate in light of such event to pledge to the Administrative Agent for the benefit of itself and the Lenders (1) 100% of the Equity Securities of each such Person which becomes a Domestic Subsidiary and (2) 100% of the non-voting Equity Securities (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the IRC) and 65% of the voting Equity Securities (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the IRC) of each such Person which becomes a Foreign Subsidiary (provided that, if, as a result of any change in the tax laws of the United States of America after the date of this Agreement, the pledge by any Loan Party of any additional Equity Securities in any such Foreign Subsidiary to the Administrative Agent, on behalf of itself and the Lenders, under the Security Documents would not result in an increase in the aggregate net consolidated tax liabilities of the Loan Parties, then, promptly after the change in such laws, all such additional Equity Securities shall be so pledged under the Security Documents) and execute and deliver all documents or instruments required thereunder or appropriate to perfect the security interest created thereby, (C) deliver (or cause the appropriate Person to deliver) to the Administrative Agent all certificates and other instruments constituting Collateral thereunder free and clear of all adverse claims, accompanied by undated powers or other instruments of transfer executed in blank (and take such other steps as may be requested by the Administrative Agent to perfect the Administrative Agent’s first priority Lien in such Collateral consisting of Equity Securities in compliance with any applicable laws of jurisdictions outside of the United States of America), (D) cause each document (including each Uniform Commercial Code financing statement and each filing with respect to intellectual property owned by each new Domestic Subsidiary) required by law or requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent for the benefit of the Lenders a valid, legal and perfected first-priority security interest in and lien on the Collateral subject to the Security Documents to be so filed, registered or recorded and evidence thereof delivered to the Administrative Agent, (E) deliver an opinion of counsel in form and substance reasonably satisfactory to the Administrative Agent with respect to each new Domestic Subsidiary, and/or the pledge of the Equity Securities of each Domestic Subsidiary and Foreign Subsidiary and the matters set forth in this Section and (F) deliver to the Administrative Agent the same organization documents, resolutions, certificates, lien searches and other matters set forth in Schedule 3.01(b) and (e) with respect to such New Subsidiary as required to be delivered with respect to the Borrowers on the date hereof, in form and substance satisfactory to Administrative Agent.
          (j) Appraisals. During the existence of an Event of Default or upon the written request of any Lender acting pursuant to any Requirement of Law, the Borrowers agree that the Administrative Agent may, at the expense of the Borrowers, commission an appraisal of any property (i) to which any Loan Party holds legal title (including Vessels) and (ii) which is encumbered by any Security Document; provided that if any such appraisal is conducted due to the written request of any Lender acting pursuant to any Requirement of Law, the Borrowers shall not be obligated to pay for the expense of any such appraisal unless such Requirement of Law applies to Lenders constituting the Required Lenders at such time.
          (k) Additional Collateral.
               (i) If at any time from and after the Closing Date any Loan Party acquires any fee interest in real property, such Loan Party shall deliver to the Administrative Agent, at its own expense, promptly all documentation and information in form and substance reasonably satisfactory to the Administrative Agent (including surveys and environmental reports) to assist the Administrative Agent in obtaining deeds of trust or mortgages on such additional real property and ALTA policies of title insurance, with such endorsements as the Administrative Agent may reasonably require, issued by a company and in form and substance satisfactory to the Administrative Agent, in an amount equal to the principal amount of the Total Revolving Loan Commitment as in effect from time to time, insuring the Administrative Agent’s Lien on such additional real property Collateral to be of first priority, subject only to such exceptions as the Administrative Agent shall approve in its reasonable discretion, with all costs thereof to be paid by the Borrowers.
               (ii) If at any time from and after the Closing Date any Loan Party acquires any Vessel owned by a Loan Party that is documented or in the process of being documented, on a semi- annual basis (by July 15 and January 15 of each calendar year) or more frequently if requested by the Administrative Agent during the continuance of a Default or an Event of Default, such Loan Party shall execute, deliver and record, at its own expense, as soon as possible all documentation and information necessary or appropriate, as determined by the Security Trustee, in form and substance reasonably satisfactory to the Security Trustee to provide the Security Trustee a first priority mortgage on such additional Vessel, subject only to such exceptions as the Administrative Agent shall approve in its reasonable discretion, with all costs thereof to be paid by the Borrowers.

          (l) Vessel Mortgages. The Loan Parties shall within 180 days after the Closing Date (as such time period may be extended by the Administrative Agent in its sole and reasonable discretion up to a total period of 270 days) cause to be delivered to the Administrative Agent (i) evidence in form and substance satisfactory to the Administrative Agent that the Liens in favor of the Security Trustee under the Vessel Security Documents are valid, perfected first priority Liens on all Collateral (consisting of Vessels owned by a Loan Party and referenced in the applicable Vessel Security Document), subject to Permitted Liens and (ii) a favorable written opinion from Thompson Coburn LLP, special counsel for the Borrowers and the Guarantors addressed to the Administrative Agent for the benefit of the Administrative Agent and the Lenders, covering such legal matters as the Administrative Agent may request with respect to the Vessel Security Documents.
          (m) Real Property Documents. The Loan Parties shall within 90 days after the Closing Date (as such time period may be extended by the Administrative Agent in its sole and reasonable discretion up to a total period of 120 days) deliver each of the items listed below, each in form and substance satisfactory to the Administrative Agent:
               (i) Each Real Property Security Document listed on Schedule 1.01(a) in form and substance satisfactory to the Administrative Agent, shall have each been duly executed and in recordable form and shall have been duly recorded; provided that any Real Property Security Document encumbering the Hall Street Terminal Shall not be recorded until the item satisfying clause (vi) below has been delivered to the Administrative Agent;
               (ii) Evidence that upon the filing of appropriate financing statements and the recording of the Real Property Security Documents the Administrative Agent will have a valid, perfected first priority Lien on all real property Collateral, subject to Permitted Liens;
               (iii) ALTA standard coverage lender’s policy of title insurance (or a commitment therefor) insuring the validity and priority of the Real Property Security Documents listed on Schedule 1.01(a) (subject only to such exceptions as the Administrative Agent may approve), in such amounts and with such endorsements as the Administrative Agent may require, issued by a title insurer acceptable to the Administrative Agent, together with such policies of co-insurance or re-insurance (or commitments therefor) as the Administrative Agent may require;
               (iv) Flood Certificates with respect to all real property Collateral;
               (v) A favorable written opinion from Baker & Daniels LLP, special counsel for the Borrowers and the Guarantors addressed to the Administrative Agent for the benefit of the Administrative Agent, the Security Trustee and the Lenders, covering such legal matters as the Administrative Agent may request with respect to the Real Property Security Documents; and
               (vi) The NRG Intercreditor Agreement, duly executed by the Administrative Agent, the Security Trustee, Louisiana Generating LLC and NRG New Roads Holdings LLC or, if Louisiana Generating LLC and NRG New Roads Holdings LLC have waived the requirement for the NRG Intercreditor Agreement, the written consent of Louisiana

Generating LLC and NRG New Roads Holdings LLC to the Loan Parties granting Liens on the real property underlying the Hall Street Terminal and the personal property located on such real property in favor of the Administrative Agent under the Security Documents.
          (n) Vessel Documentation. The Loan Parties shall cause all Vessels owned by a Loan Party to be documented with the U.S. Coast Guard (including promptly commencing documentation of any Vessel not documented as of the Closing Date or when acquired) other than Vessels that (i) are obsolete as of the Closing Date, (ii) are scheduled for scrap as of the Closing Date or (iii) have a fair market value of less than $5,000,000 in the aggregate as of the Closing Date or during the term this Agreement.
          (o) Certificates of Documentation. The Loan Parties shall within 30 days after the Closing Date (as such time period may be extended by the Administrative Agent in its sole and reasonable discretion up to a total period of 90 days) deliver to the Administrative Agent copies of certificates of documentation of a recent date for all liquid cargo barges and towboats owned by the Loan Parties as of the Closing Date.
     5.02. Negative Covenants. So long as any Loan or L/C Obligation remains unpaid, or any other Obligation (other than contingent indemnity obligations to the extent no claim has been asserted) remains unpaid or unperformed, or any portion of any Commitment remains in force, each Borrower will comply, and will cause compliance by the other Loan Parties, with the following negative covenants, unless the Required Lenders shall otherwise consent in writing:
          (a) Indebtedness. None of the Loan Parties shall create, incur, assume or permit to exist any Indebtedness or engage in any off-balance sheet finance transaction or other similar transaction except for the following (“Permitted Indebtedness”):
               (i) Indebtedness of the Loan Parties under the Credit Documents;
               (ii) Indebtedness of the Loan Parties listed in Schedule 5.02(a) and existing on the date of this Agreement and any Indebtedness of the Loan Parties under initial or successive refinancings of any Indebtedness permitted by this clause (ii); provided that (A) the principal amount of any such refinancing does not exceed the principal amount of the Indebtedness being refinanced and (B) the material terms and provisions of any such refinancing (including maturity, redemption, prepayment, default and subordination provisions) are no less favorable to the applicable Loan Party and the Lenders than the Indebtedness being refinanced;
               (iii) Indebtedness of the Loan Parties under each Rate Contract entered into with respect to the Loans; provided that (A) such Rate Contract is entered into in connection with bona fide hedging operations and not for speculation and (B) the aggregate notional principal amount under all such Rate Contracts does not exceed the Effective Amount of the Total Revolving Loan Commitment at any time;
               (iv) Indebtedness of the Loan Parties with respect to surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business (including surety or similar bonds issued in connection with the stay of a proceeding of the type described in Section 6.01(h));

               (v) Guaranty Obligations of any Loan Party in respect of Permitted Indebtedness of any other Loan Party;
               (vi) Indebtedness owing to any other Loan Parties; provided that the Investment constituting such Indebtedness is permitted by Section 5.02(e)(iii);
               (vii) purchase money Indebtedness and Capital Lease obligations in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding;
               (viii) Subordinated Obligations incurred after the Closing Date; provided that such Indebtedness is on terms and conditions and pursuant to documentation (including rate, tenor, amount, security and subordination) reasonably satisfactory to the Required Lenders and the Required Lenders consent thereto is evidenced in writing; and
               (ix) Maritime Administration Financing Indebtedness and other additional Indebtedness (including Indebtedness of the Loan Parties under Lender Bank Products) in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding (to the extent not permitted any other clause of this Section 5.02(a)).
          (b) Liens. No Loan Party shall create, incur, assume or permit to exist any Lien or Negative Pledge on or with respect to any of its assets or property of any character, whether now owned or hereafter acquired, except for the following (“Permitted Liens”):
               (i) Liens in favor of the Administrative Agent, the Security Trustee or any Lender securing the Obligations and Negative Pledges under the Credit Documents;
               (ii) Liens listed in Schedule 5.02(b) and existing on the date of this Agreement and any replacement Liens (covering the same or a lesser scope of property) in respect of replacement Indebtedness permitted under Section 5.02(a)(ii);
               (iii) Liens for taxes or other Governmental Charges not at the time delinquent or thereafter payable without penalty or being contested in good faith and by appropriate proceedings; provided that adequate reserves for the payment thereof have been established in accordance with GAAP and no property of any Loan Party is subject to impending risk of loss or forfeiture by reason of nonpayment of the obligations secured by such Liens;
               (iv) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords and other similar Liens imposed by law incurred in the ordinary course of business for sums which are not overdue more than 60 days or are being contested in good faith and by appropriate proceedings; provided that adequate reserves for the payment thereof have been established in accordance with GAAP;
               (v) Deposits under workers’ compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety or appeal bonds or to secure indemnity, performance or other similar bonds in the ordinary course of business; and

               (vi) Purchase money Liens and associated Negative Pledges on property acquired using the proceeds of Indebtedness and Capital Leases permitted under Section 5.02(a)(vii); and
               (vii) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by the Liens described in clause (ii) or (vi) above; provided that any extension, renewal or replacement Lien (A) is limited to the property covered by the existing Lien and (B) secures Indebtedness which is no greater in amount and has material terms no less favorable to the Lenders than the Indebtedness secured by the existing Lien;
               (viii) any judgment Lien not giving rise to an Event of Default;
               (ix) leases or subleases granted to others (in the ordinary course of business consistent with past practices) not interfering in any material respect with the ordinary conduct of the business or operations of any Loan Party;
               (x) easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Loan Party;
               (xi) deposits in the ordinary course of business to secure liabilities to insurance carriers, lessor, utilities and other service providers;
               (xii) bankers liens and rights of setoff with respect to customary depository arrangements entered into in the ordinary course of business;
               (xiii) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of any Loan Party;
               (xiv) Liens incurred with respect to Subordinated Obligations permitted under Section 5.02(a)(viii) to the extent the Required Lenders expressly permit any such Liens when consenting to any such Subordinated Obligations pursuant to Section 5.02(a)(viii);
               (xv) Liens on the real property subject to any of the Real Property Security Documents identified in the ALTA title policy received by the Administrative Agent (in form and substance satisfactory to the Administrative Agent ) relating to such real property;
               (xvi) Liens incurred with respect to the Indebtedness permitted under Section 5.02(a)(ix);
               (xvii) Liens permitted under the Vessel Mortgages; and
               (xviii) (A) Liens granted by a third party purchaser on such third party purchaser’s interest in a vessel to be constructed by a Loan Party and purchased by such third party purchaser in favor of a third party financier that is financing such purchaser’s purchase of such vessel and (B) Negative Pledges on such vessel to be constructed that are granted by the Loan Parties under the agreement for the construction of such vessel;

provided, however, that the foregoing exceptions shall not permit any Lien in any Equity Securities issued by any Loan Party (other than Parent) and owned by any Loan Party, except for Liens in favor of the Administrative Agent securing the Obligations or any guaranty thereof.
          (c) Asset Dispositions. No Loan Party shall, directly or indirectly, sell, lease, charter, convey, transfer or otherwise dispose (including, without limitation, via any sale and leaseback transaction and via any disposition in connection with the exercise of remedies by NRG with respect to certain liens held by NRG on the Hall Street Terminal which secure certain of ACL’s obligations to NRG) of any of its assets or property, whether now owned or hereafter acquired, except for the following:
               (i) Sales, leases or other dispositions by the Loan Parties of inventory in the ordinary course of their businesses (excluding sales of inventory by any Loan Party, directly or indirectly, to another Loan Party) including any sale by Jeffboat of barges and other equipment in a Jeffboat Sale and Leaseback Transaction;
               (ii) Sales, leases or other dispositions by the Loan Parties of damaged, worn or obsolete equipment in the ordinary course of their businesses for not less than fair market value;
               (iii) Sales or other dispositions by any Loan Party of Investments permitted by clause (i) of Section 5.02(e) for not less than fair market value; provided that no Default or Event of Default shall have occurred and be continuing and the proceeds of such sale or other disposition are retained as working capital with such Loan Party;
               (iv) Sales or other dispositions of assets and property by the Borrowers to any Guarantor (other than Parent or Commercial Barge Line Company) or by any Guarantor to the Borrowers or another Guarantor (other than Parent or Commercial Barge Line Company); provided that the terms of any such sales or other dispositions by or to the Borrowers or any Guarantor are terms which are no less favorable to the Borrowers or any Guarantor than would prevail in the market for similar transactions between unaffiliated parties dealing at arm’s length; and
               (v) Additional sales, leases or other disposition of assets or property by the Loan Parties not to exceed (A) $50,000,000 of assets valued at fair market value in the aggregate per calendar year or (B) $150,000,000 of assets valued at fair market value in the aggregate during the term of this Agreement.
          (d) Mergers, Acquisitions, Etc. No Loan Party shall reorganize, recapitalize or consolidate with or merge into any other Person or permit any other Person to merge into it, acquire any Person as a new Subsidiary or acquire all or substantially all of the assets of any other Person, except for the following:
               (i) (A) the Borrowers and the other Loan Parties (other than Parent or Commercial Barge Line Company) may merge with each other; provided that (A) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to any such merger and (B) in any such merger involving a Borrower and another Loan Party (other than another Borrower), such Borrower is the surviving Person; and (B) Parent and Commercial

Barge Line Company may merge with each other and American Barge Line Company may merge with and into Commercial Barge Line Company; provided that (A) no Default or Event of Default shall have occurred and be continuing or would result after giving effect to any such merger and (B) in any such merger involving Parent, Parent is the surviving Person;
               (ii) Acquisitions by a Borrower or a Guarantor of any Person or the assets of a Person as a new Subsidiary or of all or substantially all of the assets of any other Person or identifiable business unit or division of any other Person (in each case, the “Proposed Target”); provided that, unless otherwise agreed to in writing by the Administrative Agent (with the written approval of the Required Lenders) with respect to any of the below requirements in connection with a particular acquisition:
                    (A) No Default or Event of Default has occurred and is continuing on the date of, or will result after giving effect to, any such acquisition (actually and on a pro forma basis);
                    (B) The property acquired (or the property of the Proposed Target) in such acquisition is ancillary to, reasonably related to, or used or useful in, the same or a similar line of business as the Borrowers and their Subsidiaries;
                    (C) The acquisition of the Proposed Target shall be completed as a result of an arm’s length negotiation (i.e. on a non-hostile basis) (unless otherwise agreed to in writing by the Required Lenders with respect to a particular acquisition as noted above);
                    (D) The acquisition of the Proposed Target shall be consummated, in all material respects, in accordance with all applicable laws and all applicable Governmental Authorizations;
                    (E) For each acquisition where the total consideration exceeds $50,000,000, the Borrowers shall have delivered to the Administrative Agent subject to Section 8.10, (1) (x) financial statements of the subject of such acquisition that is a separate Person (or is an acquisition of all the assets of a Person) to the extent available, but in no event for less than the immediately preceding twelve months or (y) in the case of an acquisition of assets constituting less than all of the assets of a Person, the equivalent of financial statements with respect to such assets or, if no such financial statements are available, an appraisal or other valuation of the assets to be acquired, (2) pro forma financial statements reflecting the combined projected performance of the Loan Parties during the 12 months immediately following consummation of such transaction, certified to the Administrative Agent and the Lenders as being the good faith projections of the Borrowers, in form and detail reasonably acceptable to the Administrative Agent, which projections shall show that such acquisition will not result in any Default or Event of Default hereunder and (3) such additional reasonable information as requested by the Lenders regarding the acquisition;
                    (F) The Borrowers shall be in compliance with the financial covenants set forth in this Agreement on a pro forma basis after giving effect to the acquisition of the Proposed Target as if such acquisition occurred on the last day of the fiscal quarter most recently ended;

                    (G) The Administrative Agent shall prior to the proposed acquisition date have received a Compliance Certificate evidencing pro forma compliance as described in clause (F) above;
                    (H) If a Proposed Target is organized or domiciled under the law of any jurisdiction outside the United States, or a Proposed Target has more than 10% of its assets or annual revenues based in or from outside of the United States (as determined from the most recently available financial information for the Proposed Target), then such Proposed Target’s Adjusted EBITDA shall be discounted for covenant compliance to the extent the Administrative Agent cannot obtain perfected liens on its assets;
                    (I) The Proposed Target shall be owned directly by the Borrowers or, if the Proposed Target remains a separate entity, be a wholly-owned Subsidiary of a Borrower after giving effect to the acquisition;
                    (J) The Administrative Agent and the Security Trustee (as applicable) shall hold a perfected, first priority security interest in and lien on all of the assets acquired by a Borrower or a Guarantor in such transaction (including but not limited to the assets of the Proposed Target, subject only to Permitted Liens and, if the Proposed Target survives such transaction as a separate Subsidiary, any Equity Securities in the Proposed Target to the extent required by Section 5.01(i)); and
                    (K) If such Proposed Target remains a separate Subsidiary, all action required of the Loan Parties under Section 5.01(i) shall be completed substantially concurrently with the consummation of such acquisition or, if requested by the Administrative Agent, such Proposed Target (and any Subsidiary of the Proposed Target acquired as part of the acquisition) shall be a party to the Credit Documents as a borrower substantially concurrently with the consummation of such acquisition pursuant to documentation in form and substance satisfactory to the Administrative Agent.
          (e) Investments. None of the Loan Parties shall make any Investment except for Investments in the following:
               (i) Investments by the Loan Parties in deposit accounts, cash and Cash Equivalents; provided that, for Investments of the Borrower and each Guarantor, such Investments are subject to a Control Agreement (other than up to 10 accounts for all Borrowers and Guarantors in the aggregate where such account have an average aggregate monthly balance of less than $1,000,000);
               (ii) Investments listed in Schedule 5.02(e) existing on the date of this Agreement;
               (iii) Investments by the Loan Parties in each other (other than Parent and Commercial Barge Line Company); provided that any Investments constituting Indebtedness shall be evidenced by one or more Pledged Intercompany Notes subject to a first perfected security interest in favor of the Administrative Agent and in the Administrative Agent’s possession; provided further that Investments (including any loans or advances) by Loan Parties made directly or indirectly in Foreign Subsidiaries may not exceed $30,000,000 in the aggregate at any one time;
               (iv) Investments permitted by Section 5.02(d) and Investments that comply with both Section 5.02(a)(iii) and Section 5.02(l);
               (v) In addition to Investments otherwise expressly permitted by this Section 5.02(e) (provided no Event of Default then exists or results therefrom), Investments by the Borrower and its Domestic Subsidiaries in Joint Ventures which are organized under the laws of the United States of America or any state thereof in an aggregate amount (valued at cost) not to exceed $50,000,000 as to any such Joint Venture or $100,000,000 in the aggregate as to all such Joint Ventures since the date of this Agreement;
               (vi) Loans and advances to employees in the ordinary course of business and in accordance with past practices not to exceed $5,000,000 in the aggregate at any one time;
               (vii) Investments by Parent in treasury Equity Securities of Parent; and
               (viii) Additional Investments not to exceed $5,000,000 in the aggregate at any one time (to the extent not permitted any other clause of this Section 5.02(e)).
          (f) Distributions, Redemptions, Etc. No Loan Party shall reorganize, recapitalize or make any Distributions or set apart any sum for any such purpose except as follows:
               (i) Any Subsidiary of a Borrower may pay dividends on its Equity Securities to a Borrower or any intervening Subsidiary;
               (ii) If no Default or Event of Default shall have occurred and be continuing or would result from a proposed Distribution under this Section 5.02(f)(ii) and so long as any Borrower is a limited liability company or any other pass-through entity for tax purposes, each Borrower may, on a quarterly basis, make cash Distributions to Parent (through any intervening Loan Parties) in an amount equal to the minimum amount necessary to pay for estimated income taxes owing by Parent attributable to the income of such Borrower (less the amount of any prior Distribution for such purpose that was not necessary to pay the actual taxes of such holders);
               (iii) The Borrowers may make Distributions pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrowers and their respective Subsidiaries, including, without limitation, pursuant to any severance packages for management or employees of the Borrowers and their respective Subsidiaries and approved by the board of managers (or other governing body) of the Borrower making such Distribution; and
               (iv) Any Loan Party may make Distributions if (1) no Default or Event of Default has occurred and is continuing or would result from such Distribution; and (2) the Borrowers provide the Administrative Agent a certificate from a Responsible Officer certifying that there is pro forma compliance with the financial covenants in Section 5.03 after giving effect to such Distributions.
          (g) Change in Business. No Loan Party shall engage, either directly or indirectly through Affiliates, in any business substantially different from the business of the Borrowers as of the Closing Date.
          (h) Payments of Indebtedness, Etc. No Loan Party shall:
               (i) prepay, redeem, purchase, defease, acquire or otherwise satisfy (or offer to redeem, purchase, acquire or otherwise satisfy) in any manner prior to the scheduled payment thereof any Indebtedness (including any Subordinated Obligations) or lease obligations of any Loan Party (other than (A) the Obligations and (B) the prepayment of any Indebtedness incurred in accordance with Section 5.02(a)(vii) so long as no Default or Event of Default exists at the time of such proposed prepayment of any Indebtedness incurred in accordance with Section 5.02(a)(vii) or would result therefrom); or make any payment or deposit any monies, securities or other property with any trustee or other Person that has the effect of providing for the satisfaction (or assurance of any satisfaction) of any Indebtedness (including any Subordinated Obligations) of any Loan Party prior to the date when due or otherwise to provide for the defeasance of any such Indebtedness;
               (ii) pay or prepay any principal, premium, interest or any other amount (including sinking fund payments) with respect to any Subordinated Obligation (except payments expressly approved by the Required Lenders in writing), or redeem purchase, defease, acquire or otherwise satisfy (or offer to redeem, purchase, acquire or otherwise satisfy) any Subordinated Obligations; or make any payment or deposit any monies, securities or other property with any trustee or other Person that has the effect of providing for the satisfaction (or assurance of any satisfaction) of any Subordinated Obligations prior to the date when due or otherwise to provide for the defeasance of any Subordinated Obligations; or
               (iii) supplement, modify, amend, restate, extend or otherwise change the terms of any document, instrument or agreement evidencing or governing any Subordinated Obligations;
provided, however, that any Loan Party may prepay, redeem, purchase, defease, acquire or otherwise satisfy (or offer to redeem, purchase, acquire or otherwise satisfy) in any manner prior to the scheduled payment thereof any Indebtedness (including any Subordinated Obligations) or lease obligations of any Loan Party if (1) no Default or Event of Default has occurred and is continuing or would result from such prepayment, redemption, purchase, defeasance, acquisition or other satisfaction of such Indebtedness; (2) with respect to Subordinated Obligations, such prepayment, redemption, purchase, defeasance, acquisition or other satisfaction of such Subordinated Obligations is otherwise permitted under the applicable intercreditor agreement or subordination provisions applicable to such Subordinated Obligations; (3) before and after giving effect to such prepayment, redemption, purchase, defeasance, acquisition or other satisfaction of such Indebtedness, the Total Leverage is less than 2.50 to 1.00; and (4) prior to taking such action the Borrowers provide the Administrative Agent a certificate from a Responsible Officer certifying that the conditions under clauses (1), (2) and (3) above are satisfied and there is pro forma compliance with the financial covenants in Section 5.03 after giving effect to such prepayment, redemption, purchase, defeasance, acquisition or other satisfaction of such Indebtedness.
          (i) ERISA.
               (i) No Loan Party nor any ERISA Affiliate shall (A) adopt or institute any Pension Plan; (B) take any action which will result in the partial or complete withdrawal, within the meanings of Sections 4203 and 4205 of ERISA, from a Multiemployer Plan; (C) engage or permit any Person to engage in any transaction prohibited by Section 406 of ERISA or Section 4975 of the IRC involving any Pension Plan or Multiemployer Plan which would subject a Loan Party or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify; (D) incur or allow to exist any accumulated funding deficiency (within the meaning of Section 412 of the IRC or Section 302 of ERISA); (E) fail to make full payment when due of all amounts due as contributions to any Pension Plan or Multiemployer Plan; (F) fail to comply with the requirements of Section 4980B of the IRC or Part 6 of Title I(B) of ERISA; or (G) adopt any amendment to any Pension Plan which would require the posting of security pursuant to Section 401(a)(29) of the IRC, where singly or cumulatively, the above could have a Material Adverse Effect.
               (ii) No Loan Party shall (A) engage in any transaction prohibited by any Governmental Rule applicable to any Foreign Plan; (B) fail to make full payment when due of all amounts due as contributions to any Foreign Plan; or (C) otherwise fail to comply with the requirements of any Governmental Rule applicable to any Foreign Plan, where singly or cumulatively, the above could have a Material Adverse Effect.
          (j) Transactions With Affiliates. No Loan Party shall enter into or permit to exist any Contractual Obligation with any Affiliate (other than any other Loan Party) or engage in any other transaction with any Affiliate (other than any other Loan Party) except upon terms at least as favorable to such Loan Party as an arms-length transaction with unaffiliated Persons.
          (k) Accounting Changes. No Loan Party shall change (i) its fiscal year (currently January 1 through December 31) or (ii) its accounting practices except as required by GAAP.
          (l) Rate Contracts. No Loan Party shall enter into any Rate Contract, except (i) Rate Contracts entered into to hedge or mitigate risks to which the Borrowers or any Subsidiary has actual exposure (other than those in respect of Equity Securities of the Borrowers or any Subsidiary of a Borrower), and (ii) Rate Contracts entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of a Borrower or any Subsidiary.
          (m) Amendment of Material Documents. No Loan Party shall agree to amend, modify, supplement or replace any Material Document or any document executed and delivered in connection therewith, in each case in a manner which would adversely affect the interests of the Administrative Agent, the Security Trustee and the Lenders and in any event subject to Section 5.02(h) with respect to Subordinated Obligations.
          (n) Restrictive Agreements. No Loan Party shall agree to any restriction or limitation (other than as set forth in this Agreement or the other Credit Documents) on the making of Distributions or the transferring of asset from any Loan Party to another Loan Party.
          (o) Joint Ventures. No Loan Party shall enter into or maintain any interest in any Joint Venture; provided, however, that the Borrowers may enter into and maintain an interest in:
               (i) the following existing Joint Ventures: BargeLink LLC (owning up to 50% of the Equity Securities of such entity), Bolivar Terminal Company (owning up to 50% of the Equity Securities of such entity), T.T. Barge Services Mile 237 LLC (owning up to 35% of the Equity Securities of such entity), and SSIC Remediation LLC (owning up to 30.29% of the Equity Securities of such entity), and
               (ii) additional Joint Ventures if (A) the aggregate Investment by the Borrowers and their Subsidiaries in all Joint Ventures is permitted by Section 5.02(e)(v), (B) the business of such additional Joint Venture is ancillary to, reasonably related to, or used or useful in, the same or a similar line of business as the Borrowers and their Subsidiaries and (C) such additional Joint Venture is a corporation, limited liability company or other limited liability entity.
          (p) Accounts. No Loan Party shall fail, within 30 days of the Borrowers’ receipt of a written request from the Administrative Agent (as such time period may be extended by the Administrative Agent), to execute and deliver to the Administrative Agent control agreements in form and substance reasonably acceptable to the Administrative Agent with respect to each account of the Loan Parties which is existing as of the Closing Date (to the extent the Borrowers have not already done so) or opened following the Closing Date with any bank, savings association, financial institution or similar financial intermediary in which cash or other property will be deposited (other than with respect to accounts fall within the exception described in Section 5.02(e)(i)).
          (q) Modification. None of the Loan Parties shall make any modification or repairs to, or replacement of, any of the Vessels owned by a Loan Party or equipment installed on such Vessel which would or might materially alter the structure, type or performance characteristics of such Vessel and materially reduce its value.
     5.03. Financial Covenants. So long as any Loan or L/C Obligation remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of any Commitment remains in force, the Borrowers will comply, and will cause compliance, with the following financial covenants, unless the Required Lenders shall otherwise consent in writing:
          (a) Total Leverage Ratio. The Borrowers shall not at any time permit the Total Leverage Ratio to be greater than 3.00 to 1.00; provided that if (i) any Permitted Acquisition is consummated after the Closing Date and (ii) as of the closing date of any such Permitted Acquisition the Total Leverage Ratio is actually greater than 2.50 to 1.00 or is greater than 2.50 to 1.00 on a pro forma basis after giving effect to such Permitted Acquisition, the maximum ratio shall be 3.50 to 1.00 for twelve consecutive months beginning on the date of such Permitted Acquisition is consummated (and the maximum ratio shall revert to 3.00 to 1.00 after the end of such twelve month period).
          (b) Fixed Charge Coverage Ratio. The Borrowers shall not permit the Fixed Charge Coverage Ratio as at the end of any fiscal quarter to be less than 1.50 to 1.00.
          (c) Minimum Net Worth. The Borrowers shall not permit Net Worth as of the last day of any fiscal quarter (such date to be referred to herein as a “Determination Date”) which occurs after the Closing Date to be less than the sum on such Determination Date of the following:
               (i) $304,854,704.35; plus
               (ii) Fifty percent (50%) of the cumulative sum of the Loan Parties’ annual consolidated Net Income for each fiscal quarter of the Borrower ending after December 31, 2006 through and including the fiscal year ending immediately prior to the Determination Date (excluding any quarter in which net income is negative); plus
               (iii) One-hundred percent (100%) of the Net Proceeds from the issuance of Equity Securities by Parent or any other Loan Party the proceeds of which are received from a Person that is not a Loan Party from and after December 31, 2006.
ARTICLE VI. EVENTS OF DEFAULT.
     6.01. Events of Default. The occurrence or existence of any one or more of the following shall constitute an “Event of Default” hereunder:
          (a) Non-Payment. Any Loan Party shall (i) fail to pay when due any principal of any Loan or any L/C Obligation (including any amount due in respect thereof under the Guaranty) or (ii) fail to pay within three (3) days after the same becomes due, any interest, fees or other amounts payable under the terms of this Agreement or any of the other Credit Documents (including any amount due under any Lender Rate Contract and, to the extent not included in clause (i), the Guaranty); or
          (b) Specific Defaults. Any Loan Party shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Section 5.01(a), Section 5.01(f), Section 5.01(g), Section 5.01(h), Section 5.01(i), Section 5.01(k), Section 5.01(l), Section 5.01(m), Section 5.02 or Section 5.03; or
          (c) Other Defaults. Any default shall occur under the Guaranty or any Security Document and such default shall continue beyond any period of grace provided with respect thereto; or any Loan Party shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Agreement or any other Credit Document (other than Lender Rate Contracts) and such failure shall continue for thirty (30) days after the date of such failure; or

          (d) Representations and Warranties. Any representation, warranty, certificate, information or other statement (financial or otherwise) made or furnished by or on behalf of any Loan Party to the Administrative Agent, the Security Trustee or any Lender in or in connection with this Agreement or any of the other Credit Documents, or as an inducement to the Administrative Agent, the Security Trustee or any Lender to enter into this Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or
          (e) Cross-Default. (i) Any Loan Party shall fail to make any payment on account of any Indebtedness or Contingent Obligation of such Person (other than the Obligations) when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any period of grace provided with respect thereto, if the amount of such Indebtedness or Contingent Obligation exceeds $25,000,000 or the effect of such failure is to cause, or permit the holder or holders thereof to cause, Indebtedness and/or Contingent Obligations of any Loan Party (other than the Obligations) in an aggregate amount exceeding $25,000,000 to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral or (ii) any Loan Party shall otherwise fail to observe or perform any agreement, term or condition contained in any agreement or instrument relating to any Indebtedness or Contingent Obligation of such Person (other than the Obligations), or any other event shall occur or condition shall exist, if the effect of such failure, event or condition is to cause, or permit the holder or holders thereof to cause, Indebtedness and/or Contingent Obligations of any Loan Party (other than the Obligations) in an aggregate amount exceeding $25,000,000 to become redeemable, due, liquidated or otherwise payable (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and/or to be secured by cash collateral; or
          (f) Insolvency; Voluntary Proceedings. Any Loan Party shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or, in each case, any analogous procedure or step is taken in any jurisdiction; or
          (g) Involuntary Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of any Loan Party or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to any Loan Party or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement, or, in each case, any analogous procedure or step is taken in any jurisdiction; or

          (h) Judgments. (i) One or more judgments, orders, decrees or arbitration awards requiring any Loan Party to pay an aggregate amount of $25,000,000 or more (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of the Borrowers and otherwise satisfying the requirements set forth in Section 5.01(d)) shall be rendered against any Loan Party in connection with any single or related series of transactions, incidents or circumstances and the same shall not be satisfied, vacated or stayed for a period of ten (10) consecutive days; provided that if one or more judgments, orders, decrees or arbitration awards requiring any Loan Party to pay an aggregate amount of $50,000,000 (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of the Borrowers and otherwise satisfying the requirements set forth in Section 5.01(d)) shall be rendered against any Loan Party in connection with any single or related series of transactions, incidents or circumstances such circumstance shall be an Event of Default whether or not the same has been satisfied, vacated or stayed; (ii) any judgment, writ, assessment, warrant of attachment, tax lien or execution or similar process shall be issued or levied against a part of the property of any Loan Party with an aggregate value in excess of $25,000,000 and the same shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; or (iii) any other judgments, orders, decrees, arbitration awards, writs, assessments, warrants of attachment, tax liens or executions or similar processes which, alone or in the aggregate, could have a Material Adverse Effect are rendered, issued or levied; or
          (i) Credit Documents. Any Credit Document or any material term thereof shall cease to be, or be asserted by any Loan Party not to be, a legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms or shall otherwise cease to be in full force and effect; or
          (j) Security Documents. Any Lien intended to be created by any Security Document shall at any time be invalidated, subordinated or otherwise cease to be in full force and effect, for whatever reason, or any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, first priority (except as expressly otherwise provided in this Agreement or such Security Document) perfected Lien in the Collateral covered thereby, or any Loan Party shall issue, create or permit to be outstanding any Equity Securities which shall not be subject to a first priority perfected Lien under the Security Documents; or
          (k) ERISA. Any Reportable Event which the Administrative Agent reasonably believes in good faith constitutes grounds for the termination of any Pension Plan by the PBGC or for the appointment of a trustee by the PBGC to administer any Pension Plan shall occur and be continuing for a period of thirty (30) days or more after notice thereof is provided to the Borrowers by the Administrative Agent, or any Pension Plan shall be terminated within the meaning of Title IV of ERISA by the PBGC or a trustee shall be appointed by the PBGC to administer any Pension Plan; or
          (l) Change of Control. Any Change of Control shall occur; or
          (m) Involuntary Dissolution or Split Up. Any order, judgment or decree shall be entered against a Borrower decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or

          (n) Lender Rate Contracts. The occurrence of a default by any Loan Party under any Lender Rate Contract and the passage of any applicable grace period in respect thereof; or
          (o) Material Adverse Change. A material adverse change in the operations, business or condition (financial or otherwise) of any Borrower individually or the Loan Parties (taken as a whole) since December 31, 2006 shall have occurred; or
          (p) Guarantors. Any Guarantor shall repudiate or purport to revoke the Guaranty; or
          (q) Designated Person. Any Loan Party shall become a Designated Person; or
          (r) Subordinated Obligations. Any trustee for, or any holder of, any Subordinated Obligations asserts in writing that any such Subordinated Obligations (or any portion thereof) is not subordinated to the Obligations in accordance with its terms or the applicable subordination agreement (in the case of such other Subordinated Obligations); or any event occurs which gives the holder or holders of such Subordinated Obligations (or an agent or trustee on its or their behalf) the right to declare such Subordinated Obligations due before the date on which it otherwise would become due, or the right to require the issuer thereof, to redeem, purchase or otherwise defease, or offer to redeem, purchase or otherwise defease, all or any portion of any Subordinated Obligations, or a final judgment is entered by a court of competent jurisdiction that any Subordinated Obligations (or any portion thereof) is not subordinated in accordance with its terms or the applicable subordination agreement (in the case of such other Subordinated Obligations) to the Obligations, or
          (s) NRG Agreements. The occurrence of (i) a Trigger Event (as such term is defined in any one or more of the NRG Agreements), (ii) the passage of any applicable notice period under the NRG Agreements, and (iii) the enforcement or exercise by NRG of its rights under the NRG Agreements in connection with such Trigger Event.
     6.02. Remedies. At any time after the occurrence and during the continuance of any Event of Default (other than an Event of Default referred to in Section 6.01(f) or 6.01(g)), the Administrative Agent may or shall, upon instructions from the Required Lenders, by written notice to the Borrowers, (a) terminate the Revolving Loan Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans, and/or (b) declare all or a portion of the outstanding Obligations (other than in connection with Lender Rate Contracts) payable by the Borrowers to be immediately due and payable and require that the Borrowers Cash Collateralize the Obligations in an amount equal to 105 % of the then Effective Amount of the L/C Obligations, in each case, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding . Upon the occurrence or existence of any Event of Default described in Section 6.01(f) or 6.01(g), immediately and without notice, (1) the Revolving Loan Commitments, any obligation of the L/C Issuer to make L/C Credit Extensions and the obligations of the Lenders to make Loans shall automatically terminate, (2) the obligation of the Borrowers to Cash Collateralize the Obligations in an amount equal to the then Effective Amount of the L/C Obligations shall automatically become effective, which amounts shall be immediately pledged and delivered to the Administrative Agent as security for the Obligations and (3) all outstanding Obligations payable by the Borrowers hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Administrative Agent and the Security Trustee may exercise any other right, power or remedy available to it under any of the Credit Documents or otherwise by law, either by suit in equity or by action at law, or both. Notwithstanding anything to the contrary in the Credit Documents, all Cash Collateral shall first be applied to the L/C Obligations and then to the remaining obligations in the manner set forth in the Credit Documents.
ARTICLE VII. ADMINISTRATIVE AGENT, THE SECURITY TRUSTEE AND RELATIONS AMONG LENDERS.
     7.01. Appointment, Powers and Immunities.
          (a) Each Lender (on its own behalf and on behalf of any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products) hereby appoints and authorizes Wells Fargo and its successors to act as its administrative agent hereunder and under the other Credit Documents and as security trustee under the Vessel Security Documents with such powers as are expressly delegated to the Administrative Agent and the Security Trustee by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Each Lender (on its own behalf and on behalf of any Affiliate of such Lender that is party to a Lender Rate Contract or providing Lender Bank Products) hereby authorizes the Administrative Agent and the Security Trustee to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. The Co-Syndication Agents, Co-Documentation Agents and Lead Arranger shall not have any duties or responsibilities or any liabilities under this Agreement or any other Credit Documents and any amendments, consents, waivers or any other actions taken in connection with this Agreement or the other Credit Documents shall not require the consent of any of the Co-Syndication Agents, Co-Documentation Agents or Lead Arranger in such capacity. The Administrative Agent and the Security Trustee shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Document, be a trustee for any Lender (or any Affiliate of a Lender that is party to a Lender Rate Contract or providing Lender Bank Products) or have any fiduciary duty to any Lender (or any Affiliate of a Lender that is party to a Lender Rate Contract or providing Lender Bank Products). Notwithstanding anything to the contrary contained herein the Administrative Agent and the Security Trustee shall not be required to take any action which is contrary to this Agreement or any other Credit Document or any applicable Governmental Rule. None of the Administrative Agent, the Security Trustee or any Lender shall be responsible to any other Lender for any recitals, statements, representations or warranties made by any Loan Party contained in this Agreement or in any other Credit Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure by any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent and the Security Trustee may employ agents and attorneys-in-fact and shall not be responsible to any Lender for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. None of the Administrative Agent, the Security Trustee or any of their respective directors, officers, employees, agents or advisors shall be responsible to any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Credit Document or in connection herewith or therewith, except to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from its or their own gross negligence or willful misconduct. Except as otherwise provided under this Agreement, the Administrative Agent and the Security Trustee shall take such action with respect to the Credit Documents as shall be directed by the Required Lenders or in the absence of such direction such action as the Administrative Agent and the Security Trustee in good faith deems advisable under the circumstances.
          (b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and except for so long) as the Administrative Agent may agree at the request of the Required Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article VII included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.
          (c) The Security Trustee shall act on behalf of the Lenders (which, for the avoidance of doubt, includes each Affiliate of a Lender that is party to a Lender Rate Contract or providing any Lender Bank Products as set forth in the definition of “Lender”) with respect to the Vessels pledged as Collateral and Vessel Security Documents; provided, however, that the Security Trustee shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VII with respect to any acts taken or omissions suffered by the Security Trustee as fully as if the term “Administrative Agent” as used in this Article VII included the Security Trustee with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Security Trustee.
     7.02. Reliance by the Administrative Agent. The Administrative Agent, the L/C Issuer and the Swing Line Lender shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, facsimile or telex) believed by it in good faith to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent with reasonable care. As to any other matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders and shall in all cases be fully protected by the Lenders in acting, or in refraining from acting, hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders (or all Lenders if required by Section 8.04), and such instructions of the Required Lenders (or all the Lenders as the case may be) and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

     7.03. Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received a written notice from a Lender or the Borrowers, referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default”. If the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders. Notwithstanding anything to the contrary contained herein, the order and manner in which the Lenders’ rights and remedies are to be exercised (including, without limitation, the enforcement by any Lender of its Note) shall be determined by the Required Lenders in their sole discretion.
     7.04. Indemnification. Without limiting the Obligations of the Borrowers hereunder, each Lender agrees to indemnify the Administrative Agent, ratably in accordance with its Revolving Proportionate Share of all Obligations and Revolving Loan Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Lender shall be liable for any of the foregoing to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall be fully justified in refusing to take or in continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The obligations of each Lender under this Section 7.04 shall survive the payment and performance of the Obligations, the termination of this Agreement and any Lender ceasing to be a party to this Agreement (with respect to events which occurred prior to the time such Lender ceased to be a Lender hereunder).
     7.05. Non-Reliance. Each Lender represents that it has, independently and without reliance on the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the business, prospects, management, financial condition and affairs of the Loan Parties and its own decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, employees, agents or advisors shall (a) be required to keep any Lender informed as to the performance or observance by any Loan Party of the obligations under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any Loan Party; (b) have any duty or responsibility to disclose to or otherwise provide any Lender, and shall not be liable for the failure to disclose or otherwise provide any Lender, with any credit or other information concerning any Loan Party which may come into the possession of the Administrative Agent or that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity, except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder; or (c) be responsible to any Lender for (i) any recital, statement, representation or warranty made by any Loan Party or any officer, employee or agent of any Loan Party in this Agreement or in any of the other Credit Documents, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Credit Document, (iii) the value or sufficiency of the Collateral or the validity or perfection of any of the liens or security interests intended to be created by the Credit Documents, or (iv) any failure by any Loan Party to perform its obligations under this Agreement or any other Credit Document.
     7.06. Resignation of the Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days prior written notice thereof to the Borrowers and the Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent, if not a Lender, shall be reasonably acceptable to the Borrowers; provided, however, that the Borrowers shall have no right to approve a successor Administrative Agent if a Default or Event of Default has occurred and is continuing. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from the duties and obligations thereafter arising hereunder; provided that the retiring Administrative Agent shall be discharged from the duties and obligations arising hereunder from and after the end of such thirty (30) day even if no successor has been appointed. If no such successor has been appointed, the Required Lenders shall act as the Administrative Agent hereunder. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. The successor Administrative Agent (or if there is no successor one of the Lenders appointed by the Required Lenders that accepts such appointment) shall also simultaneously replace the then existing Administrative Agent and the then existing Administrative Agent shall be fully released as “L/C Issuer,” “Security Trustee” and “Swing Line Lender” hereunder pursuant to documentation in form and substance reasonably satisfactory to the then existing Administrative Agent.
     7.07. Collateral Matters.
          (a) The Administrative Agent and the Security Trustee are each hereby authorized by each Lender, without the necessity of any notice to or further consent from any Lender, and without the obligation to take any such action, to take any action with respect to any Collateral or any Security Document which may from time to time be necessary to perfect and maintain perfected the Liens of the Security Documents.
          (b) The Lenders irrevocably authorize the Administrative Agent and the Security Trustee, at its respective option and in its respective discretion, to release (and to execute and deliver such documents, instruments and agreements as the Administrative Agent and the Security Trustee (as applicable) may deem necessary to release) any Lien granted to or held by the Administrative Agent or the Security Trustee upon any Collateral (i) upon termination of the Revolving Loan Commitments and the full Cash Collateralization of the then outstanding L/C Obligations and the payment in full of all Loans and all other Obligations payable under this Agreement and under the other Credit Documents; (ii) constituting property of the Loan Parties which is sold, transferred or otherwise disposed of in connection with any transaction not prohibited by this Agreement or the Credit Documents (including Section 5.02(c)); (iii) constituting property leased to the Loan Parties under an operating lease which has expired or been terminated in a transaction not prohibited by this Agreement or the Credit Documents or which will concurrently expire and which has not been and is not intended by the Loan Parties to be, renewed or extended; (iv) consisting of an instrument, if the Indebtedness evidenced thereby has been paid in full; or (v) if approved or consented to by those of the Lenders required by Section 8.04. Upon request by the Administrative Agent or the Security Trustee, the Lenders will confirm in writing the Administrative Agent’s and the Security Trustee’s authority to release particular types or items of Collateral pursuant to this Section 7.07.
          (c) Unless all the Lenders otherwise consent in writing, any and all cash collateral for the Obligations shall be released to the Borrowers, to the extent not applied to the Obligations, only if (i) the Revolving Loan Commitments have been terminated (ii) all Obligations have been paid in full and are no longer outstanding, including, without limitation, any L/C Obligations or any other contingent obligations.
     7.08. Performance of Conditions. For the purpose of determining fulfillment by the Borrower and the other Loan Parties of conditions precedent specified in Sections 3.01 and 3.02 only, each Lender shall be deemed to have consented to, and approved or accepted, or to be satisfied with each document or other matter sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required under Article 3 to be consented to, or approved by or acceptable or satisfactory to, that Lender, unless an officer of the Administrative Agent who is responsible for the transactions contemplated by the Credit Documents shall have received written notice from that Lender prior to the making of the requested Loan or the issuance of the requested Letter of Credit specifying its objection thereto and either (i) such objection shall not have been withdrawn by written notice to the Administrative Agent or (ii) in the case of any condition to the making of a Loan, that Lender shall not have made available to the Administrative Agent that Lender’s Revolving Proportionate Share of such Loan or Letter of Credit.
     7.09. The Administrative Agent in its Individual Capacity. The Administrative Agent and its affiliates may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of banking or other business with the any Loan Party and its Affiliates as though the Administrative Agent were not the Administrative Agent, L/C Issuer or Swing Line Lender hereunder. With respect to Loans, if any, made by the Administrative Agent in its capacity as a Lender, the Administrative Agent in its capacity as a Lender shall have the same rights and powers under this Agreement and the other Credit Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, L/C Issuer or Swing Line Lender, and the terms “Lender” or “Lenders” shall include the Administrative Agent in its capacity as a Lender. The Administrative Agent shall not be deemed to hold a fiduciary, trust or other special relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.
     7.10. Collateral Matters/Lender Rate Contracts. Each Lender on its own behalf on behalf of its Affiliates understands and agrees that if the Obligations are repaid as described in Section 7.07, the Collateral will be released as described in Section 7.07 and such Lender and its Affiliates will no longer have the benefits of the Collateral.
     7.11. NRG Intercreditor Agreement. Each of the Lenders from time to time party to this Agreement hereby confirms and reaffirms the irrevocable authority of the Administrative Agent and the Security Trustee to execute, deliver and act on their behalf under, the NRG Intercreditor Agreement and each supplement, modification, amendment, restatement or extension thereto approved by the Required Lenders. Each Lender agrees to be bound by the terms and provisions of the NRG Intercreditor Agreement.
ARTICLE VIII. MISCELLANEOUS.
     8.01. Notices.
          (a) Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon the Borrowers, any Lender or the Administrative Agent under this Agreement or the other Credit Documents shall be in writing and faxed, mailed or delivered, if to the Borrowers or to the Administrative Agent, the L/C Issuer or the Swing Line Lender, at its respective facsimile number or address set forth below or, if to any Lender, at the address or facsimile number specified for such Lender in Part B of Schedule I (or to such other facsimile number or address for any party as indicated in any notice given by that party to the other parties). All such notices and communications shall be effective (a) when sent by an overnight courier service of recognized standing, on the second Business Day following the deposit with such service; (b) when mailed, first-class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when sent by facsimile transmission, upon confirmation of receipt; provided, however, that (1) any notice delivered to the Administrative Agent, the L/C Issuer or the Swing Line Lender under Article II shall not be effective until actually received by such Person, (2) the e-mail or other web-based communication expressly permitted under Sections 2.01 shall no longer be permitted if the Administrative Agent has notified the Borrowers that it is incapable of receiving such notices and communications by e-mail or other web-based communication and (3) unless the Administrative Agent otherwise prescribes, notices and other web-based communication sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement (it being understood that an “auto-response” shall not constitute any such written acknowledgement)), provided that if such e-mail notice or other web-based communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

The Administrative Agent, the Security Trustee,
the L/C Issuer and
the Swing Line Lender:	For Notices of Borrowing, Notices of Conversion and Notices of Interest Period Selection:

Wells Fargo Bank, National Association
MAC C7300-035
3rd Floor 1700 Lincoln St.
Denver, Colorado 80203-4500
Attention: Gina Chicaferro
Tel. No. (303) 863-6613
Fax No. (303) 863-5533 E-mail: Gina.M.Chicaferro@wellsfargo.com

For all other notices:

Wells Fargo Bank, National Association
300 N. Meridian St., Suite 1600
Indianapolis, IN 46204
Attention: James M. Stehlik, Vice President
Tel. No. (317) 977-1115
Fax No. (317) 977-1118
E-mail: James.Stehlik@wellsfargo.com

The Borrowers:	American Commercial Lines LLC
1701 East Market Street
Jeffersonville, IN 47130
Attention: Kevin S. Boyle, Vice President & Treasurer
Tel. No. (812) 288-1943
Fax No. (812) 288-1722

With copy to:	Baker & Daniels LLP
600 East 96th Street, Suite 600
Indianapolis, IN 46240
Attention: David A. Foster
Tel. No. (317) 569-4686
Fax No. (317) 569-4800
Each Notice of Borrowing, Notice of Conversion and Notice of Interest Period Selection shall be given by the Borrowers to the Administrative Agent’s office located at the address referred to above during the Administrative Agent’s normal business hours; provided, however, that any such notice received by the Administrative Agent after 1:00 p.m. on any Business Day shall be deemed received by the Administrative Agent on the next Business Day. In any case where this Agreement authorizes notices, requests, demands or other communications by the Borrowers to the Administrative Agent or any Lender to be made by telephone or facsimile, the

Administrative Agent or any Lender may conclusively presume that anyone purporting to be a person designated in any incumbency certificate or other similar document received by the Administrative Agent or a Lender is such a person.
          (b) The Borrowers agree that the Administrative Agent may make any material delivered by the Borrowers to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Borrowers or any other Loan Party, or any other materials or matters relating to this Agreement, the other Credit Documents or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, or a substantially similar electronic system (the “Platform”). The Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform. Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.
     8.02. Expenses. The Borrowers shall pay on demand, whether or not any Credit Event occurs hereunder, (a) all reasonable fees and expenses, including reasonable syndication expenses, travel expenses, attorneys’, consultants’ and experts’ fees and expenses, incurred by the Administrative Agent or the Security Trustee in connection with the syndication of the facilities provided hereunder, the preparation, negotiation, execution and delivery of, and the exercise of its duties under, this Agreement and the other Credit Documents, and the preparation, negotiation, execution and delivery of amendments and waivers hereunder and thereunder, (b) all reasonable fees and expenses of the Administrative Agent in connection with the use of any Platform and (c) all fees and expenses, including attorneys’ fees and expenses, incurred by the Administrative Agent, the Security Trustee and the Lenders in the enforcement or attempted enforcement of any of the Obligations or in preserving any of the Administrative Agent’s, the Security Trustee’s or the Lenders’ rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any “workout” or restructuring affecting the Credit Documents or the Obligations or any bankruptcy or similar proceeding involving any Loan Party). The obligations of the Borrowers under this Section 8.02 shall survive the payment and performance of the Obligations and the termination of this Agreement.
     8.03. Indemnification. To the fullest extent permitted by law, and in addition to any other indemnity set forth in the Credit Documents, the Borrowers agree to protect, indemnify, defend and hold harmless the Administrative Agent, the Security Trustee, the L/C Issuer, the Swing Line Lender, the Lenders and their Affiliates and their respective directors, officers, employees, attorneys, agents, trustees and advisors (collectively, “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, costs, disbursements, claims or expenses of any kind or nature and from any suits, claims or demands (including in respect of or for reasonable attorneys’ fees and other expenses) arising on account of or in connection with any matter or thing or action or failure to act by Indemnitees, or any of them, arising out of or relating to (a) the Credit Documents or any transaction contemplated thereby or related thereto, including the making of any Loans, the funding of any Unreimbursed Amounts and any use by a Borrower of any proceeds of the Loans or the Letters of Credit, (b) any Environmental Damages, (c) any claims for brokerage fees or commissions in connection with the Credit Documents or any transaction contemplated thereby or in connection with a Borrower’s failure to conclude any other financing, and to reimburse each Indemnitee on demand for all legal and other expenses incurred in connection with investigating or defending any of the foregoing, (d) any Permitted Acquisition or attempted acquisition, merger, consolidation or takeover (hostile or otherwise) involving any Loan Party or (e) the use of any Platform; provided, however, that nothing contained in this Section 8.03 shall obligate the Borrowers to protect, indemnify, defend or hold harmless any Indemnitee against any such liabilities, obligations, losses, damages, penalties, judgments, costs, disbursements, claims or expenses (“Losses”) to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Indemnitee or any Losses arising from disputes among one or more Indemnitees. Upon receiving knowledge of any suit, claim or demand asserted by a third party that the Administrative Agent, the Security Trustee or any Lender believes is covered by this indemnity, the Administrative Agent, the Security Trustee or such Lender shall give the Borrowers notice of the matter and the Administrative Agent, the Security Trustee or such Lender may select its own counsel or request that the Borrowers defend such suit, claim or demand, with legal counsel satisfactory to the Administrative Agent, the Security Trustee or such Lender as the case may be, at the Borrowers’ sole cost and expense; provided, however, that the Administrative Agent, the Security Trustee or such Lender shall not be required to so notify the Borrowers and the Administrative Agent or such Lender shall have the right to defend, at the Borrowers’ sole cost and expense, any such matter that is in connection with a formal proceeding instituted by any Governmental Authority having authority to regulate or oversee any aspect of the Administrative Agent’s, the Security Trustee’s or such Lender’s business or that of its Affiliates. The Administrative Agent, the Security Trustee or such Lender may also require the Borrowers to defend the matter. Notwithstanding the foregoing provisions, the Indemnitees will be entitled to employ counsel separate from counsel for the Borrowers and for any other party in such action if any such Indemnitee reasonably determines that a conflict of interest or other reasonable basis exists which makes representation by counsel chosen by the Borrowers not advisable, all at the Borrowers’ expense. In the event an Indemnitee (or any of its officers, directors or employees)

appears as a witness in any action or proceeding brought against the Borrowers in which an Indemnitee is not named as a defendant, the Borrowers agree to reimburse such Indemnitee for all out-of-pocket expenses incurred by it (including fees and expenses of counsel) in connection with its appearing as a witness. Any failure or delay of the Administrative Agent, the Security Trustee or any Lender to notify the Borrowers of any such suit, claim or demand shall not relieve the Borrowers of their obligations under this Section 8.03. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence of willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction. The obligations of the Borrowers under this Section 8.03 shall survive the payment and performance of the Obligations and the termination of this Agreement.
     8.04. Waivers; Amendments. Any term, covenant, agreement or condition of this Agreement or any other Credit Document may be amended or waived, and any consent under this Agreement or any other Credit Document may be given, if such amendment, waiver or consent is in writing and is signed by the Borrowers and the Required Lenders (or the Administrative Agent on behalf of the Required Lenders with the written approval of the Required Lenders); provided, however, that:
          (a) Any amendment, waiver or consent which would (i) amend the definition of “Required Lenders”, or modify in any other manner the number or percentage of the Lenders required to make any determinations or to waive any rights under, or to modify any provision of, this Agreement, (ii) increase the Total Revolving Loan Commitment (other than pursuant to Section 2.01(b)), (iii) extend the Maturity Date, (iv) reduce the principal of or interest on any Loan or L/C Borrowing or any fees or other amounts payable for the account of the Lenders hereunder (provided that it is understood that any additional add backs agreed to pursuant to clause (b)(vii) of the definition of Adjusted EBITDA shall not be deemed to be a reduction of interest), (v) extend any date fixed for any payment of the principal of or interest on any Loans or any fees or other amounts payable for the account of the Lenders, (vi) amend this Section 8.04 or Section 2.10, or (vii) release any Borrower or Guarantor, must be in writing and signed or approved in writing by all of the Lenders (or the Administrative Agent on behalf of all of the Lenders with the written approval of all of the Lenders);
          (b) Any amendment, waiver or consent which releases any substantial part of the Collateral must be in writing and signed or approved in writing by all Lenders (or the Administrative Agent on behalf of all of the Lenders with the written approval of all of the Lenders), except that (i) any release in connection with a sale or other disposition of Collateral authorized by Section 5.02(c) shall not require the approval of any Lenders and (ii) any amendment, waiver or consent which modifies the terms of Section 5.02(c) (including any modification relating to the prepayment of proceeds from any such sale or other disposition) shall require the consent of the Required Lenders (or the Administrative Agent on behalf of the Required Lenders with the written approval of the Required Lenders);

          (c) Any amendment, waiver or consent which increases or decreases the Revolving Proportionate Share of any Lender must be in writing and signed by such Lender;
          (d) Any amendment, waiver or consent which affects the rights or duties of the Swing Line Lender under this Agreement must be in writing and signed by the Swing Line Lender;
          (e) Any amendment, waiver or consent which affects the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it must be in writing and signed by the L/C Issuer;
          (f) Any amendment, waiver or consent which affects the rights or obligations of the Administrative Agent must be in writing and signed by the Administrative Agent;
          (g) Any amendment, waiver or consent which affects the rights or obligations of the Security Trustee must be in writing and signed by the Security Trustee; and
          (h) Any additional add backs agreed to pursuant to clause (b)(vii) of the definition of Adjusted EBITDA shall not require the consent of the Required Lenders except as specifically set forth in such clause (b)(vii) and such clause may not be amended or modified without the prior written consent of the Administrative Agent.
No failure or delay by the Administrative Agent, the Security Trustee or any Lender in exercising any right under this Agreement or any other Credit Document shall operate as a waiver thereof or of any other right hereunder or thereunder nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right hereunder or thereunder. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given. The Lenders may condition the giving or making of any amendment, waiver or consent of any term, covenant, agreement or condition of this Agreement or any other Credit Document on payment of a fee by the Borrowers.
In connection with any such proposed amendment, modification, waiver or termination requiring the consent of all Lenders (such proposed amendment, modification, waiver or termination, a “Proposed Change”), if the consent of the Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 8.04 being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender and provided no Event of Default has occurred and is continuing, at the Borrowers request, the Lender that is acting as the Administrative Agent or an Eligible Assignee that is acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender that is acting as the Administrative Agent or such Eligible Assignee, all of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this paragraph, the Revolving Loan Commitments, the Revolving Loans, L/C Advances, and participations in Swing Line Loans) for an amount equal to the principal balance of all Revolving Loans, L/C Advances and aggregate amounts funded under Section 2.03(c)(ii) in respect of Swing Line Loans, by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale (or such other amounts as may be agreed upon by the Non-Consenting Lender and the assignee). In such event, such Non-Consenting Lender agrees to execute an Assignment Agreement to reflect such purchase and sale, but regardless of whether such Assignment Agreement is executed, such Non-Consenting Lender’s rights hereunder, except rights under Section 8.03 with respect to actions prior to such date, shall cease from and after the date of tender by the purchaser of the amount of the purchase price.
     8.05. Successors and Assigns.
          (a) Binding Effect. This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent, the Security Trustee, all future holders of the Notes and their respective successors and permitted assigns, except that no Loan Party may assign or transfer any of its rights or obligations under any Credit Document without the prior written consent of the Administrative Agent, the Security Trustee and each Lender. Any purported assignment or transfer by a Loan Party in violation of the foregoing shall be null and void.
          (b) Participations. Any Lender may, without notice to or consent of the Borrowers, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in all or a portion of any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under this Agreement and the other Credit Documents (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans). In the event of any such sale by a Lender of participating interests, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Notes for all purposes under this Agreement and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any such sale is effected may require the selling Lender to obtain the consent of the Participant in order for such Lender to agree in writing to any amendment, waiver or consent of a type specified in clause (i), (ii), (iii), (iv), (v) or (vii) of Section 8.04(a) or Section 8.04(b) but may not otherwise require the selling Lender to obtain the consent of such Participant to any other amendment, waiver or consent hereunder. The Borrowers agree that if amounts outstanding under this Agreement and the other Credit Documents are not paid when due (whether upon acceleration or otherwise), each Participant shall, to the fullest extent permitted by law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any other Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Credit Documents; provided, however, that (i) no Participant shall exercise any rights under this sentence without the consent of the Administrative Agent, (ii) no Participant shall have any rights under this sentence which are greater than those of the selling Lender and (iii) such rights of setoff shall be subject to the obligation of such Participant to share the payment so obtained with all of the Lenders as provided in Section 2.10(b). The Borrowers also agree that any Lender which has transferred any participating interest in its Commitment or

Loans shall, notwithstanding any such transfer, be entitled to the full benefits accorded such Lender under Sections 2.11, 2.12 and 2.13, as if such Lender had not made such transfer.
          (c) Assignments. Any Lender may, at any time, sell and assign to any Lender or any Eligible Assignee (individually, an “Assignee Lender”) all or a portion of its rights and obligations under this Agreement and the other Credit Documents (including for purposes of this subsection (c), participations in L/C Obligations and in Swing Line Loans) (such a sale and assignment to be referred to herein as an “Assignment”) pursuant to an assignment agreement in substantially the form of Exhibit I (an “Assignment Agreement”) (which Assignment Agreement shall include an acknowledgment by the Assignee party thereto that it has received a copy of and is subject to the terms of the NRG Intercreditor Agreement), executed by each Assignee Lender and such assignor Lender (an “Assignor Lender”) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that:
               (i) Without the written consent of the Administrative Agent and, if no Event of Default has occurred and is continuing, the Borrowers (which consent of the Administrative Agent and the Borrowers shall not be unreasonably withheld or delayed), no Lender may make any Assignment to any Assignee Lender which is not, immediately prior to such Assignment, a Lender hereunder or an Affiliate thereof or Approved Fund as to such Lender;
               (ii) Without the written consent of (1) the Administrative Agent, (2) if such Assignment would result in the Assignee Lender becoming a Lender, the L/C Issuer and the Swing Line Lender, and (3) if no Event of Default has occurred and is continuing, the Borrowers (which consents shall not be unreasonably withheld or delayed), no Lender may make any Assignment to any Assignee Lender (I) that is less than Five Million Dollars ($5,000,000) in the aggregate or (II) if, after giving effect to such Assignment, the Commitment or Loans of such Lender or such Assignee Lender would be less than Five Million Dollars ($5,000,000) (except that, in each case, a Lender may make an Assignment which reduces its Commitment or Loans to zero without the written consent of the Borrowers and the Administrative Agent except to the extent such written consent is required by clause (i) above and clause (iii) below); and
               (iii) Without the written consent of the Administrative Agent and, if no Default or Event of Default has occurred and is continuing, the Borrower (which consent of the Administrative Agent and the Borrower shall not be unreasonably withheld or delayed), no Lender may make any Assignment which does not assign and delegate an equal pro rata interest in such Lender’s Revolving Loans, Revolving Loan Commitment and all other rights, duties and obligations of such Lender under this Agreement and the other Credit Documents.
Upon such execution, delivery, acceptance and recording of each Assignment Agreement, from and after the Assignment Effective Date determined pursuant to such Assignment Agreement, (A) each Assignee Lender thereunder shall be a Lender hereunder with a Revolving Loan Commitment and Loans as set forth on Attachment 1 to such Assignment Agreement and shall have the rights, duties and obligations of such a Lender under this Agreement and the other Credit Documents, and (B) the Assignor Lender thereunder shall be a Lender with a Revolving Loan Commitment and Loans as set forth on Attachment 1 to such Assignment Agreement or, if the Revolving Loan Commitment and Loans of the Assignor Lender have been reduced to $0, the Assignor Lender shall cease to be a Lender and to have any obligation to make any Loan; provided, however, that any such Assignor Lender which ceases to be a Lender shall continue to be entitled to the benefits of any provision of this Agreement which by its terms survives the termination of this Agreement. Each Assignment Agreement shall be deemed to amend Schedule I to the extent, and only to the extent, necessary to reflect the addition of each Assignee Lender, the deletion of each Assignor Lender which reduces its Revolving Loan Commitment and Loans to $0 and the resulting adjustment of Revolving Loan Commitment and Loans arising from the purchase by each Assignee Lender of all or a portion of the rights and obligations of an Assignor Lender under this Agreement and the other Credit Documents. On or prior to the Assignment Effective Date determined pursuant to each Assignment Agreement, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Revolving Loan Note of the Assignor Lender thereunder, a new Revolving Loan Note to each Assignee Lender thereunder that requests such a note (with each new Revolving Loan Note to be in an amount equal to the Revolving Loan Commitment assumed by such Assignee Lender) and, if the Assignor Lender is continuing as a Lender hereunder, a new Revolving Loan Note to the Assignor Lender if so requested by such Assignor Lender (with the new Revolving Loan Note to be in an amount equal to the Revolving Loan Commitment retained by it). Each such new Revolving Loan Note shall be dated the Closing Date, and each such new Note shall otherwise be in the form of the Note replaced thereby. The Notes surrendered by the Assignor Lender shall be returned by the Administrative Agent to the Borrowers marked “Replaced”. Each Assignee Lender which was not previously a Lender hereunder and which is not incorporated under the laws of the United States of America or a state thereof shall, within three (3) Business Days of becoming a Lender, deliver to the Borrowers and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI (or successor applicable form), as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, but only if and to the extent such Lender is legally entitled to do so and if such Lender is unable to, such Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.15) shall not be entitled to indemnification for Taxes under Section 2.12 greater than that to which its assignor was entitled immediately preceding such Assignment.
Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Revolving Loan Commitment and Loans pursuant to subsection (c) above, Wells Fargo may, (i) upon 30 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon five Business Days’ notice to the Borrowers, terminate the Swing Line. In the event of any such resignation as L/C Issuer or termination of the Swing Line, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Wells Fargo as L/C Issuer or the termination of the Swing Line, as the case may be. Wells Fargo shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.02(c)). If Wells Fargo terminates the Swing Line, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such termination, including the right to require the Lenders to make Base Rate Loans or fund participations in outstanding Swing Line Loans pursuant to Section 2.03(c).
It is intended that no Lender (other than the Lender serving as the Administrative Agent) have a Revolving Loan Commitment (or if the Revolving Loan Commitments have been terminated, principal amount of the Obligations) (collectively, a “Revolving Loan Hold Level”) that is equal to or greater than the Revolving Loan Hold Level of the Lender serving as the Administrative Agent. If at any time any Lender (other than the Lender serving as the Administrative Agent) shall have a Revolving Loan Hold Level that is equal to or greater than the Revolving Loan Hold Level of the Lender serving as the Administrative Agent (as such Revolving Loan Hold Level of the Lender serving as the Administrative Agent was in effect on the Closing Date or if increased, as in effect from time to time), such Lender shall notify the Borrowers and the Administrative Agent in writing of such circumstance. The Borrowers shall have the right to request that such Lender use commercially reasonable efforts to assign that portion of its Revolving Loan Hold Level and related interests which is equal to or exceeds the Administrative Agent’s Revolving Loan Hold Level (as in effect on the Closing date, or if increased, as in effect at such time), as contemplated in this Section 8.05(c) (with the registration and processing fee related to any assignment requested under this paragraph to be paid or waived by the Administrative Agent and the reasonable costs related to the preparation of each Assignment Agreement by the Administrative Agent’s legal counsel for any assignment requested under this paragraph to be paid by the Administrative Agent) to Eligible Assignees, so as to cause such Lender’s Revolving Loan Hold Level to be less than the Revolving Loan Hold Level of the Lender serving as the Administrative Agent (as such Revolving Loan Hold Level of the Lender serving as the Administrative Agent was in effect on the Closing Date or if increased, as in effect at such time).
Notwithstanding anything set forth in this Section 8.5(c) to the contrary, in no event shall any Lender be required to assign its Revolving Loan Hold Level and related interests if such Lender would incur a loss as a result of such assignment.
          (d) Register. The Administrative Agent shall maintain at its address referred to in Section 8.01 a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Loan Commitment or Loans of each Lender from time to time. The entries in the Register shall be conclusive in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (e) Registration. Upon its receipt of an Assignment Agreement executed by an Assignor Lender and an Assignee Lender (and, to the extent required by Section 8.05(c), by the Borrowers and the Administrative Agent) together with payment to the Administrative Agent by Assignor Lender of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment Agreement and (ii) on the Assignment Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrowers. The Administrative Agent may, from time to time at its election, prepare and deliver to the Lenders and the

Borrowers a revised Schedule I reflecting the names, addresses and Revolving Loan Commitment or Loans of all Lenders then parties hereto (and in any event Schedule I shall be deemed amended to reflect any assignment consummated pursuant to the terms of this Agreement or upon any Lender becoming a party to this Agreement by any other means (including pursuant to a joinder as contemplated by Section 2.01(b).
          (f) Confidentiality. Subject to Section 8.10, the Administrative Agent, the Security Trustee and the Lenders may disclose the Credit Documents and any financial or other information relating to the Loan Parties to each other or to any potential Participant or Assignee Lender.
          (g) Pledges to Federal Reserve Banks; Other Pledges of Notes. Notwithstanding any other provision of this Agreement, any Lender may at any time assign all or a portion of its rights under this Agreement and the other Credit Documents to a Federal Reserve Bank. No such assignment shall relieve the assigning Lender from its obligations under this Agreement and the other Credit Documents. In the case of any Lender that is a Fund, such Lender may (i) assign or pledge all or any portion of the Loans held by it (and Notes evidencing such Loans) to the trustee under any indenture to which such Lender is a party in support of its obligations to the trustee for the benefit of the applicable trust beneficiaries, or (ii) pledge all or any portion of the Loans held by it (and Notes evidencing such Loans) to its lenders for collateral security purpose; provided, however, no such pledgee under clause (i) or (ii) shall become a Lender hereunder (by foreclosure, transfer in lieu of foreclosure or otherwise) unless and until it complies with the assignment provisions of this Agreement to become a Lender hereunder and has received all consents required hereunder.
          (h) Assignments by Wells Fargo. Notwithstanding any provision in this Section 8.05 to the contrary, no Assignment by Wells Fargo shall be subject to the requirements set forth in clauses (i), (ii) and (iii) of the proviso of Section 8.05(c) until the syndication of the Revolving Loan Commitments and the Loans has been completed in accordance with the terms and subject to the limitations in the Administrative Agent’s Fee Letter, and no registration or processing fee shall be payable in connection with any such Assignment by Wells Fargo.
          (i) True Sale. All participations in the Obligations or any portion thereof, whether pursuant to provisions hereof or otherwise, are intended to be “true sales” for purposes of financial reporting in accordance with Statement of Financial Accounting Standards No. 140. Accordingly, the L/C Issuer or any Lender that sells or is deemed to have sold a participation in the Obligations (including any participations in Letters of Credit and/or Loans, any participations described in clause (b) above and any participations under Section 2.10(b)) (each a “Participation Seller”) hereby agrees that if such Participation Seller receives any payment in respect of the Obligations to which such participation relates through the exercise of setoff by such Participation Seller against the Borrowers or any other obligor, then such Participation Seller agrees to promptly pay to the participating party in such participation such participant’s pro rata share of such setoff (after giving effect to any sharing with the Lenders under Section 2.10(b) hereof).

     8.06. Setoff; Security Interest.
          (a) Setoffs By Lenders. In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent but without prior notice to or consent of the Borrowers, any such notice and consent being expressly waived by the Borrowers to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, to set-off and apply against the Obligations any amount owing from such Lender to the Borrowers. The aforesaid right of set-off may be exercised by such Lender against the Borrowers or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrowers or against anyone else claiming through or against the Borrowers or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off may not have been exercised by such Lender at any prior time. Each Lender agrees promptly to notify the Borrowers after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.
          (b) Security Interest. As security for the Obligations, the Borrowers hereby grant to the Administrative Agent, the Security Trustee and each Lender, for the benefit of the Administrative Agent, the Security Trustee and the Lenders, a continuing security interest in any and all deposit accounts or moneys of a Borrower now or hereafter maintained with such Lender. Each Lender shall have all of the rights of a secured party with respect to such security interest.
     8.07. No Third Party Rights. Nothing expressed in or to be implied from this Agreement is intended to give, or shall be construed to give, any Person, other than the parties hereto and their permitted successors and assigns hereunder, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or under or by virtue of any provision herein.
     8.08. Partial Invalidity. If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.
     8.09. Jury Trial. EACH OF THE BORROWERS, THE LENDERS, THE ADMINISTRATIVE AGENT AND THE SECURITY TRUSTEE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT.
     8.10. Confidentiality. Neither any Lender nor the Administrative Agent nor the Security Trustee shall disclose to any Person any Confidential Information, except that any Lender, the Security Trustee or the Administrative Agent may disclose any such information (a) to its own directors, officers, employees, auditors, counsel and other advisors and to its

Affiliates; (b) to any other Lender, the Trade Bank, the Security Trustee or the Administrative Agent; (c) which is otherwise known or available to the public or which is otherwise known to the receiving party prior to the time such Confidential Information was delivered to any Lender, the Security Trustee or the Administrative Agent; (d) if required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender, the Security Trustee or the Administrative Agent; (e) if required in response to any summons or subpoena; (f) in connection with any enforcement by the Lenders, the Security Trustee and the Administrative Agent of their rights under this Agreement or the other Credit Documents or any litigation among the parties relating to the Credit Documents or the transactions contemplated thereby; (g) to comply with any Requirement of Law applicable to such Lender, the Security Trustee or the Administrative Agent; (h) to any Assignee Lender or Participant or any prospective Assignee Lender or Participant; provided that such Assignee Lender or Participant or prospective Assignee Lender or Participant agrees to be bound by the provisions of (or provisions substantially similar to) this Section 8.10; or (i) otherwise with the prior consent of such Loan Party; provided, however, that any disclosure made in violation of this Agreement shall not affect the obligations of the Loan Parties under this Agreement and the other Credit Documents. Nothing in this Section 8.10 shall limit the use of any Platform as described in Section 8.01(b).
     8.11. Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by all the parties hereto shall be deemed to constitute a complete, executed original for all purposes. Transmission by telecopier of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.
     8.12. Consent to Jurisdiction. Each of the parties to this Agreement irrevocably submits to the non-exclusive jurisdiction of the courts of the State of New York and the courts of the United States of America located in New York, New York and agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any of the other Credit Documents may be brought against such party in any such courts. In addition, the Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of any State (each a “Real Property State”) where any real property described in any Real Property Security Agreement is located and the courts of the United States of America located in any such Real Property State and agrees that any legal action, suit or proceeding arising out of or relating to any Real Property Security Agreement related to real property located in a Real Property State may be brought against such party in any such courts in such Real Property State. Final judgment against any party in any such action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law. Nothing in this Section 8.12 shall affect the right of any party to commence legal proceedings or otherwise sue any other party in any other appropriate jurisdiction, or concurrently in more than one jurisdiction, or to serve process, pleadings and other papers upon any other party in any manner authorized by the laws of any such jurisdiction. The Borrowers agree that process served either personally or by registered mail shall, to the extent permitted by law, constitutes adequate service of process in any such suit. Each of the parties to this Agreement irrevocably waives to the fullest extent permitted by applicable law (a) any objection which it may have now or in the future to the laying of the venue of any such action, suit or proceeding in any court referred to in the first sentence above; (b) any claim that any such action, suit or proceeding has been brought in an inconvenient forum; (c) its right of removal of any matter commenced by any other party in the courts of the State of New York or any Real Property State to any court of the United States of America; (d) any immunity which it or its assets may have in respect of its obligations under this Agreement or any other Credit Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process; and (e) any right it may have to require the moving party in any suit, action or proceeding brought in any of the courts referred to above arising out of or in connection with this Agreement or any other Credit Document to post security for the costs of any party or to post a bond or to take similar action.
     8.13. Relationship of Parties. The relationship between the Borrowers, on the one hand, and the Lenders, the Security Trustee and the Administrative Agent, on the other, is, and at all times shall remain, solely that of borrowers and lenders. None of the Lenders, the Security Trustee or the Administrative Agent shall under any circumstances be construed to be partners or joint venturers of the Borrowers or any of their Affiliates; nor shall the Lenders nor the Administrative Agent nor the Security Trustee under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrowers or any of their Affiliates, or to owe any fiduciary duty to the Borrowers or any of their Affiliates. The Lenders, the Security Trustee and the Administrative Agent do not undertake or assume any responsibility or duty to the Borrowers or any of their Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform the Borrowers or any of their Affiliates of any matter in connection with its or their property, any security held by the Administrative Agent, the Security Trustee or any Lender or the operations of the Borrowers or any of their Affiliates. The Borrowers and each of their Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Lender, the Security Trustee or the Administrative Agent in connection with such matters is solely for the protection of the Lenders, the Security Trustee and the Administrative Agent and neither the Borrowers nor any of their Affiliates is entitled to rely thereon.
     8.14. Time. Time is of the essence as to each term or provision of this Agreement and each of the other Credit Documents.
     8.15. Waiver of Punitive Damages. Notwithstanding anything to the contrary contained in this Agreement, each Borrower hereby agrees that it shall not seek from the Lenders, the Security Trustee or the Administrative Agent punitive damages under any theory of liability.
     8.16. USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.
     8.17. Clarification. Notwithstanding anything to the contrary, the parties hereto understand and agree that Wells Fargo is acting in various capacities under this Agreement and the other Credit Documents and therefore shall be permitted to fulfill its roles and manage its various duties hereunder in such manner as Wells Fargo sees fit and, for the avoidance of doubt, in lieu of sending notices to itself when acting in different capacities Wells Fargo may keep internal records regarding all such communications, notices and actions related to this Agreement and the other Credit Documents in accordance with its past practice.
     8.18. Waivers and Agreements of Borrowers. While not intended by the parties hereto, if it is determined that any Borrower is a surety of any other Borrower:
          (a) Without limiting the provisions of Section 1.13, the covenants, agreements and obligations of each Borrower set forth herein are joint and several and shall be primary obligations of such Borrower, and such obligations shall be absolute, unconditional and irrevocable, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever, foreseeable or unforeseeable.
          (b) Each Borrower hereby waives (i) any right of redemption with respect to the Collateral after the sale hereunder, and all rights, if any, of marshalling of the Collateral or other collateral or security for the Obligations and (ii) any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, the Security Trustee or any Lender to (A) proceed against any other Borrower or any other Person, (B) proceed against or exhaust any other collateral or security for any of the Obligations or (C) pursue any remedy in the Administrative Agent’s, the Security Trustee’s or any Lender’s power whatsoever. Each Borrower hereby waives any defense based on or arising out of any defense of any other Borrower or any other Person other than payment in full of the Obligations, including, without limitation, any defense based on or arising out of the disability of any other Borrower or any other Person, or the enforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower other than payment in full of the Obligations. The Administrative Agent and the Security Trustee may, at its respective election, foreclose on any security held by the Administrative Agent or the Security Trustee by one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or the Security Trustee may have against any other Borrower or any other Person, or any security, without affecting or impairing in any way the liability of any Borrower hereunder except to the extent the Obligations have been paid in full. Each Borrower waives all rights and defenses arising out of an election of remedies by the Administrative Agent or the Security Trustee, even though that election of remedies, such as nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Borrower’s rights of subrogation and reimbursement against the other Borrower.
[The first signature page follows.]

     IN WITNESS WHEREOF, the Borrowers, the Lenders, the Administrative Agent, the Security Trustee, the L/C Issuer and the Swing Line Lender have caused this Agreement to be executed as of the day and year first above written.

BORROWERS:

AMERICAN COMMERCIAL LINES LLC,
a Delaware limited liability company

By:

Name:

Title:

JEFFBOAT LLC,
a Delaware limited liability company

By:

Name:

Title:

ACL TRANSPORTATION SERVICES LLC,
a Delaware limited liability company (formerly known as Louisiana Dock Company LLC)

By:

Name:

Title:

ADMINISTRATIVE AGENT, SECURITY TRUSTEE, L/C ISSUER AND SWING LINE LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Security Trustee, L/C Issuer and Swing Line Lender

By:

Name:

Title:

THE LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

BANK OF AMERICA, N.A.

By:

Name:

Title:

BRANCH BANKING AND TRUST COMPANY

By:

Name:

Title:

FIFTH THIRD BANK

By:

Name:

Title:

FORTIS CAPITAL CORP.

By:

Name:

Title:

JPMORGAN CHASE BANK, N.A.

By:

Name:

Title:

LASALLE BANK NATIONAL ASSOCIATION

By:

Name:

Title:

NATIONAL CITY BANK

By:

Name:

Title:

PNC BANK, NATIONAL ASSOCIATION

By:

Name:

Title:

SUNTRUST BANK

By:

Name:

Title:

U.S. BANK NATIONAL ASSOCIATION

By:

Name:

Title:

WACHOVIA BANK, N.A.

By:

Name:

Title:

The following is a brief description of the schedules and exhibits omitted from the Credit Agreement. The Company will supplementally provide the Securities and Exchange Commission with any omitted schedule or exhibit upon request.
SCHEDULES

SCHEDULE I -	THE LENDERS
SCHEDULE II -	EXISTING LETTERS OF CREDIT
SCHEDULE 1.01(A) -	REAL PROPERTY SECURITY DOCUMENTS
SCHEDULE 1.01(B) -	VESSEL SECURITY DOCUMENTS
SCHEDULE 3.01 -	CONDITIONS PRECEDENT
SCHEDULE 4.01(G) -	LITIGATION
SCHEDULE 4.01(H)(1) -	TOWBOATS, BARGES AND OTHER VESSELS
SCHEDULE 4.01(H)(2) -	VESSELS NOT DOCUMENTED UNDER U.S. LAW AND DRYDOCKS
SCHEDULE 4.01(H)(3) -	REAL PROPERTY
SCHEDULE 4.01(K) -	MULTIEMPLOYER PLANS
SCHEDULE 4.01(O) -	SUBSIDIARIES
SCHEDULE 4.01(U) -	INSURANCE
SCHEDULE 4.01(V) -	AGREEMENTS WITH AFFILIATES, ETC.
SCHEDULE 4.01(X) -	ENVIRONMENTAL MATTERS
SCHEDULE 5.02(A) -	EXISTING INDEBTEDNESS
SCHEDULE 5.02(B) -	EXISTING LIENS
SCHEDULE 5.02(E) -	EXISTING INVESTMENTS
EXHIBITS

EXHIBIT A	NOTICE OF LOAN BORROWING
EXHIBIT B	NOTICE OF CONVERSION
EXHIBIT C	NOTICE OF INTEREST PERIOD SELECTION
EXHIBIT D	NOTICE OF SWING LINE BORROWING
EXHIBIT E	REVOLVING LOAN NOTE
EXHIBIT F	VESSEL MORTGAGE
EXHIBIT G	NRG INTERCREDITOR AGREEMENT
EXHIBIT H	SWING LINE NOTE
EXHIBIT I	ASSIGNMENT AGREEMENT
EXHIBIT J	COMPLIANCE CERTIFICATE
EXHIBIT K	PERFECTION CERTIFICATE
EXHIBIT L	SECURITY AGREEMENT
EXHIBIT M	INTELLECTUAL PROPERTY SECURITY AGREEMENT
EXHIBIT N	CONTROL AGREEMENT
EXHIBIT O	GUARANTY